EXHIBIT 10.1

CREDIT AGREEMENT
dated as of
January 26, 2011
among
UNCLE ACQUISITION 2010 CORP
(to be merged with and into UCI INTERNATIONAL, INC.),
UCI INTERNATIONAL, INC.
(as a successor by merger to UNCLE ACQUISITION 2010 CORP),
UCI HOLDINGS LIMITED,
UCI ACQUISITION HOLDINGS (NO. 1) CORP,
UCI ACQUISITION HOLDINGS (NO. 2) CORP,
THE LENDERS PARTY HERETO
and
CREDIT SUISSE AG,
as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,
HSBC SECURITIES (USA) INC.
and
NOMURA SECURITIES NORTH AMERICA, LLC,
as Joint Bookrunners and Joint Lead Arrangers
SUMITOMO MITSUI BANKING CORPORATION,
as Documentation Agent

i

SCHEDULES

Schedule 1.01(a)	—	Excluded Subsidiaries
Schedule 1.01(b)	—	Existing Letters of Credit
Schedule 1.01(c)	—	Subsidiary Guarantors
Schedule 2.01	—	Lenders and Commitments
Schedule 3.04	—	Governmental Approvals
Schedule 3.08	—	Subsidiaries
Schedule 3.09	—	Litigation
Schedule 3.17	—	Environmental Matters
Schedule 3.18	—	Insurance
Schedule 3.19(a)	—	UCC Filing Offices
Schedule 3.20	—	Owned Real Property
Schedule 4.02(a)	—	Opinions of Counsel to be Delivered at Closing
Schedule 4.02(f)	—	Security Documents
Schedule 5.13	—	Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(k)	—	Existing Investments
Schedule 6.06(b)	—	Existing Encumbrances
Schedule 6.07	—	Transactions with Affiliates

EXHIBITS

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Guarantor Joinder
Exhibit E	—	Agreed Security Principles
Exhibit F	—	Form of U.S. Collateral Agreement
Exhibit G	—	Form of First Lien Intercreditor Agreement
Exhibit H	—	Form of Second Lien Intercreditor Agreement
Exhibit I	—	Form of Affiliate Subordination Agreement
Exhibit J	—	Form of Opinion of Debevoise & Plimpton LLP (New York)
Exhibit K-1	—	Form of Opinion of Richards, Layton & Finger, P.A. (Delaware)
Exhibit K-2	—	Form of Opinion of Ballard Spahr LLP (Pennsylvania)
Exhibit K-3	—	Form of Opinion of Tzangas, Plakas, Mannos & Raies, Ltd. (Ohio)
Exhibit K-4	—	Form of Opinion of Russell McVeagh (New Zealand)
Exhibit L	—	Form of Compliance Certificate
Exhibit M	—	Form of Solvency Certificate
Exhibit N-1	—	Form of Borrowing Subsidiary Agreement
Exhibit N-2	—	Form of Borrowing Subsidiary Termination
Exhibit O	—	Form of Additional Secured Party Acknowledgment

v

     CREDIT AGREEMENT dated as of January 26, 2011 (this “Agreement”), among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (“Merger Sub”) and the initial Closing Date Borrower hereunder (to be merged with and into UCI INTERNATIONAL, INC.), UCI INTERNATIONAL, INC., a Delaware corporation (the “Acquired Company”) (as successor by merger to Merger Sub), UCI HOLDINGS LIMITED, a New Zealand limited liability company (“Holdings”), UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation (“Acquisition Holdings (No. 1)”), UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation (“Acquisition Holdings (No. 2)”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), the Lenders and CREDIT SUISSE AG, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”).
     Holdings intends to acquire (the “Acquisition”), through Merger Sub, a Wholly Owned Subsidiary of Holdings, all the Equity Interests of the Acquired Company, pursuant to the Merger Agreement. In connection with the Acquisition, (a) Rank will contribute, through one or more parent companies of Holdings, an aggregate amount of approximately $320,000,000 in cash to Holdings as common equity, (b) Holdings will contribute, through one or more Subsidiaries, the amount so received under clause (a) to Merger Sub as cash common equity (the equity contributions described in clauses (a) and (b), collectively, the “Equity Contribution”), (c) Merger Sub will issue the Senior Unsecured Notes, (d) Merger Sub will be merged with and into the Acquired Company (the “Merger”), with the Acquired Company surviving as an indirect Wholly Owned Subsidiary of Holdings and assuming by operation of law all of the obligations of Merger Sub as the Closing Date Borrower under this Agreement and with the existing stockholders of the Acquired Company (subject to stockholder dissent rights) receiving an aggregate amount of approximately $375,000,000 in cash (the “Merger Consideration”), (e) on the Closing Date, the Acquired Company will (i) issue a redemption notice to redeem all of the Acquired Company’s outstanding Floating Rate Senior PIK Notes due 2013 (the “PIK Notes”) that have not been repurchased, repaid or redeemed on or prior to the Closing Date and (ii) comply with the provisions of the indenture governing the PIK Notes dated as of December 20, 2006 (the “PIK Notes Indenture”), to satisfy and discharge such indenture as to all such PIK Notes, (f) the Acquired Company and its subsidiaries will repay in full all amounts due or outstanding under the Existing Credit Agreement, and the Existing Credit Agreement will be terminated, and (g) a merger between United Components Inc. (“United Components”), a Wholly Owned Subsidiary of the Acquired Company, and UCI Acquisition Holdings, Inc., a Wholly Owned Subsidiary of the Acquired Company, will be effected, with the result that United Components will be a direct Wholly Owned Subsidiary of the Acquired Company (the “Consolidation Transaction” and, together with the Acquisition and the transactions described in clauses (a) to (f) above, the “Acquisition Transactions”). Upon the effectiveness of the Merger, the Acquired Company will succeed to all rights and obligations of Merger Sub by operation of law and all references herein to the term “Closing Date Borrower” shall be deemed to be references to the Acquired Company.
     In connection with the Acquisition, the Closing Date Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $300,000,000, and (b) Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $75,000,000. The Closing Date Borrower has requested the Swingline Lender to extend credit, at any time and from time to time after the Closing Date and until the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $15,000,000. The Closing Date Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $50,000,000 under the Revolving Credit Commitments. The proceeds of the Term Loans are to be used solely to (a) pay a portion of the Merger Consideration, (b) repurchase, repay or redeem the PIK Notes tendered on or prior to the Closing Date, if any, and, on the Closing Date, to satisfy and discharge the PIK Notes Indenture as to all remaining PIK Notes, (c) repay all amounts due or outstanding under the Existing Credit Agreement and (d) pay the premiums, fees and expenses incurred in connection with the Acquisition Transactions. The proceeds of the Revolving Loans and the Swingline Loans are to be used solely for general corporate purposes of Holdings and the Subsidiaries. Letters of Credit are to be requested solely for general corporate purposes of Holdings and the Subsidiaries.
     The Lenders are willing to extend such credit to the Closing Date Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers and Holdings, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Accepting Lenders” shall have the meaning assigned to such term in Section 9.22(a).
     “Acquired Company” shall have the meaning assigned to such term in the introductory statement to this Agreement.

     “Acquired Entity” shall have the meaning assigned to such term in Section 6.04(g).
     “Acquisition” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Acquisition Holdings (No. 1)” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Acquisition Holdings (No. 2)” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Acquisition Transactions” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Additional Junior Secured Indebtedness” shall have the meaning assigned to such term in Section 6.01(o).
     “Additional Secured Party Acknowledgment” shall mean an Additional Secured Party Acknowledgment, substantially in the form attached hereto as Exhibit O or in another form permitted by the Administrative Agent.
     “Additional Senior Secured Indebtedness” shall have the meaning assigned to such term in Section 6.01(n).
     “Additional Subordinated Indebtedness” shall have the meaning assigned to such term in Section 6.01(w).
     “Additional Unsecured Indebtedness” shall have the meaning assigned to such term in Section 6.01(o).
     “Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves. Notwithstanding the foregoing, the “Adjusted LIBO Rate” shall be deemed to be not less than 1.50% per annum.
     “Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

     “Advance Auto Parts Factoring Arrangement” shall mean those certain transactions contemplated by any factoring agreement pursuant to which any Subsidiary factors Receivables due from Advance Stores Company Incorporated or its successors or Affiliates.
     “Affected Class” shall have the meaning assigned to such term in Section 9.22(a).
     “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the definition of “Eligible Assignee” and Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.
     “Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit I pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.
     “Agents” shall have the meaning assigned to such term in Article VIII.
     “Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
     “Agreed Security Principles” shall mean the principles set forth on Exhibit E.
     “Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings or any Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.
     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a three-month Interest Period commencing on the second Business Day after such day plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.
     “Applicable Discount” shall have the meaning assigned to such term in Section 2.12(b)(iii).
     “Applicable Margin” shall mean, for any day, (a) with respect to any Eurocurrency Loan, 4.00% per annum, (b) with respect to any ABR Loan, 3.00% per annum, (c) with respect to any Incremental Term Loan or Incremental Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto, and (d) with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Loan Modification Agreement relating thereto.
     “Approved Factoring Arrangements” shall mean, collectively (a) the Advance Auto Parts Factoring Arrangement, the AutoZone Factoring Arrangement, the CarQuest Factoring Arrangement, the NAPA Factoring Arrangement and the O’Reilly Factoring Arrangement and (b) any factoring transactions (i) relating to the Receivables (and any Related Security) of an Acquired Entity and its subsidiaries and approved in writing by the Administrative Agent or (ii) contemplated by any factoring agreement to which an Acquired Entity is a party and pursuant to which such Acquired Entity factors Receivables due from one or more of its customers (each transaction described in this clause (b), an “Additional Approved Factoring Arrangement”); provided that, in the case of an Additional Approved Factoring Arrangement described in clause (b)(ii), such Additional Approved Factoring Arrangement shall (x) exist at the time of the Permitted Acquisition with respect to such applicable Acquired Entity and not be created in contemplation of or in connection with such Permitted Acquisition, (y) be identified to the Administrative Agent promptly following the agreement by Holdings or the relevant Subsidiary to acquire the Acquired Entity (and in any event prior to the consummation of such Permitted Acquisition) and (z) be on terms customary for similar factoring transactions.
     “Arrangers” shall mean Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and Nomura Securities North America, LLC.
     “Asset Sale” shall mean any sale, transfer or other disposition (including by way of merger, amalgamation, casualty, condemnation or otherwise) by Holdings or any Subsidiary to any Person other than any Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any Subsidiary (including any issuance thereof) (other than any sale or issuance of directors’ qualifying shares) or (b) any other assets of Holdings or any Subsidiary, in each case, other than:
     (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business;
     (ii) dispositions between or among Subsidiaries that are not Loan Parties;
     (iii) dispositions of (x) Receivables (and any Related Security) in connection with an Approved Factoring Arrangement, (y) other Receivables (and any Related Security) in connection with non-recourse (other than customary limited recourse obligations) factoring or similar arrangements in the ordinary course of business; provided that (A) the aggregate amount of such Receivables disposed of pursuant to this clause (iii)(y) in any fiscal quarter of Holdings shall not exceed 15% of the aggregate amount of Receivables of the Loan Parties generated during the immediately preceding four fiscal quarters (on a pro forma basis for any Permitted Acquisition) and (B) the annual percentage discount on the face amount of Receivables disposed of in any such disposition pursuant to this clause (iii)(y) shall not exceed a percentage equal to the greater of (1) the Adjusted LIBO Rate for a three-month Interest Period commencing on the date of such disposition and (2) 1.75%, in each case plus the Applicable Margin then applicable to Eurocurrency Revolving Loans and (z) Securitization Assets in connection with a Permitted Receivables Financing;
     (iv) any disposition constituting an investment permitted under Section 6.04(a), Section 6.04(i) or Section 6.04(r);
     (v) dispositions consisting of the granting of Liens permitted by Section 6.02; and
     (vi) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $1,000,000.
     For the avoidance of doubt, the term “Asset Sale” shall include any Specified Asset Sale.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
     “Auction” shall have the meaning assigned to such term in Section 2.12(b)(i).
     “Auction Notice” shall have the meaning assigned to such term in Section 2.12(b)(i).
     “Auction Amount” shall have the meaning assigned to such term in Section 2.12(b)(i).
     “AutoZone Factoring Arrangement” shall mean those certain transactions contemplated by any factoring agreement pursuant to which any Subsidiary factors Receivables due from Autozone, Inc. or its successors or Affiliates.
     “Available Amount” shall mean, at any date, the excess, if any, of (a)(i) the aggregate cumulative amount, not less than zero in any given fiscal year, of Excess Cash Flow for all fiscal years (commencing with the fiscal year ended December 31, 2011) ending on or prior to such date that is not required pursuant to the provisions of Section 2.13(c) to be applied to the prepayment of Term Loans plus (ii) to the extent not included in Consolidated EBITDA for such fiscal year, an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash and Permitted Investments for such fiscal years by Holdings or any Loan Party in respect of any investments made with the Available Amount over (b) the aggregate amounts expended by Holdings and the Subsidiaries on or prior to such date to make investments pursuant to Section 6.04(p), to make Restricted Payments pursuant to Section 6.06(a)(ix), to prepay, redeem, repurchase, retire or otherwise acquire Indebtedness pursuant to Section 6.09(c) and to make Capital Expenditures pursuant to Section 6.10.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower Materials” shall have the meaning assigned to such term in Section 9.01.
     “Borrowers” shall mean the Closing Date Borrower and any other Wholly Owned Subsidiary of Holdings that becomes a party hereto as a Borrower pursuant to Section 9.19.
     “Borrowing” shall mean (a) Loans (other than Swingline Loans) of the same Class and Type made, converted or continued by the same Borrower on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
     “Borrowing Request” shall mean a request by any Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
     “Borrowing Subsidiary Agreement” shall mean a Borrowing Subsidiary Agreement substantially in the form of Exhibit N-1.
     “Borrowing Subsidiary Termination” shall mean a Borrowing Subsidiary Termination substantially in the form of Exhibit N-2.
     “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall exclude any day on which banks are not open for dealing in dollar deposits in the London interbank market.
     “Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by Holdings and its consolidated Subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) any such expenditure financed with the proceeds of Qualified Capital Stock or Subordinated Shareholder Loans, (iii) any such expenditure that constitutes a Permitted Acquisition or an investment in another Person permitted by Section 6.04 and (iv) any such expenditure that constitutes an amount reinvested in accordance with the definition of “Net Cash Proceeds”.
     “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “CarQuest Factoring Arrangement” shall mean those certain transactions contemplated by any factoring agreement pursuant to which any Subsidiary factors Receivables due from General Parts, Inc. or its successors or Affiliates.
     “Cash Management Bank” shall mean any Person at the time it provides any Cash Management Services that (a) was, at the time of entry into the agreement to provide such Cash Management Services, the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender or (b) is approved by the Administrative Agent acting reasonably; provided that each Cash Management Bank has executed and delivered to the Administrative Agent an Additional Secured Party Acknowledgment, which has not been cancelled.
     “Cash Management Obligations” shall mean obligations owed by a Borrower or any other Subsidiary to any Cash Management Bank at the time it provides any Cash Management Services.
     “Cash Management Services” shall mean any composite accounting or other cash pooling arrangements and netting, overdraft protection, employee credit card programs, automatic clearing house arrangements and other arrangements with any bank arising under standard business terms of such bank.
     A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Investors shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, (b) after a Qualified Public Offering, (i) a majority of the Board of Directors of Holdings shall not be Continuing Directors or (ii) the Permitted Investors shall cease to own, directly or indirectly, at least 35% of the Equity Interests of Holdings and any other “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own a greater amount (it being understood that if any such person or group includes one or more Permitted Investors, the Equity Interests of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (ii) is triggered) or (c) any Borrower shall cease to be a Wholly Owned Subsidiary of Holdings.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date or, to the extent the concept is applied to an Incremental Lender in its capacity as such, the date of the relevant Incremental Assumption Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or, to the extent the concept is applied to an Incremental Lender in its capacity as such, the date of the relevant Incremental Assumption Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date or, to the extent the concept is applied to an Incremental Lender in its capacity as such, the date of the relevant Incremental Assumption Agreement.
     “Charges” shall have the meaning assigned to such term in Section 9.09.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Specified Incremental Revolving Loans, Other Revolving Loans, Term Loans, Specified Incremental Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Swingline Commitment, Incremental Revolving Credit Commitment, Other Revolving Credit Commitment, Term Loan Commitment or Incremental Term Loan Commitment.
     “Closing Date” shall mean January 26, 2011.
     “Closing Date Borrower” shall mean Merger Sub; provided that, upon the effectiveness of the Merger, “Closing Date Borrower” shall mean the Acquired Company.
     “Code” shall mean the U.S. Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended from time to time.
     “Collateral” shall mean all the “Collateral” as defined in the Security Documents.
     “Collateral Agent” shall mean Wilmington Trust FSB, in its capacity as collateral agent under each Collateral Agreement and any successor thereto.
     “Collateral Agreement” shall mean each of the U.S. Collateral Agreement and each Foreign Collateral Agreement.
     “Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Swingline Commitment, Incremental Revolving Credit

Commitment, Other Revolving Credit Commitment, Term Loan Commitment or Incremental Term Loan Commitment.
     “Commitment Fees” shall have the meaning assigned to such term in Section 2.05(a).
     “Communications” shall have the meaning assigned to such term in Section 9.01.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Acquired Company dated January 2011.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated net financial expense for such period, (ii) consolidated expense for taxes based on income, profits or capital for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non recurring fees, expenses or charges in connection with the consummation and implementation of the Transactions, any Permitted Acquisition or any offering of Equity Interests or Indebtedness permitted hereunder (whether or not consummated), (v) Restructuring Costs, (vi) Cost Savings, (vii) any decrease in Consolidated Net income for such period resulting from purchase accounting in connection with any acquisition, (viii) any non-cash charges (other than the write-down of current assets) for such period, (ix) any extraordinary charges, (x) any Non-Recurring Charges, (xi) stock option-based and other equity-based compensation expenses for such period and (xii) any costs and expenses incurred in connection with Customer Ramp-Ups; provided that (A) such costs and expenses are paid or otherwise accounted for within six months of the date the relevant change-over begins and (B) the aggregate amount of such costs and expenses shall not exceed $10,000,000 in any fiscal year of Holdings and minus (b) without duplication (i) all cash payments made during such period on account of reserves and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(viii) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any gains which are of an abnormal, unusual, extraordinary or non-recurring nature and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Senior Secured Leverage Ratio for any period, (A) the Consolidated EBITDA of any Acquired Entity acquired by Holdings or any Subsidiary pursuant to a Permitted Acquisition during such period (or, for purposes of determining whether any transaction is permitted under Section 6.01(n), after the end of such period and on or prior to the date of such determination) shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by Holdings or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition occurred as of the first day of such period). For purposes of determining the Senior Secured Leverage Ratio and the Interest Coverage Ratio as of or for the periods ended on June 30, 2011, September 30, 2011 and December 31, 2011, Consolidated EBITDA (prior to giving effect to the proviso in the immediately preceding sentence) will be deemed to be equal to (i) for the fiscal quarter ended September 30, 2010, $43,900,000, (ii) for the fiscal quarter ended December 31, 2010, $38,900,000 and (iii) for the fiscal quarter ended March 31, 2011, the actual Consolidated EBITDA for such fiscal quarter, without duplication, calculated on a pro forma basis as if the Transactions had occurred on the first day of such fiscal quarter. Solely for purposes of determining compliance with the covenants in Sections 6.11 and 6.12, any cash common equity contribution made to Holdings or a Borrower after the last day of any fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of Holdings or such Borrower, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than four Specified Equity Contributions may be made in the aggregate during the term of this Agreement, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings to be in compliance with the covenants in Sections 6.11 and 6.12 for the relevant fiscal quarter, (d) all Specified Equity Contributions shall be disregarded for any purpose under this Agreement other than determining compliance with the covenants in Sections 6.11 and 6.12 and (e) the Specified Equity Contribution may not reduce Indebtedness on a pro forma basis for purposes of calculating the covenants in Sections 6.11 and 6.12.
     “Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations, but excluding the interest expense of any Securitization Subsidiary and any commissions, discounts, yield and upfront and other fees and charges expensed during such period in connection with any Permitted Receivables Financing) of Holdings and the Subsidiaries paid or payable for such period net of any interest income of Holdings and the Subsidiaries for the period, in each case determined on a consolidated basis in accordance with GAAP plus (b) any interest accrued during such period in respect of Indebtedness of Holdings or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP (but excluding any capitalized interest on Subordinated Shareholder Loans). For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings or any Subsidiary with respect to interest rate Hedging Agreements. For purposes of determining the Interest Coverage Ratio for the period of four consecutive quarters ended June 30, 2011, September 30, 2011 and December 31, 2011, Consolidated Interest Expense shall be deemed to be equal to (a) the Consolidated Interest Expense for the fiscal quarter ended June 30, 2011, multiplied by 4, (b) the Consolidated Interest Expense for the two consecutive fiscal quarters ended September 30, 2011, multiplied by 2 and (c) the Consolidated Interest Expense for the three consecutive fiscal quarters ended December 31, 2011, multiplied by 4/3, respectively.
     “Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by a Parent Company during such period as though such charge, tax or expense had been incurred by Holdings, to the extent that Holdings has made or would be entitled under the Loan Documents to make any payment to or for the account of a Parent Company in respect thereof); provided that there shall be excluded (a) the income of any Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions (including by way of repayment of existing loans) by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Subsidiary or the date that such Person’s assets are acquired by any Subsidiary, (c) the income or loss of any Person that is not a Wholly Owned Subsidiary of Holdings, to the extent attributable to the minority interest in such Person, (d) any gains attributable to sales of assets out of the ordinary course of business, (e) any net unrealized gain or loss resulting in such period from translation gains or losses including those related to currency re-measurements of Indebtedness, (f) any income or loss attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative agreements and (g) the income or loss of any Securitization Subsidiary.
     “Consolidated Total Assets” shall mean, as of any date, the total assets of Holdings and the Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings as of such date.
     “Consolidation Transaction” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Continuing Directors” shall mean the directors of the Board of Directors of Holdings on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Investors.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “Cost Savings” shall mean, for any period, without duplication of cost savings reflected in the actual operating results for such period, cost savings actually realized during such period as part of a cost savings plan, calculated on a pro forma basis as though such cost savings had been realized on the first day of such period; provided that a certificate of a Financial Officer of Holdings, certifying that such cost savings plan has been implemented and that the reflection of the Cost Savings in the calculation of Consolidated EBITDA is fair and accurate shall have been delivered to the

Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent.
     “Credit Event” shall have the meaning assigned to such term in Section 4.01.
     “Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for by this Agreement.
     “Current Assets” shall mean, at any time, the consolidated current assets of Holdings and the Subsidiaries at such time, but excluding, without duplication, (a) cash, (b) Permitted Investments and (c) deferred taxes and taxes receivable, in each case, to the extent included in “consolidated current assets”.
     “Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans, Other Revolving Loans and Swingline Loans and (c) deferred taxes and taxes payable, in each case, to the extent included in “consolidated current liabilities”.
     “Customer Ramp-Ups” shall mean start-up costs incurred in connection with change-over inventory acquisitions.
     “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “Defaulting Lender” shall mean any Lender as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans (together, the “funding obligations”) within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its funding obligations hereunder, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

     “Discount Range” shall have the meaning assigned to such term in Section 2.12(b)(i).
     “Disqualified Institutions” shall mean (a) those institutions identified by Holdings in writing to the Administrative Agent prior to the Closing Date or, with the consent of the Administrative Agent (not to be unreasonably withheld), from time to time thereafter, and their known Affiliates and (b) business competitors of Holdings and its Subsidiaries identified by Holdings in writing to the Administrative Agent from time to time and their known Affiliates.
     “Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital (other than a return of capital payable solely in shares of Qualified Capital Stock), in each case at any time on or prior to the date that is 91 days after the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interest, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days after the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interest (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations for which no claim has been made) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations for which no claim has been made) that are accrued and payable and the termination of the Commitments); provided further, however, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of Holdings or the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
     “dollars” or “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any jurisdiction within the United States of America.
     “Eligible Assignee” shall mean (a) in the case of Term Loans and Term Loan Commitments, (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender and (iv) any other Person (other than a natural person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, the applicable Borrowers (each such approval not to be unreasonably withheld or delayed), and (b) in the case of any assignment of a Revolving Credit Commitment, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, (iii) a Related Fund of a Revolving

Credit Lender and (iv) any other Person (other than a natural person), in the case of each of the foregoing clauses, approved by the Administrative Agent, each applicable Issuing Bank, the Swingline Lender and, in the case of clauses (b)(ii), (b)(iii) and (b)(iv), unless an Event of Default has occurred and is continuing, the applicable Borrowers (each such approval not to be unreasonably withheld or delayed); provided further that notwithstanding the foregoing, the term “Eligible Assignee” shall not include Holdings, any Borrower or any of their respective Affiliates.
     “Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, binding directives, orders (including consent orders) and binding agreements in each case, relating to the environment, the preservation or reclamation of natural resources, endangered or threatened species, protection of the climate, human health and safety as they relate to exposure to Hazardous Materials, or the presence or Release of, exposure to, or the generation, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, costs of medical monitoring, remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, arising out of or relating to (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, distribution, recycling, transportation, storage, treatment or disposal (or the arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permits” shall mean any permit, license or other approval required under any Environmental Law.
     “Equity Contribution” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code but for purposes of Section 412 of the Code and Section 302 of ERISA, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation), (b) the failure of any Plan to satisfy the minimum funding standard applicable to such Plan within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Holdings, any Material Subsidiary or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Holdings, any Material Subsidiary or any of ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by Holdings or any of its ERISA Affiliates from the PBGC or the administrator of any Plan or Multiemployer Plan of any notice of the intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code or Section 206 of ERISA, (g) the receipt by Holdings, any Material Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, any Material Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or “in reorganization”, “endangered” or “critical” status within the meaning of Title IV of ERISA or Section 432 of the Code, (h) the occurrence of a “prohibited transaction” with respect to which Holdings or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings or any such Subsidiary could otherwise be liable, (i) any Foreign Benefit Event or (j) the occurrence of any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability (other than liability incurred in the ordinary course of business) of Holdings or any Material Subsidiary in each case in excess of $10,000,000.
     “Escrow Subsidiary” shall mean a subsidiary created by Holdings for the purpose of issuing or incurring Indebtedness, the proceeds of which shall be deposited and held in escrow pursuant to customary escrow arrangements pending their use to finance a contemplated Permitted Acquisition. Until such time as the proceeds of such Indebtedness have been released from escrow in accordance with the applicable escrow arrangements (the “Escrow Release Effective Time”), the relevant Escrow Subsidiary shall be deemed not to be a Subsidiary for any purpose of this Agreement and the other Loan Documents; provided that (a) each Escrow Subsidiary shall be identified to the Administrative Agent promptly following its formation (and in any event prior to its incurrence of any Indebtedness) and (b) as of and after the Escrow Release Effective Time, the relevant Escrow Subsidiary shall be a Subsidiary for all purposes of this Agreement and the other Loan Documents.
     “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

     “Events of Default” shall mean any of the events specified in clauses (a) through (p) of Article VII; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.
     “Excess Cash Flow” shall mean, for any fiscal year of Holdings the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) any reductions to noncash working capital of Holdings and its Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes paid or payable in cash by Holdings and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) non recurring fees, expenses or charges paid in cash in connection with the consummation and implementation of the Transactions and in connection with any offering of Equity Interests, Investment or Indebtedness permitted by this Agreement (whether or not consummated), (iv) Restructuring Costs paid in cash, (v) Cost Savings, (vi) expenses or charges paid in cash which are of an abnormal, unusual, extraordinary or non-recurring nature, (vii) Capital Expenditures made in cash in accordance with Section 6.10 during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (viii) the amount of any contributions made during such fiscal year by Holdings or any Subsidiary to any Plan, Multiemployer Plan or Foreign Pension Plan, to the extent not deducted in determining Consolidated EBITDA for such fiscal year, (ix) permanent repayments of Indebtedness (other than (x) repurchases of Term Loans pursuant to Section 2.12(b), (y) mandatory prepayments of Loans under Section 2.13 and (z) Voluntary Prepayments) made in cash by Holdings and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (x) any stock option-based and other equity-based compensation expenses for such fiscal year and any costs and expenses incurred in connection with Customer Ramp-Ups for such fiscal year, in each case to the extent added back in the determination of Consolidated EBITDA with respect to such fiscal year pursuant to clause (xi) or (xii) of the definition of Consolidated EBITDA, and (xi) additions to noncash working capital of Holdings and its Subsidiaries for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year). In calculating any reductions or additions to noncash working capital of Holdings and its Subsidiaries, there shall be excluded the effect of any Permitted Acquisition during such period as well as the impact of movements in foreign currencies.
     “Exchange Act” shall mean the United States Securities and Exchange Act of 1934, as amended from time to time.
     “Excluded Proceeds” shall mean the net cash proceeds of Qualified Capital Stock of Holdings, cash contributions to Holdings and Subordinated Shareholder Loans that are applied to make payments under Section 6.09(b)(C) or expenditures described in clause (ii) in the definition of Capital Expenditures.

     “Excluded Subsidiary” shall mean:
     (a) each Subsidiary listed on Schedule 1.01(a);
     (b) each other Subsidiary formed or acquired after the Closing Date that is not a Wholly Owned Subsidiary of Holdings;
     (c) each Subsidiary that (i) as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, did not have gross assets (excluding intra group items but including investments in Subsidiaries) in excess of 1.0% of Consolidated Total Assets and (ii) for the period of four consecutive fiscal quarters of Holdings most recently ended for which financial statements are available, did not have earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 1.0% of Consolidated EBITDA;
     (d) each Foreign Subsidiary that is a subsidiary of a Domestic Subsidiary;
     (e) each Foreign Subsidiary Holding Company;
     (f) each Subsidiary to the extent that such Subsidiary is prohibited from providing a Guarantee in respect of the Obligations by (i) any provision of any security issued by such Subsidiary or of any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its assets or property is bound existing on the later of the Closing Date or the date such Person became a Subsidiary or (ii) applicable law;
     (g) each Inactive Subsidiary;
     (h) each Subsidiary which, in accordance with the Agreed Security Principles, is not required to provide a Guarantee with respect to the Obligations and which does not Guarantee the Senior Unsecured Notes, any Additional Senior Secured Indebtedness, any Additional Junior Unsecured Indebtedness or any Additional Unsecured Indebtedness; and
     (i) each Securitization Subsidiary;
     provided that no Subsidiary set forth on Schedule 1.01(c) shall be an Excluded Subsidiary.
     On the Closing Date, a Responsible Officer of Holdings shall deliver a certificate certifying a list of names and jurisdictions of all Subsidiaries that as of the Closing Date are Excluded Subsidiaries pursuant to clauses (c), (d), (e), (f), (g) and (h) above.
     “Excluded Taxes” shall mean (a) Taxes imposed as a result of a present or former connection between a Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction pursuant to, this Agreement or any Loan Document), except as provided for in Section 2.14(a), (b) any withholding Taxes resulting from a failure by the applicable Recipient (other than a failure resulting from a Change in Law or from the application of Section 2.20(f)) to comply with Sections 2.20(e) and 2.20(g), (c) any U.S. Federal withholding Taxes, except to the extent such withholding Taxes result from a Change in Law that occurred after the date the applicable Recipient becomes a party to this Agreement (or designates a new lending office) and (d) any Taxes arising under FATCA, including any regulations or official interpretations thereof.
     “Existing Credit Agreement” shall mean the Credit Agreement dated as of September 23, 2010, among United Components, UCI Acquisition Holdings, Inc., the Acquired Company, Bank of America, N.A., as administrative agent, and the other financial institutions party thereto.
     “Existing Letter of Credit” shall mean each letter of credit outstanding on the date hereof and listed on Schedule 1.01(b), which shall be deemed issued hereunder on the Closing Date, as the same may be amended, extended and renewed from time to time.
     “Failed Auction” shall have the meaning assigned to such term in Section 2.12(b)(iii).
     “FATCA” shall mean Section 1471 through 1474 of the Code, as of the Closing Date.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letters” shall mean (a) the Arranger Fee Letter dated December 23, 2010, among the Arrangers, the Administrative Agent, HSBC Bank USA, National Association, Nomura International plc, Holdings and Merger Sub and (b) the Administrative Agent Fee Letter dated December 23, 2010, among the Administrative Agent, Holdings and Merger Sub.
     “Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.
     “Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.
     “First Lien Intercreditor Agreement” shall have the meaning assigned to such term in Section 6.01(n).

     “Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount of unfunded liabilities permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $1,000,000 by Holdings or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings or any Subsidiary, or the imposition on Holdings or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $10,000,000.
     “Foreign Collateral Agreement” shall mean (a) each of the New Zealand Security Documents and (b) each security agreement that is stated to be governed by the law of a jurisdiction outside the United States and that, pursuant to Section 5.12, is required by the Administrative Agent to grant Liens in certain of the assets of the Loan Parties party thereto to secure all or any portion of the Obligations, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and subject to the Agreed Security Principles.
     “Foreign Pension Plan” shall mean any benefit plan that under applicable law outside of the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority; provided that, for the avoidance of doubt, a “Foreign Pension Plan” does not include a “Plan” as defined below.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “Foreign Subsidiary Holding Company” shall mean any Subsidiary which is a Domestic Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries.
     “GAAP” shall initially mean U.S. GAAP; provided, however, that from and after the effectiveness of any change permitted by Section 6.13(b) until the effective time of any subsequent change permitted by Section 6.13(b), “GAAP” shall mean the accounting principles used for financial reporting by Holdings at the effective time of such change.
     “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     “Graeme Hart” shall mean (a) Mr. Graeme Richard Hart (or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs or any of his immediate family members) and any of his or their Affiliates (each a “Hart Party”) and (b) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Hart Party; provided that in the case of clause (b), (i) one or more Hart Parties own a majority of the voting power of the Equity Interests of Holdings or any Parent Company, as applicable, (ii) no other Person has beneficial ownership of any of the Equity Interests included in determining whether the threshold set forth in clause (i) has been satisfied and (iii) one or more Hart Parties control a majority of the Board of Directors of Holdings or any Parent Company, as applicable.
     “Grant Thornton” shall mean Grant Thornton LLP, or any successor thereto.
     “Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).
     “Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guarantor Joinder” shall mean a joinder agreement to this Agreement entered into by a Subsidiary Guarantor and accepted by the Administrative Agent, substantially in the form of Exhibit D or such other form as shall be approved by the Administrative Agent.
     “Guarantors” shall mean Holdings, the Borrowers and the Subsidiary Guarantors.
     “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

     “Hedge Provider” shall mean each counterparty to any Hedging Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into; provided that, in each case, such Person has executed and delivered to the Administrative Agent an Additional Secured Party Acknowledgment, which has not been cancelled.
     “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “IFRS” shall mean International Financial Reporting Standards issued by the International Accounting Standards Board applied on a consistent basis.
     “Immaterial Subsidiary” shall mean any Subsidiary that (a) as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, did not have gross assets (excluding intra group items but including investments in Subsidiaries) in excess of 1.0% of Consolidated Total Assets and (b) for the period of four consecutive fiscal quarters of Holdings most recently ended for which financial statements are available, did not have earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 1.0% of Consolidated EBITDA; provided that if the Immaterial Subsidiaries taken as a whole would have, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, gross assets (excluding intra group items but including investments in Subsidiaries, without duplication) in excess of 10.0% of Consolidated Total Assets or would have, for the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements are available, aggregate earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 10.0% of Consolidated EBITDA, then Holdings shall designate one or more of such Subsidiaries to cease being Immaterial Subsidiaries to the extent necessary to eliminate such excess, and upon such designation such designated Subsidiaries shall cease to be Immaterial Subsidiaries. On the Closing Date, a Responsible Officer of Holdings shall deliver a certificate certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitations set forth above.
     “Inactive Subsidiary” shall mean any Subsidiary (other than a Borrower) that (a) does not conduct any business operations, (b) has assets with a book value not in excess of $100,000 and (c) does not have any Indebtedness outstanding.

     “Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, each applicable Borrower, the Administrative Agent and one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as the case may be.
     “Incremental Facility Amount” shall mean, at any time, the excess, if any, of (a) $235,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Credit Commitments, in each case, established prior to such time pursuant to Section 2.24; provided, however, that, to the extent (i) the proceeds of any Incremental Term Loans are used concurrently with the incurrence thereof to prepay then-outstanding Term Loans and (ii) concurrently with the establishment of any Incremental Revolving Credit Commitments, the then outstanding Revolving Credit Commitments are permanently reduced on a pro tanto basis, the establishment of such Incremental Term Loan Commitments and Incremental Revolving Credit Commitments shall not reduce the Incremental Facility Amount.
     “Incremental Lender” shall mean an Incremental Revolving Credit Lender or an Incremental Term Lender.
     “Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Revolving Loans to one or more Borrowers.
     “Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding Revolving Loan as a result of an Incremental Revolving Credit Commitment.
     “Incremental Revolving Loans” shall mean Revolving Loans made by one or more Lenders to one or more Borrowers pursuant to Section 2.01(b). Incremental Revolving Loans may be made in the form of additional Revolving Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Assumption Agreement, Specified Incremental Revolving Loans. Unless the context clearly indicates otherwise, the term “Incremental Revolving Loans” shall include Specified Incremental Revolving Loans.
     “Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
     “Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to one or more Borrowers.
     “Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

     “Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.
     “Incremental Term Loans” shall mean Term Loans made by one or more Lenders to one or more Borrowers pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Assumption Agreement, Specified Incremental Term Loans. Unless the context clearly indicates otherwise, the term “Incremental Term Loans” shall include Specified Incremental Term Loans.
     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) all obligations of such Person as an account party in respect of letters of credit and bank guarantees and (l) all obligations of such Person in respect of bankers’ acceptances; provided that Indebtedness shall not include (A) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (B) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that if any Indebtedness under clause (f) is recourse only to the property so securing it, then the amount thereof shall be deemed to be equal to the lesser of the aggregate principal amount of such Indebtedness and the fair market value of such property. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
     “Indemnified Taxes” shall mean Taxes (including Other Taxes), other than Excluded Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

     “Independent Accountant” shall mean PricewaterhouseCoopers, Grant Thornton or other independent public accountants of recognized national standing.
     “Information” shall have the meaning assigned to such term in Section 9.16.
     “Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
     “Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
     “Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months or, to the extent agreed to by all affected Lenders, 9 or 12 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “IRS” shall mean the United States Internal Revenue Service.
     “Issuing Bank” shall mean, as the context may require, (a) Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, Bank of America, N.A. and (c) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

     “Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
     “Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Term Loans or Term Loan Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.
     “L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.23.
     “L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
     “L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its applicable Pro Rata Percentage of the aggregate L/C Exposure at such time.
     “L/C Participation Fees” shall have the meaning assigned to such term in Section 2.05(c).
     “Legal Reservations” shall mean (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, bankruptcy, reorganization and other laws generally affecting the rights of creditors, (b) the time barring of claims under any applicable laws, the possibility that an undertaking to assume liability for or indemnify a Person against non payment of Taxes may be void and defenses of set-off or counterclaim, (c) similar principles, rights and defenses under the laws of any relevant jurisdiction and (d) any other matters of law of general application which may limit validity, enforceability or perfection in any relevant jurisdiction.
     “Lenders” shall mean (a) the Persons listed on Schedule 2.01 and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Assumption Agreement (other than, in the case of clauses (a) and (b), any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance). Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.
     “Letter of Credit” shall mean (a) any standby letter of credit (which shall not include any trade letter of credit) issued pursuant to Section 2.23 and (b) any Existing Letter of Credit.
     “LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, trust declared for the purpose of creating a security interest in an asset, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and, to the extent executed and delivered, each Incremental Assumption Agreement, each Loan Modification Agreement, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, each Additional Secured Party Acknowledgment and any promissory notes executed and delivered pursuant to Section 2.04(e).
     “Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, Holdings, the other Loan Parties and one or more Accepting Lenders.
     “Loan Modification Offer” shall have the meaning assigned to such term in Section 9.22(a).
     “Loan Parties” shall mean Holdings, the Borrowers and the Subsidiary Guarantors.
     “Loan Parties’ Agent” shall mean the Closing Date Borrower.
     “Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans. Unless the context clearly indicates otherwise, the term “Loans” shall include any Incremental Revolving Loans, Other Revolving Loans, Incremental Term Loans and Other Term Loans.
     “Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Holdings or any Parent Company, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Holdings or any Parent Company, as applicable, was approved by a vote of a majority of the directors of Holdings or any Parent Company, as applicable, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of Holdings or Parent Company, as applicable, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings or Parent Company, as applicable.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Holdings and the Subsidiaries, taken as a whole, or (b) a material impairment of the rights and remedies available to the Lenders, taken as a whole, under any Loan Document (other than one or more Security Documents that purport to create security interests in Collateral with an aggregate fair market value at any time less than $25,000,000).
     “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.
     “Material Subsidiary” shall mean any Subsidiary that is not an Immaterial Subsidiary.
     “Maximum Investment Amount” shall mean, at any time, the greater of (a) $125,000,000 and (b) 10.0% of Consolidated Total Assets at such time.
     “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
     “Merger” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of November 29, 2010, among Merger Sub, the Acquired Company and Rank.
     “Merger Consideration” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
     “Mortgaged Properties” shall mean each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.
     “Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to the Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “NAPA Factoring Arrangement” shall mean those certain transactions contemplated by any factoring agreement pursuant to which any Subsidiary factors Receivables due from Genuine Parts Company or its successors or Affiliates.
     “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good-faith estimate of any other Taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests to the extent not available for distribution to or for the account of Holdings as a result thereof and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (A) Holdings shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the intent of Holdings and the Subsidiaries to reinvest such proceeds in productive assets of a kind then used or usable in the business of Holdings and the Subsidiaries within 365 days of receipt of such proceeds and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of delivery of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.
     “New Zealand Security Documents” shall mean (a) the General Security Deed dated as of January 26, 2011, between Holdings, as chargor and Wilmington Trust FSB, as collateral agent and (b) the Specific Security Deed dated as of January 26, 2011, between Holdings, as chargor and Wilmington Trust FSB, as collateral agent.
     “Non-Consensual Asset Sale” shall mean any sale, transfer or other disposition (a) that gives rise to any property or casualty insurance claim or (b) that arises in connection with any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of Holdings or any Subsidiary.

     “Non-Recurring Charges” shall mean, in respect of any period, charges which are of an abnormal, unusual or non-recurring nature; provided that a certificate of a Financial Officer of Holdings, certifying that such charges are fair and accurate, and in form reasonably satisfactory to the Administrative Agent shall have been delivered to the Administrative Agent.
     “Obligated Party” shall have the meaning assigned to such term in Section 10.02.
     “Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrowers to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to this Agreement and each of the Loan Documents, (c) the due and punctual payment and performance of all obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents, (d) the due and punctual payment and performance of all obligations of each Loan Party under each Hedging Agreement with a Hedge Provider and (e) the Cash Management Obligations; provided, however, that the aggregate amount of Cash Management Obligations that shall constitute “Obligations” hereunder shall not exceed $35,000,000 at any time.
     “OFAC” shall have the meaning assigned to such term in Section 3.23.
     “O’Reilly Factoring Arrangement” shall mean those certain transactions contemplated by any factoring agreement pursuant to which any Subsidiary factors Receivables due from O’Reilly Automotive, Inc. or its successors or Affiliates.
     “Originator” shall mean an Acquired Entity or any subsidiary thereof that, at the time of the related Permitted Acquisition, is party to an agreement pursuant to which it sells or otherwise transfers Receivables (and Related Security) to a special purpose entity that will constitute a Securitization Subsidiary in a transaction that will constitute a Permitted Receivables Financing.
     “Originator Acquisition Date” shall mean, in respect of a Permitted Receivables Financing, the date of consummation of the Permitted Acquisition with respect to the Originator or Originators party to such Permitted Receivables Financing.

     “Other Revolving Credit Commitments” shall mean one or more Classes of revolving credit commitments that results from a Permitted Amendment of the Revolving Credit Commitments effected pursuant to a Loan Modification Offer.
     “Other Revolving Loans” shall mean revolving loans made pursuant to an Other Revolving Credit Commitment.
     “Other Taxes” shall mean any and all present or future stamp, court, recording, filing or documentary Taxes or any other excise or property or similar Taxes, charges or levies arising from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance, registration or enforcement of, or from the registration, receipt or performance of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
     “Other Term Loan Maturity Date” shall mean the final maturity date of any Other Term Loan, as set forth in the applicable Loan Modification Agreement.
     “Other Term Loan Repayment Date” shall mean each date on which the principal of any Other Term Loan is scheduled to be repaid, as set forth in the applicable Loan Modification Agreement.
     “Other Term Loans” shall mean one or more Classes of term loans that result from a Permitted Amendment effected pursuant to a Loan Modification Offer.
     “Parent Company” shall mean (a) UCI Holdings (No. 1) Limited, a limited liability company organized under the laws of New Zealand and (b) any other entity of which Holdings becomes a direct or indirect Wholly Owned Subsidiary after the Closing Date.
     “Participant Register” has the meaning specified in Section 9.04(g).
     “Party” means a party to this Agreement. The term “Parties” means any of them.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the U.S. Collateral Agreement.
     “Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).
     “Permitted Amendments” shall have the meaning assigned to such term in Section 9.22(c).

     “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;
     (b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $1,500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
     (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
     “Permitted Investors” means, at any time, each of (i) Graeme Hart, (ii) the Management Group and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Equity Interests of Holdings or any of its Affiliates.
     “Permitted Receivables Financing” shall mean any transactions pursuant to which an Originator may sell, convey or otherwise transfer Securitization Assets to a Securitization Subsidiary; provided that (a) recourse to the Originator in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions and (b) there shall be no recourse to Holdings or any Subsidiary (other than the Securitization Subsidiary and, to the extent permitted under clause (a) above, the Originator or Originators) in connection with such transactions and none of Holdings or any Subsidiary (other than the Securitization Subsidiary) shall provide, and shall not be required by the terms of any such Permitted Receivables Financing to provide, any credit support in connection with such Permitted Receivables Financing (it being understood in each case that Special Purpose Financing Undertakings shall be permitted); provided further that (i) such Permitted Receivables Financing shall exist at the time of the Permitted Acquisition with respect to such applicable Originator and not be created in contemplation of or in connection with such Permitted Acquisition, (ii) such Permitted Receivables Financing shall be identified to the Administrative Agent promptly following the agreement by Holdings or the relevant Subsidiary to acquire the Originator (and in any event prior to the consummation of such Permitted Acquisition) and (iii) the material terms and conditions and structure of such Permitted Receivables Financing shall be customary for similar receivables financing transactions.
     “Permitted Receivables Financing Documents” shall mean all documents and agreements implementing, relating to or otherwise governing a Permitted Receivables Financing.
     “Permitted Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(z).
     “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
     “PIK Notes” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “PIK Notes Indenture” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan, but including any “multiple employer” pension plan within the meaning of Sections 4063 and 4064 of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by any Borrower or any ERISA Affiliate.
     “Pledged Cash” shall mean, on any day, all cash or cash equivalents of Holdings and its Subsidiaries on such day; provided that, after the date that is 90 days after the Closing Date, if, on any day, the Qualifying Cash of Holdings and its Subsidiaries is not at least equal to 70% of all cash or cash equivalents of Holdings and its Subsidiaries on such day, “Pledged Cash” shall include only such Qualifying Cash of Holdings and its Subsidiaries.
     “Pledged Collateral” shall mean, as the context may require and with respect to any Security Document, the “Pledged Collateral” as defined in such Security Document.
     “PricewaterhouseCoopers” shall mean PricewaterhouseCoopers LLP or PricewaterhouseCoopers AG, or any successor thereto.

     “Prime Rate” shall mean the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrowers. The prime rate is a rate set by the Administrative Agent based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.
     “Pro Forma Compliance” shall mean, at any date of determination, that Holdings is in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to the relevant transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in Sections 6.01(m), 6.01(n), 6.01(o), 6.01(w) and 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period. In the event that Holdings is required to determine Pro Forma Compliance at any time prior to the delivery of Holdings’ financial statements for the period ending June 30, 2011, then the covenant levels set forth in Sections 6.11 and 6.12 for the period ending on June 30, 2011 shall apply. In addition, solely for purposes of determining Pro Forma Compliance, (a) if Pro Forma Compliance is required to be determined prior to the delivery of Holdings’ financial statements for the period ending March 31, 2011, Consolidated EBITDA for the four-quarter period ending December 31, 2010 (before giving pro forma effect to the transaction for which Pro Forma Compliance is required) shall be deemed to be $167,700,000 and Consolidated Interest Expense for such four-quarter period (before giving pro forma effect to the transaction for which Pro Forma Compliance is required) shall be calculated in a manner reasonably satisfactory to the Administrative Agent, and (b) if Pro Forma Compliance is required to be determined after the delivery of Holdings’ financial statements for the period ending March 31, 2011, but prior to the delivery of Holdings’ financial statements for the period ending June 30, 2011, then (i) Consolidated EBITDA for the four-quarter period ending March 31, 2011 (before giving pro forma effect to the transaction for which Pro Forma Compliance is required) shall be deemed to be equal to the sum of (x) $127,000,000 and (y) the Consolidated EBITDA for the fiscal quarter ended March 31, 2011, calculated on a pro forma basis as if the Transactions had occurred on the first day of such quarter, and (ii) Consolidated Interest Expense for the four-quarter period ending March 31, 2011 (before giving pro forma effect to the transaction for which Pro Forma Compliance is required) shall be calculated in a manner reasonably satisfactory to the Administrative Agent, on a pro forma basis as if the Transactions (including the repayment of the PIK Notes) had occurred on the first day of such quarter.
     “Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.
     “Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.
     “Qualified Public Offering” shall mean an underwritten, broadly distributed public offering of common Equity Interests of Holdings or any Parent Company that results in at least $100,000,000 of net cash proceeds (including proceeds invested in Holdings by such Parent Company) to Holdings.
     “Qualifying Bids” shall have the meaning assigned to such term in Section 2.12(b)(iii).
     “Qualifying Cash” shall mean (a) with respect to cash and cash equivalents of Holdings and its Subsidiaries held in bank accounts in the United States, such cash and cash equivalents held in bank accounts over which the Collateral Agent has control pursuant to control agreements reasonably satisfactory to the Administrative Agent and (b) with respect to cash and cash equivalents of Holdings and its Subsidiaries held in bank accounts outside of the United States, such cash and cash equivalents that is subject to a Lien created under a Security Document; provided that Holdings and its Subsidiaries have complied with their obligations, if any, under the relevant Security Document in respect of the perfection of the Collateral Agent’s Lien over such cash and cash equivalents.
     “Qualifying Lender” shall have the meaning assigned to such term in Section 2.12(b)(iv).
     “Rank” shall mean Rank Group Limited, a New Zealand limited liability company.
     “Receivables” shall mean accounts receivables, including any indebtedness, obligation or interest constituting an account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, arising in connection with the sale of goods or the rendering of services, and further includes the obligation to pay any finance charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a “Receivable” regardless of whether the account debtor or the applicable Securitization Subsidiary treats such indebtedness, rights or obligations as a separate payment obligation.
     “Recipient” shall mean, as applicable, (a) any Person to which is made or owed any payment on account of any obligation of a Borrower or Loan Party under this Agreement or any Loan Document, (b) the Administrative Agent, (c) any Lender, (d) any

Issuing Bank or (e) if any Person described in clauses (a) through (d) is treated as a pass-through entity for applicable Tax purposes, the beneficial owner of such Person.
     “Register” shall have the meaning assigned to such term in Section 9.04(d).
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as that which advises such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Related Security” shall mean, with respect to any Receivable, all of the interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the financing or sale of which gave rise to such Receivable, and all insurance contracts with respect thereto, all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, all service contracts and other contracts and agreements associated with such Receivable, all records related to such Receivable and, in respect of a Permitted Receivables Financing, all of the applicable Securitization Subsidiary’s right, title and interest in, to and under the applicable documentation.
     “Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, under, from or upon any building, structure, facility or fixture.
     “Repayment Date” shall mean a Term Loan Repayment Date, an Incremental Term Loan Repayment Date or an Other Term Loan Repayment Date.
     “Reply Amount” shall have the meaning assigned to such term in Section 2.12(b)(ii).

     “Reply Discount” shall have the meaning assigned to such term in Section 2.12(b)(ii).
     “Repurchaser” shall have the meaning assigned to such term in Section 2.12(b).
     “Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
     “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
     “Restricted Indebtedness” shall mean Indebtedness of Holdings or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary or any Subordinated Shareholder Loans or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Subsidiary or any Subordinated Shareholder Loans.
     “Restructuring Costs” shall mean in respect of any period, restructuring charges or expenses incurred by Holdings and its Subsidiaries during that period (which, for the avoidance of doubt shall include site closure charges and expenses, systems establishment costs, excess pension costs, severance or relocation costs); provided that each such restructuring charge has been certified by a Financial Officer as being fair and accurate.
     “Return Bid” shall have the meaning assigned to such term in Section 2.12(b)(ii).
     “Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.
     “Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
     “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.
     “Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
     “Revolving Credit Maturity Date” shall mean January 26, 2016.
     “Revolving Loans” shall mean the revolving loans made by the Lenders to one or more Borrowers pursuant to clause (ii) of Section 2.01(a). Unless the context clearly indicates otherwise, the term “Revolving Loans” shall include any Incremental Revolving Loans and Other Revolving Loans.
     “S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
     “Second Lien Intercreditor Agreement” shall have the meaning assigned to such term in Section 6.01(o).
     “Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) any Issuing Bank, (e) each Hedge Provider, (f) each Cash Management Bank, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (h) the successors and assigns of each of the foregoing.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Security Documents” shall mean the Mortgages, the Collateral Agreements, each Affiliate Subordination Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.
     “Securitization Assets” shall mean, in respect of any Permitted Receivables Financing, Receivables (whether now existing or arising in the future) of the applicable Originator(s) and any assets of such Originator(s) related thereto including (i) the Related Security with respect to such Receivables, (ii) the collections and proceeds of such Receivables and Related Security, (iii) all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited, which existed at the time of the Permitted Acquisition with respect to such applicable Originator(s) and which have been specifically identified to the Administrative Agent and (iv) all other rights and payments which relate solely to such Receivables; provided that, for the avoidance of doubt, “Securitization Assets” shall not include Receivables or any other assets (whether now existing or arising in the future) of Holdings or any Subsidiary (other than the applicable Originator(s)).

     “Securitization Subsidiary” shall mean, in respect of any Permitted Receivables Financing, any subsidiary of the applicable Acquired Entity (a) formed prior to the Originator Acquisition Date solely for the purpose of engaging, and that engages only, in a Permitted Receivables Financing and business activities that are required by or incidental to such Permitted Receivables Financing and (b) which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Acquired Entity or any of the Acquired Entity’s other subsidiaries (other than Securitization Subsidiaries) in the event any such Person were to become subject to a proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.
     “Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) the Total Debt that is secured by Liens on property or assets of Holdings or any of the Subsidiaries (other than any Additional Junior Secured Indebtedness or Permitted Refinancing Indebtedness in respect thereof) minus, without duplication, Pledged Cash, in each case on such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which the financial statements and certificates required by Sections 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission.
     “Senior Unsecured Note Documents” shall mean the Senior Unsecured Note Indenture and all other instruments, agreements and documents evidencing or governing the Senior Unsecured Notes or providing any Guarantee or other right in respect thereof.
     “Senior Unsecured Note Indenture” shall mean the Indenture dated as of January 26, 2011, among Merger Sub, the other Loan Parties party thereto and Wilmington Trust FSB, in its capacity as indenture trustee, paying agent, transfer agent and registrar.
     “Senior Unsecured Notes” shall mean the 8.625% Senior Notes due 2019 issued on the Closing Date by Merger Sub in an aggregate principal amount of $400,000,000 pursuant to the Senior Unsecured Note Indenture.
     “Similar Business” shall mean (a) any businesses, services or activities engaged in by Holdings or any Subsidiary on the Closing Date and (b) any businesses, services and activities engaged in by Holdings or any Subsidiary that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.
     “Special Purpose Financing Undertakings” means, in respect of any Permitted Receivables Financing, representations, warranties, covenants, indemnities, guarantees of performance and other agreements and undertakings entered into or provided by the applicable Acquired Entity or its subsidiaries that Holdings determines in good faith are customary or otherwise necessary in connection with such Permitted Receivables Financing; provided that any such other agreements and undertakings shall not include the incurrence of any Guarantee in respect of Indebtedness of a Securitization Subsidiary or the collectibility of any Receivables.
     “Specified Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any Subsidiary of any asset, division, product line or line of business acquired pursuant to a Permitted Acquisition; provided that (a) such sale, transfer or other disposition (i) is consummated within 270 days following the consummation of such Permitted Acquisition and (ii) is made (x) to obtain the approval of any applicable antitrust authority for such Permitted Acquisition, (y) because such asset, division, product line or line of business would not constitute core assets for Holdings or such Subsidiary or (z) because such asset, division, product line or line of business is duplicative of any asset, division, product line or line of business owned or operated by Holdings or such Subsidiary at the time of such Permitted Acquisition and (b) Holdings shall have delivered a certificate of a Financial Officer (i) identifying the asset, division, product line or line of business to be sold, transferred or otherwise disposed of and (ii) containing reasonable details of the reason for such sale, transfer or other disposition, in form and substance reasonably satisfactory to the Administrative Agent.
     “Specified Equity Contribution” shall have the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.
     “Specified Incremental Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.24(a).
     “Specified Incremental Revolving Loans” shall have the meaning assigned to such term in Section 2.24(a).
     “Specified Incremental Term Commitments” shall have the meaning assigned to such term in Section 2.24(a).
     “Specified Incremental Term Loans” shall have the meaning assigned to such term in Section 2.24(a).
     “SPV” shall have the meaning assigned to such term in Section 9.04(j).
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “Subordinated Indebtedness” shall mean (a) with respect to any Borrower, any Indebtedness of such Borrower which is by its terms subordinated in right of payment to the Loans and (b) with respect to any other Loan Party, any Indebtedness of such Loan Party which is by its terms subordinated in right of payment to its Guarantee of the Obligations.
     “Subordinated Shareholder Loans” shall mean, collectively, any funds provided to Holdings by any Parent Company or any Permitted Investor or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Equity Interests, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Equity Interests issued in payment of any obligation under any Subordinated Shareholder Loans; provided that such Subordinated Shareholder Loans:
     (1) do not (including upon the happening of any event) mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Latest Term Loan Maturity Date (other than through conversion or exchange of such funding into Equity Interests (other than Disqualified Stock) of Holdings or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Latest Term Loan Maturity Date is restricted by an intercreditor agreement enforceable by, and reasonably acceptable to, the Administrative Agent;
     (2) do not (including upon the happening of any event) require, prior to the first anniversary of the Latest Term Loan Maturity Date, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the Latest Term Loan Maturity Date is restricted by an intercreditor agreement enforceable by, and reasonably acceptable to, the Administrative Agent;
     (3) contain no change of control or similar provisions and do not accelerate and have no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (in each case, prior to the first anniversary of the Latest Term Loan Maturity Date) or the payment of any amount as a result of any such action or provision, or the exercise of any rights or enforcement action (in each case, prior to the first anniversary of the Latest Term Loan Maturity Date) is restricted by an intercreditor agreement enforceable by, and reasonably acceptable to, the Administrative Agent;
     (4) do not provide for or require any Lien over any asset of Holdings or any Subsidiary; and
     (5) pursuant to its terms or pursuant to an intercreditor agreement enforceable by, and reasonably acceptable to, the Administrative Agent, is fully subordinated and junior in right of payment to the Obligations pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding (it being understood, in each case, that such terms of subordination shall permit voluntary prepayment of Subordinated Shareholder Loans to the extent permitted under Section 6.06(a)(ix) or (xi)), provided that any event or circumstance that results in such subordinated obligation ceasing to qualify as Subordinated Shareholder Loans, including it ceasing to be held by any Parent Company, any Affiliate of any Parent Company or any Permitted Investor or any Affiliate thereof, shall constitute an incurrence of such Indebtedness by Holdings or such Subsidiary not permitted by clause (v) of Section 6.01 (it being understood such Indebtedness may be permitted by another clause).
     “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary of Holdings.
     “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary that executes a Guarantor Joinder.
     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.
     “Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
     “Swingline Lender” shall mean Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.
     “Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or

Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings or any Subsidiary (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Borrowing” shall mean a Borrowing comprised of Term Loans, Incremental Term Loans or Other Term Loans.
     “Term Lender” shall mean a Lender with a Term Commitment or an outstanding Term Loan.
     “Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include any Incremental Term Loan Commitments.
     “Term Loan Maturity Date” shall mean July 26, 2017.
     “Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.11(a).
     “Term Loans” shall mean the Loans made by the Lenders to the Borrower pursuant to clause (i) of Section 2.01(a). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans and Other Term Loans.
     “Total Debt” shall mean, at any time, the aggregate principal amount of total Indebtedness of Holdings and the Subsidiaries at such time of the types described under clauses (a) (excluding Indebtedness of Holdings consisting of Subordinated Shareholder Loans), (b), (f), (g) (to the extent related to Indebtedness that could constitute “Total Debt” hereunder), (h), (j) (to the extent relating to Disqualified Stock), (k) (to the extent of any unreimbursed drawings thereunder) and (l) of the definition of the term “Indebtedness”; provided that “Total Debt” shall not include (i) Indebtedness under the PIK Notes if the requirements set forth in Section 4.02(n) with respect thereto have been satisfied or (ii) Indebtedness of any Securitization Subsidiary.
     “Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $75,000,000.

     “Transactions” shall mean, collectively, (a) the performance by Rank and Merger Sub of the Merger Agreement and the consummation of the transactions contemplated thereby, (b) the performance by Holdings, Merger Sub and the Acquired Company of the Acquisition Transactions, (c) the execution, delivery and performance by Holdings, Merger Sub and the Subsidiaries party thereto of the Senior Unsecured Note Documents and the issuance and guarantee of the Senior Unsecured Notes, (d) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings on the Closing Date hereunder, (e) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement and (f) the payment of related fees and expenses.
     “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.
     “Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the applicable Borrowers on the assumption that each applicable Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the applicable Borrowers or made available to the Administrative Agent by any such Lender, (b) with respect to the Swingline Lender, the aggregate amount, if any, of participations in respect of any outstanding Swingline Loan that shall not have been funded by the Revolving Facility Lenders in accordance with Section 2.22(e) and (c) with respect to any Issuing Bank, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement with respect to any Letters of Credit issued by such Issuing Bank that shall not have been funded by the Revolving Credit Lenders in accordance with Sections 2.23(d) and 2.02(f).
     “United Components” shall have the meaning assigned to such term in the introductory statement to this Agreement.
     “Unrestricted Cash” shall mean cash and cash equivalents of Holdings and the Subsidiaries that are not pledged to secure any obligations (unless such cash and cash equivalents are also pledged to secure the Obligations or such pledge is permitted by Section 6.02(u)) and are not otherwise shown on the consolidated balance sheet of Holdings as “restricted” (or with a like designation).
     “U.S. Collateral Agreement” shall mean the Collateral Agreement, substantially in the form of Exhibit F, among the Borrowers and the Subsidiaries that are organized in the United States and that are party thereto and the Collateral Agent for the benefit of the Secured Parties.
     “U.S. GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

     “USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
     “Voluntary Prepayments” shall mean a prepayment of principal of Term Loans pursuant to Section 2.12(a) in any year to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans in any subsequent year.
     “Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Withholding Agent” shall mean the Borrowers and the Administrative Agent.
     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all types of tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if Holdings notifies the Administrative Agent that it wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP (or change contemplated by Section 6.13(b)) occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies Holdings that the Required Lenders wish to amend Article VI or any related definition for such purpose), then Holdings’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Holdings and the Required Lenders.

     SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by Holdings or any Subsidiary pursuant to this Agreement shall include only those adjustments that (a) would be permitted or required by the definition of Consolidated EBITDA, (b) would be permitted or required by Regulation S-X under the Securities Act or (c)(i) have been certified by a Financial Officer of Holdings as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent.
     SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Credit Borrowing”).
     SECTION 1.05. Exchange Rate Calculations. Where the permissibility of a transaction depends upon compliance with, or is determined by reference to, amounts stated in dollars, any amount stated in another currency shall be translated to dollars at the applicable exchange rate then in effect and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates.
ARTICLE II
The Credits
     SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (i) to make a Term Loan to the Closing Date Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment and (ii) to make Revolving Loans to the Borrowers, at any time and from time to time on or after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof and in an aggregate principal amount at any time outstanding that will not result in (x) such Lender’s Revolving Credit Exposure exceeding its Revolving Credit Commitment or (y) the Aggregate Revolving Credit Exposure exceeding the Total Revolving Credit Commitments. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
     (b) Each Lender having an Incremental Term Loan Commitment or an Incremental Revolving Credit Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Assumption Agreement, to make Incremental Term Loans or Incremental Revolving Loans, as applicable, to the Borrowers in an aggregate principal amount not to exceed its

Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, and on the terms and conditions set forth in the applicable Incremental Assumption Agreement. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.
     SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans of the applicable Class made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) with respect to Eurocurrency Loans, an integral multiple of $500,000 and not less than $2,000,000 (except, with respect to any Borrowing of Incremental Term Loans, Incremental Revolving Loans, Other Revolving Loans or Other Term Loans, to the extent otherwise provided in the related Incremental Assumption Agreement or Loan Modification Agreement, as applicable), (ii) with respect to ABR Loans, an integral multiple of $100,000 and not less than $500,000 (except, with respect to any Borrowing of Incremental Term Loans, Incremental Revolving Loans, Other Revolving Loans or Other Term Loans, to the extent otherwise provided in the related Incremental Assumption Agreement or Loan Modification Agreement, as applicable) or (iii) equal to the remaining available balance of the applicable Commitments.
     (b) Subject to Sections 2.02(f), 2.08, 2.15 and 2.23(f), each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in more than twelve Eurocurrency Borrowings being outstanding hereunder at any time (or such greater number of Eurocurrency Borrowings permitted by the Administrative Agent in its sole discretion). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the applicable Borrower, designated by such Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the applicable currency (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
     (e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
     (f) If the applicable Issuing Bank shall not have received from the applicable Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the applicable L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent, an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the applicable Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the applicable Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative

Agent will promptly pay to such Issuing Bank amounts so received by it from each Revolving Credit Lender. The fundings by the Revolving Credit Lenders pursuant to this paragraph shall be made on the dates, and prior to the times, that would be required for the funding of a Revolving Credit Borrowing were the Administrative Agent’s notice deemed to be a Borrowing notice pursuant to Section 2.03. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the applicable Borrowers pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a) or (b), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
     SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f) as to which this Section 2.03 shall not apply), a Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (a) whether the Borrowing then being requested is to be a Borrowing of Term Loans, Incremental Term Loans, Revolving Loans or Incremental Revolving Loans and whether such Borrowing is to be a Eurocurrency Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrowers that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrowers shall not be permitted to request a Eurocurrency Borrowing with an Interest Period in excess of one month), (b) the date of such Borrowing (which shall be a Business Day), (c) the number and location of the account to which funds are to be disbursed, (d) the amount of such Borrowing and (e) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, (i) each requested Borrowing shall comply with the requirements set forth in Section 2.02 and (ii) no Borrowing may be requested to be made on the same day that a prepayment under Section 2.12 of Loans of the same Class and Type the requested Borrowing is scheduled to be made. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
     SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) Each applicable Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. Each applicable Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.
     (b) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.
     (e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, each applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and such Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

     SECTION 2.05. Fees. (a) Each Borrower, jointly and severally, agrees to pay to each Lender (other than a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 1.125% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating the Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.
     (b) Each Borrower agrees to pay to the Administrative Agent, for its own account and the accounts of its Affiliates referred to therein, the fees set forth in the Fee Letters at the times and in the amounts specified therein (the “Administrative Agent Fees”).
     (c) Each Borrower agrees to pay (i) to each Revolving Credit Lender (other than a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurocurrency Loans pursuant to Section 2.06 and (ii) to each Issuing Bank in respect of each Letter of Credit, for its own account, the fronting, issuing and drawing fees specified from time to time by such Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
     (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
     SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
     (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
     (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.07. Default Interest. If any Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, until such defaulted amount shall have been paid in full, to the extent permitted by law, all overdue amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) with respect to all other overdue amounts, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum.
     SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining Eurocurrency Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to each applicable Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by a Borrower for a Eurocurrency Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

     SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments (other than any Incremental Revolving Credit Commitments, which shall terminate as provided in the related Incremental Assumption Agreement) and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitments shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on February 28, 2011, if the initial Credit Event shall not have occurred by such time.
     (b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the applicable Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $2,000,000, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $100,000 and in a minimum amount of $500,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure (without taking into account Letters of Credit that have been cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) at the time. Notwithstanding anything to the contrary contained in this Agreement, the applicable Borrowers may rescind any notice of termination under this Section 2.09 if such termination would have resulted from a refinancing of all of the relevant Loans, which refinancing shall not be consummated or shall otherwise be delayed.
     (c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. Each Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, of any Revolving Credit Commitments, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
     SECTION 2.10. Conversion and Continuation of Borrowings. The applicable Borrowers shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City Time, one Business Day prior to the day of conversion, to convert any Eurocurrency Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City Time, three Business Days prior to the day of conversion or continuation, to convert any ABR Borrowing into a

Eurocurrency Borrowing or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period and (c) not later than 12:00 (noon), New York City time, three Business Days prior to the day of conversion, convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:
     (i) until the Administrative Agent shall have notified the Borrowers that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurocurrency Borrowing with an Interest Period in excess of one month;
     (ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
     (iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
     (iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; and accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;
     (v) if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing;
     (vii) any portion of a Eurocurrency Borrowing that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;
     (viii) no Interest Period may be selected for any Eurocurrency Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (x) the Eurocurrency Term Borrowings comprised of Term Loans, Specified Incremental Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (y) the ABR Term Borrowings comprised of Term Loans,

Specified Incremental Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and
     (ix) upon notice to the Borrowers from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, (x) no outstanding Loan may be converted into, or continued as, a Eurocurrency Loan and (y) each outstanding Eurocurrency Borrowing shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing.
     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each such Lender’s portion of any converted or continued Borrowing. If the applicable Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as an ABR Borrowing.
     SECTION 2.11. Repayment of Term Borrowings. (a) (i) The applicable Borrowers shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Term Loan Repayment Date”), a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(e) and 2.24(d)) equal to the percentage set forth below for such date of the aggregate principal amount of the Term Loans outstanding on the Closing Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Percentage
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%

Repayment Date	Percentage
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December, 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
Term Loan Maturity Date	93.5%
     (ii) The applicable Borrowers shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Specified Incremental Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Incremental Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
     (iii) The applicable Borrowers shall pay to the Administrative Agent, for the account of the applicable Accepting Lenders, on each Other Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Section 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Loan Modification Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
     (b) To the extent not previously paid, all Term Loans, Specified Incremental Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date, the applicable Incremental Term Loan Maturity Date or the applicable Other Term Loan Maturity Date, as the case may be, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
     (c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
     SECTION 2.12. Voluntary Prepayment. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent, not later than 12:00 (noon), New York City time, in the case of Eurocurrency Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment, in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $2,000,000 and (ii) at the applicable Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.12(a), such prepayment may not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.
     (b) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans, so long as no Default or Event of Default has occurred and is continuing, Holdings, any Borrower or any of their Subsidiaries (each, a “Repurchaser”) may repurchase outstanding Term Loans pursuant to this Section 2.12 on the following basis:
     (i) The Repurchaser may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans by providing written notice to the Administrative Agent (for distribution to the Term Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (x) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 (the “Auction Amount”) and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction;
     (ii) In connection with any Auction, each Term Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (y) a principal amount of Term Loans which must be in increments of $1,000,000 or in an amount equal to the Term Lender’s entire remaining amount of such Term Loans (the “Reply Amount”). Term Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Acceptance in a form reasonably acceptable to the Administrative Agent;
     (iii) Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Repurchaser, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which the Repurchaser can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Repurchaser to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Repurchaser shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Repurchaser shall purchase Term Loans (or the respective portions thereof) from each Term Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Repurchaser shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Term Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;
     (iv) Once initiated by an Auction Notice, the Repurchaser may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Term Lender of a Qualifying Bid, such Term Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount;
     (v) With respect to all repurchases made by the Repurchaser pursuant to this Section 2.12(b), such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 2.12 in an amount equal to the aggregate principal amount of such Term Loans; provided that such repurchases shall not be subject to the provisions of Section 2.12(a), Section 2.17 and Section 2.18; and
     (vi) The repurchases by the Repurchaser of Term Loans pursuant to this Section 2.12(b) shall be subject to the following conditions: (u) the Auction is open to all Term Lenders on a pro rata basis, (v) no Default or Event of Default has occurred or is continuing or would result therefrom, (w) the Repurchaser shall at the time of such repurchase affirm that it is not in possession of any material non-public information that (A) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings or any of the Subsidiaries) or has not otherwise been disseminated in a manner making it available to investors generally and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, Holdings or any of the Subsidiaries or their respective securities, (x) any Term Loans repurchased pursuant to this Section 2.12(b) shall be automatically and permanently canceled upon acquisition thereof by the Repurchaser, (y) the Repurchaser shall not use the proceeds of Revolving Loans (including Incremental Revolving Loans) to acquire such Term Loans and (z) at the time of (and calculated on a pro forma basis after giving effect to) any such repurchase, the Aggregate Revolving Credit Exposure (excluding any outstanding L/C Exposure) shall not exceed unrestricted cash and cash equivalents on hand of Holdings and the Subsidiaries.
     (c) Voluntary prepayments of Term Loans pursuant to Section 2.12(a) shall be allocated among the Classes of Term Loans as specified by the applicable Borrower or Borrowers and shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of any Class under Section 2.11 as specified by the applicable Borrower or Borrowers; provided, however, that, following any Loan Modification Offer creating a Class of Other Term Loans, any voluntary prepayment of Term Loans involving such Class of Other Term Loans or the original Class of Term Loans from which such Class of Other Term Loans derived shall be allocated at least ratably to the original Class of Term Loans from which such Class of Other Term Loans derived (and may, at the Borrower’s discretion, be allocated more than ratably to such original Class of Term Loans, unless otherwise provided in the related Loan Modification Agreement).
     (d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (provided that such notice may be conditioned on receiving the proceeds of any refinancing) and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans of a Class, then the applicable Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under Section 2.12(a) shall be subject to Section 2.16, but shall otherwise be without premium or penalty. All prepayments under Section 2.12(a) (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the applicable Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
     SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the applicable Borrowers shall, on the date of such termination, repay or prepay all their outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or cash collateralize or backstop pursuant to arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank) all outstanding Letters of Credit issued by each such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrowers shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and, after the Revolving Credit Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled (or cash collateralize or backstop pursuant to arrangements satisfactory to the Administrative Agent and such Issuing Bank) Letters of Credit issued by each such Issuing Bank in an amount sufficient to eliminate such excess.
     (b) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrowers shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(e); provided that (i) no such prepayment will be required until the Net Cash Proceeds in respect of Asset Sales received from and after the time of the immediately preceding prepayment under this clause (b) (or if no such prepayments have yet occurred, from the Closing Date) exceeds $10,000,000 and (ii) with respect to the Net Cash Proceeds of any Asset Sale, the Borrowers may use a portion of such Net Proceeds to prepay or repurchase Additional Senior Secured Indebtedness to the extent any document governing such Additional Senior Secured Indebtedness requires the Borrowers to prepay or make an offer to purchase such Additional Senior Secured Indebtedness with the proceeds of such Asset Sale, in each case in an amount not to exceed the product of (1) the amount of such Net Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of the Additional Senior Secured Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Additional Senior Secured Indebtedness and the outstanding principal amount of Term Loans.
     (c) No later than the earlier of (i) (x) 120 days after the end of the fiscal year of Holdings ending on December 31, 2011 or (y) 90 days after the end of each fiscal year of Holdings thereafter, and (ii) the date that is 10 days following the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrowers shall prepay outstanding Term Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to (A) (x) if the Senior Secured Leverage Ratio at the end of such period shall have been greater than 2.0 to 1.0, 50% of Excess Cash Flow for the fiscal year then ended and (y) if the Senior Secured Leverage Ratio at the end of such period shall have been less than or equal to 2.0 to 1.0, 25% of Excess Cash Flow for the fiscal year then ended, in each case minus (B) Voluntary Prepayments and prepayments of Revolving Loans under Section 2.12 during such fiscal year but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness.
     (d) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from Indebtedness permitted by Section 6.01), the Borrowers shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(e).
     (e) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata among the Term Loans, the Specified Incremental Term Loans and the Other Term Loans and applied in direct order of maturity against the remaining scheduled installments of principal due during the next 12 months and then pro rata against the remaining scheduled installments of principal due, in each case in respect of the Term Loans, the Specified Incremental Term Loans and the Other Term Loans under clauses (i), (ii) and (iii), respectively, of Section 2.11(a).
     (f) Each applicable Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of such Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least four Business Days prior irrevocable written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Sections 2.13(e) and 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
     SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve or mandatory cost requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the applicable interbank market any other condition (including, in each case, the imposition of Taxes other than Taxes (i) imposed on any payment made pursuant to this Agreement, (ii) measured by net income or profits, franchise, branch profits or similar Taxes or (iii) arising under FATCA, including any regulations or official interpretations thereof) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any

Eurocurrency Loan or increase the cost to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or any Issuing Bank shall have reasonably determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
     (c) If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to paragraph (a) or (b) above, it shall provide prompt notice thereof to the applicable Borrower, through the Administrative Agent, certifying (i) that one of the events described in paragraph (a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the increased cost or reduced amount resulting from such event and (iii) as to the additional amount demanded by such Lender or Issuing Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate shall be conclusive absent manifest error. The applicable Borrower or Borrowers shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.
     (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or such Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
     SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the applicable Borrowers and to the Administrative Agent:
     (i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurocurrency Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
     (ii) such Lender may require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans, in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.
     (b) For purposes of this Section 2.15, a notice to the applicable Borrowers by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by such Borrowers.
     SECTION 2.16. Breakage. The applicable Borrowers shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurocurrency Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the applicable Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of Eurocurrency Loans after a Borrower has given notice thereof in accordance with the provisions of this Agreement. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender (as reasonably determined by such Lender) in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A reasonably detailed certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error.
     SECTION 2.17. Pro Rata Treatment. Except as otherwise set forth herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such applicable Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding applicable Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
     SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C

Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement (including prepayments received pursuant to Section 2.12(b)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrowers and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.
     SECTION 2.19. Payments. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available funds, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at: in the case of the Administrative Agent, Eleven Madison Avenue, New York, NY 10010. All payments received by the Administrative Agent after such time shall be deemed received on the next Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.
     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     (c) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower does not in fact make such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).
     SECTION 2.20. Taxes. (a) Except as required by law (as modified by the practice then in effect of any Governmental Authority), any and all payments by or on account of any obligation of a Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without withholding or deduction for any Taxes; provided that if any Borrower or any other Loan Party shall be required by law to withhold or deduct any Taxes from such payments, then (i) such Borrower or such Loan Party shall make such withholdings or deductions, (ii) such Borrower or such Loan Party shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Taxes are Indemnified Taxes, the amount payable by the applicable Borrower or any Loan Party shall be increased as necessary so that, net of all required withholdings and deductions for Indemnified Taxes (including withholdings and deductions applicable to additional amounts payable under this Section 2.20), the applicable Recipient receives the amount it would have received had no such withholdings or deductions, as the case may be, been made.
     (b) In addition, the applicable Borrower or any Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrowers and any Loan Party shall, jointly and severally, indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the applicable Recipient on or with respect to any payment by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Borrowers by a Recipient on behalf of itself or another Recipient shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes by any Borrower or any other Loan Party to a Governmental Authority, such Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Each Recipient shall deliver to any Borrower or any other Loan Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, other Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law, if any, as will (i) permit payments hereunder or under any other Loan Document to be made without, or at a reduced rate of, withholding Tax or (ii) enable such Borrower, Loan Party or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements, but only, in each case, if such Recipient is legally entitled to do so.
     (f) Notwithstanding anything to the contrary in this Section 2.20, in the case of any withholding Tax (other than U.S. Federal withholding Tax), the completion, execution and submission of such documentation shall not be required if, in the Recipient’s judgment, such completion, execution or submission would subject such Recipient to any material, unreimbursed out-of-pocket cost or expense or would materially prejudice the legal or commercial position of such Recipient.
     (g) Without limiting the generality of the foregoing hereunder or the provisions of any other Loan Document, each Recipient shall deliver to the Borrowers and Administrative Agent two copies (or such other number of copies as shall be requested by the recipient) on or prior to the date on which such Person becomes a Recipient, as the case may be, under this Agreement (and from time to time thereafter when a previously provided form becomes obsolete or invalid, but only if such Person is legally entitled to do so), of whichever of the following is applicable:
     (i) in the case of a Recipient claiming the benefits of an income tax treaty to which the United States of America is a party, (A) with respect to payments of interest under this Agreement or any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to all other payments under this Agreement or any Loan Document, IRS Form W-8BEN establishing an exemption from U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (ii) in the case of a Recipient for whom payments under this Agreement or any Loan Document constitute income that is effectively connected with such Recipient’s conduct of a trade or business in the United States, duly completed copies of IRS Form W-8ECI and, in the case of the Administrative Agent, also deliver two duly completed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Borrowers and Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments), with the effect that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States,
     (iii) in the case of a Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Recipient is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) duly completed copies of IRS Form W-8BEN,
     (iv) in the case of a Recipient that is a U.S. person within the meaning of section 7701(a)(30) of the Code, duly completed copies of Internal Revenue Service Form W-9;
     (v) to the extent a Recipient is not a U.S. person within the meaning of section 7701(a)(30) of the Code and is not the beneficial owner of payments made under this Agreement or any Loan Document (for example, where such Recipient is a non-U.S. partnership), (A) an IRS Form W-8IMY on behalf of itself and (B) the relevant forms prescribed in clauses (i), (ii), (iii), (iv) and (vi) of this Section 2.20(g) that would be required of each such beneficial owner if such beneficial owner were a Recipient; or
     (vi) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the amount of withholding or deduction, if any, required to be made.
     (h) If any Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes (including, for purposes of this Section 2.20(h), Taxes indemnified pursuant to Section 2.14) as to which it has been indemnified by any Borrower or any other Loan Party or with respect to which any Borrower or any other Loan Party has paid additional amounts pursuant to Section 2.14 or this Section 2.20, as applicable, it shall pay to such Borrower or such other Loan Party, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or such additional amounts paid, by any Borrower or any Loan Party under Sections 2.14 or 2.20, as applicable, with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to the amount of such refund as corresponds to the Indemnified Taxes giving rise to such refund), provided that such Borrower or such other Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to such Borrower or such other Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
     (i) Each applicable Lender and Issuing Bank (including any successors or assigns thereof) shall severally indemnify the Administrative Agent for the full amount of any Excluded Taxes payable by the Administrative Agent with respect to this Agreement, any Loan Document or any payment by any Borrower or Loan Party under this Agreement and any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly imposed by the relevant Governmental Authority, except to the extent that any such amount or payment is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The indemnity under this paragraph (i) shall be paid within 30 days after the Administrative Agent delivers to the applicable Lender or Issuing Bank a certificate stating the amount of such Excluded Taxes so payable by the Administrative Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.
     (j) Notwithstanding anything to the contrary contained herein or in any Loan Document, if any Lender assigns, participates or transfers any of its rights or obligations under this Agreement pursuant to Section 9.04 or any Lender changes its lending branch, neither the Borrower nor any other Loan Party shall make any greater payments pursuant to this Section 2.20, as a consequence of such assignment, participation, transfer or change, than would have been payable in the absence of such assignment, participation, transfer or change; provided that this Section 2.20(j) shall not apply to changes made pursuant to Section 2.21(a).
     (k) If a payment made to a Recipient would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such

Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.20(k), FATCA shall include any regulations or official interpretations thereof.
     SECTION 2.21. Assignment or Termination of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) any Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to (x) any Loan Modification Offer or (y) any other amendment, waiver or other modification of any Loan Document requested by the Borrowers that, in the case of clause (y), requires the consent of a greater percentage of Lenders than the Required Lenders (or, in the case of an amendment, waiver or other modification described in clause (B) of the second proviso to Section 9.08(b), greater than a majority in interest of the affected Class of Lenders) and such Loan Modification Offer or other amendment, waiver or modification is consented to by the Required Lenders (or, in the case of a Loan Modification Offer or any amendment, waiver or modification described in clause (B) of the second proviso to Section 9.08(b), a majority in interest of the affected Class) or (v) any Lender becomes a Defaulting Lender then, in each case, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent (x) require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) or (v) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification or in respect of which such Lender is a Defaulting Lender) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate the Commitment of such Lender (or, in the case of clause (iv) or (v) above, such Lender’s Commitment with respect to the Class of Commitments that is the subject of the related consent, amendment, waiver or other modification or in respect of which such Lender is a Defaulting Lender) or the L/C Commitment of such Issuing Bank, as the case may be (provided that, with respect to clause (iv) above, any such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver, amendment or other modification of the Loan Documents); provided that (A) such assignment or termination shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) in the case of an assignment pursuant to clause (x) above, the Borrowers shall have received the prior written consent of the Administrative Agent (and, if any Revolving Credit Commitment is being assigned, of each applicable Issuing Bank and the Swingline Lender), which consents shall not be unreasonably withheld or delayed, (C) the Borrowers (or, in the case of an assignment pursuant to clause (x) above, such assignee) shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of the applicable Class or the outstanding L/C Disbursements of such Lender or such Issuing Banks, respectively, plus (except, in the case of a Defaulting Lender, any Fees not required to be paid to such Defaulting Lender pursuant to the express provisions of this Agreement) all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16) and (D) in the case of a termination of the L/C Commitments of an Issuing Bank pursuant to clause (y) above, the Borrowers shall have canceled, or provided a backstop on terms satisfactory to such Issuing Bank in respect of, any Letters of Credit issued by such Issuing Bank; provided further that, if prior to any such transfer and assignment or termination, as the case may be, the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then (i) such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder and (ii) the Borrowers shall not thereafter be permitted to terminate the relevant Commitment or Commitments of such Lender or the L/C Commitment of such Issuing Bank pursuant to clause (y) above. Each Lender and each Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).
     (b) If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) any Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.
     SECTION 2.22. Swingline Loans. (a)Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrowers at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $15,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is at least $100,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.
     (b) Swingline Loans. The Borrowers shall notify the Swingline Lender by fax, or by telephone (promptly confirmed by fax), not later than 12:00 (noon), New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of the Swingline Loan should be disbursed. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.
     (c) Prepayment. The Borrowers shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01.
     (d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).
     (e) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 (noon), New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other person on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers (or other person liable for obligations of the Borrowers) of any default in the payment thereof.
     SECTION 2.23. Letters of Credit. (a) General. Any Borrower may request the issuance of a Letter of Credit for its own account or for the account of Holdings or any Wholly Owned Subsidiary of Holdings, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time while the L/C Commitments remain in effect as set forth in Section 2.09(a). This Section shall not be construed to impose any obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $50,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.
     (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank at the time of issuance or renewal thereof, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that each Existing Letter of Credit may expire on the termination date of such Existing Letter of Credit; provided, further, that a Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank at the time of issuance or renewal thereof) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
     (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to its applicable Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (or, in the case of the Existing Letters of Credit, upon the Closing Date). In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of

Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. For the avoidance of doubt, each Revolving Credit Lender’s obligation to participate in Letters of Credit pursuant to this Section 2.23(d) shall terminate on the Revolving Credit Maturity Date.
     (e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than the Business Day after such Borrower shall have received notice from such Issuing Bank that payment of such draft will be made.
     (f) Obligations Absolute. Each Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, setoff, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.
     Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank.
     (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the applicable Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.
     (h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by such Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.
     (i) Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrowers, and may be removed at any time by the Borrowers by notice to such Issuing Bank, the Administrative

Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrowers shall on the Business Day they receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Article VII(g) or Article VII(h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the

Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
     (k) Additional Issuing Banks. The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
     SECTION 2.24. Incremental Term Loan Commitments and Incremental Revolving Credit Commitments. (a) Any Borrower may, by written notice to the Administrative Agent, on one or more occasions during the term of this Agreement request Incremental Term Loan Commitments or Incremental Revolving Credit Commitments, as applicable, in an aggregate amount not to exceed the Incremental Facility Amount in effect at such time from one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the identity of the Borrower or Borrowers to which the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments shall be extended, (ii) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments being requested (which shall be in a minimum increment equal to $1,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Facility Amount), (iii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice unless otherwise agreed to by the Administrative Agent), (iv) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are commitments to make additional Term Loans of any Class or commitments to make term loans with terms different from the Term Loans (“Specified Incremental Term Loans” and, such commitments, “Specified Incremental Term Commitments”) and (v) in the case of Incremental Revolving Credit Commitments, whether such Incremental Revolving Credit Commitments are commitments to make additional Revolving Loans of any Class or commitments to make revolving loans on terms different from the then existing Revolving Loans (“Specified Incremental Revolving Loans” and, such commitments, “Specified Incremental Revolving Credit Commitments”).
     (b) The applicable Borrower or Borrowers may seek Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith. The applicable Borrower or Borrowers and each Incremental Term Lender and/or Incremental Revolving Credit Lender, as applicable, shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment and/or the Incremental Revolving Credit Commitment of such Person. The terms and provisions of (i) the Incremental Term Loans shall be identical to those of the Term Loans of the applicable Class and (ii) the Incremental Revolving Credit Commitments shall be identical to those of the Revolving Credit Commitments of the applicable Class, in each case except as otherwise set forth herein or in the Incremental Assumption Agreement; provided that without the prior written consent of the Required Lenders, (i) (A) the final maturity date of any Specified Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date in effect at the time the Incremental Term Loan Commitments with respect to such Specified Incremental Term Loans become effective and (B) the final maturity date of any Specified Incremental Revolving Loans shall be no earlier than the Revolving Credit Maturity Date with respect to any Class of Revolving Loans, (ii) the average life to maturity of the Specified Incremental Term Loans shall be no shorter than the remaining average life to maturity of any other Class of Term Loans and (iii) if the initial yield on such Specified Incremental Term Loans or Specified Incremental Revolving Loans, as applicable (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Specified Incremental Term Loans or Specified Incremental Revolving Loans, as applicable (which shall be increased by the amount that any “LIBOR floor” applicable to such Specified Incremental Term Loans or Specified Incremental Revolving Loans, as applicable, on the date such Specified Incremental Term Loans or Specified Incremental Revolving Loans, as applicable, are made would exceed the Adjusted LIBO Rate (without giving effect to the last sentence of the definition of such term)) that would be in effect for a three-month Interest Period commencing on such date) and (y) if such Specified Incremental Term Loans or Specified Incremental Revolving Loans, as applicable, are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Specified Incremental Term Loans or Specified Incremental Revolving Loans, as applicable, being referred to herein as “OID”), the amount of such OID divided by the lesser of (x) the average life to maturity of such Specified Incremental Term Loans or Specified Revolving Term Loans, as applicable and (y) four) exceeds by more than 50 basis points the sum of (A) the margin then in effect for Eurocurrency Term Loans or Eurocurrency Revolving Loans of any Class, as applicable (which shall be the sum of the Applicable Margin then in effect for such Eurocurrency Term Loans or Eurocurrency Revolving Loans of such Class, as applicable, increased by the amount that any “LIBOR floor” applicable to such

Eurocurrency Term Loans or Eurocurrency Revolving Loans of such Class, as applicable, on such date would exceed the Adjusted LIBO Rate (without giving effect to the last sentence of the definition of such term) that would be in effect for a three-month Interest Period commencing on such date) plus (B) the amount of OID initially paid in respect of such Term Loans or Revolving Loans of such Class, as applicable, divided by the lesser of (x) the average life to maturity of the Term Loans or Revolving Loans of such Class, as applicable, as in effect at the time such Term Loans or Revolving Loans, as applicable, were made as determined by the Administrative Agent in its sole discretion and (y) four (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for each such affected Class of Term Loans or Revolving Loans, as applicable, shall automatically be increased by the Yield Differential, effective upon the making of the Specified Incremental Term Loans or Specified Incremental Revolving Loans, as applicable. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and/or Incremental Revolving Credit Commitment and the Incremental Term Loans and/or Incremental Revolving Loans evidenced thereby, and the Administrative Agent and the Borrowers may revise this Agreement to evidence such amendments.
     (c) Notwithstanding the foregoing, without the consent of the Required Lenders, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the applicable Borrower or Borrowers, (ii) except as otherwise specified in the applicable Incremental Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders and/or Incremental Revolving Credit Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, (iii) the Administrative Agent shall have received from the applicable Borrower or Borrowers all fees and other amounts due and payable in respect of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by such Borrower or Borrowers hereunder or under any other Loan Document and (iv) at the time of, and after giving effect to, such Incremental Term Loan Commitment and/or Incremental Revolving Credit Commitment and the Loans to be made thereunder (assuming, in the case of any Incremental Revolving Commitment, that the full amount thereof was drawn at such time) and the application of the proceeds therefrom as if made and applied on such date, (x) Holdings would be in Pro

Forma Compliance and (y) the Senior Secured Leverage Ratio would not exceed 3.50 to 1.00.
     (d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the applicable Borrower or Borrowers, take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Specified Incremental Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans of the applicable Class on a pro rata basis and (ii) all Revolving Loans in respect of Incremental Revolving Credit Commitments (other than Specified Incremental Revolving Loans), when originally made, are included in each Borrowing of outstanding Revolving Loans of the applicable Class on a pro rata basis. With respect to Incremental Term Loans, this may be accomplished by converting each outstanding Eurocurrency Term Borrowing into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurocurrency Term Borrowing of the applicable Class on a pro rata basis. With respect to Incremental Revolving Credit Commitments, this may be accomplished by (i) requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing of such Class, (ii) causing Lenders of the affected Class to assign portions of their outstanding Revolving Loans to Incremental Revolving Credit Lenders or (iii) any combination of the foregoing. Any conversion of Eurocurrency Loans to ABR Loans contemplated in the preceding two sentences shall be subject to Section 2.16. If any Incremental Term Loan or Incremental Revolving Loan is to be allocated to an existing Interest Period for a Eurocurrency Term Borrowing or Eurocurrency Revolving Borrowing of a Class, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Specified Incremental Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders of the applicable Class on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which such Lenders were entitled before such recalculation.
     SECTION 2.25. Defaulting Lenders. (a) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Exposure and any outstanding Swingline Loans:
     (i) the Pro Rata Percentage of such Defaulting Lender with respect to any L/C Exposure and any outstanding Swingline Loans will, subject to the limitation in the last sentence of clause (b) below, automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Revolving Credit Lenders that are not Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided, that (x) with respect to each non-Defaulting Lender, the sum of its Pro Rata Percentage of the Revolving Credit Exposures, plus its Pro Rata Percentage of the aggregate principal amounts of all Swingline Loans may not in any event exceed its Revolving Credit Commitment as in effect at the time of such reallocation and (y) neither such reallocation nor any payment by a non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender; and
     (ii) to the extent that any portion (the “unreallocated portion”) of the Pro Rata Percentage of such Defaulting Lender with respect to any L/C Exposure and any outstanding Swingline Loans cannot be so reallocated, the applicable Borrower or Borrowers will promptly, and in no event later than three Business Days after any demand by the Administrative Agent (at the direction of the Issuing Banks and/or the Swingline Lender, as the case may be), (x) (A) cash collateralize the obligations of such Borrower to the Issuing Banks in respect of such L/C Exposure, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure and (B) in the case of such outstanding Swingline Loans, prepay in full the unreallocated portion thereof, or (y) make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Banks and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender. Notwithstanding the foregoing, the Issuing Banks shall have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit, and the Swingline Lender shall have no obligation to make new Swingline Loans, until such unreallocated portions of L/C Exposure or Swingline Loans (as the case may be) are cash collateralized or prepaid (as the case may be) in accordance with clause (x) above or such other arrangements are made in accordance with clause (y) above.
     (b) If the applicable Borrower or Borrowers, the Administrative Agent, the Issuing Banks and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein, (i) such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s Pro Rata Percentage to be on a pro rata basis in accordance with its respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower or Borrowers while such Lender was a Defaulting Lender and (ii) the cash collateral requirements set forth in this Section 2.25 will terminate and each applicable Issuing Bank and the Swingline Lender will cause any cash collateral posted with respect to their respective L/C Exposure or the

Swingline Loans, as the case may be, to be returned to the applicable Borrower or Borrowers subject to any terms relating to such cash collateral; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
     (c) The Administrative Agent will promptly send to each Lender, the Swingline Lender and each Issuing Bank a copy of any notice to the applicable Borrower or Borrowers provided for in this Section 2.25.
ARTICLE III
Representations and Warranties
     Each Loan Party, with respect to itself and its respective Subsidiaries, represents and warrants to each Administrative Agent, each Issuing Bank and each of the Lenders that:
     SECTION 3.01. Organization; Powers. Each Loan Party and its Material Subsidiaries (a) is duly organized, validly existing and in good standing (or where applicable the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted except where the failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow hereunder.
     SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate, partnership and, if required, stockholder, works council and partner action and (b) will not (i) (x) violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, partnership agreements or other constitutive or governing documents or by-laws of Holdings or any Subsidiary, (y) violate in any material respect any order of any Governmental Authority or (z) violate in any material respect any provision of any indenture, agreement or other instrument to which Holdings or any Material Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any material obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings or any Material Subsidiary (other than any Lien created hereunder or under the Security Documents).

     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, subject to Legal Reservations, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, subject to Legal Reservations, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.
     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) filings in connection with the Security Documents, (b) recordation of the Mortgages, (c) the filings or other actions listed on Schedule 3.04 and (d) such as have been made or obtained and are in full force and effect or where the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.05. Financial Statements. (a) Holdings has heretofore furnished to the Lenders the consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of the Acquired Company (i) as of and for the fiscal years ended December 31, 2007, 2008 and 2009, audited by and accompanied by the opinion of Grant Thornton LLP, independent public accountants and (ii) as of and for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, certified by its Financial Officer. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Acquired Company and its consolidated subsidiaries, as of such dates and for such periods. Such statements of financial position and the notes thereto disclose all material liabilities, direct or contingent, of the Acquired Company and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.
     (b) Holdings has heretofore delivered to the Lenders its unaudited pro forma balance sheet and income statement as of and for the twelve months ended September 30, 2010, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such income statement, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by Holdings, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by Holdings on the date hereof and on the Closing Date to be reasonable), accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis, based on the assumptions reflected therein, the estimated consolidated financial position of Holdings and the Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be (and subject to normal year-end audit adjustments and the absence of footnotes).

     SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Holdings and the Subsidiaries, taken as a whole, since December 31, 2009.
     SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each Loan Party and its subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except, in each case, where the failure to have such good and valid title or such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
     (b) Each Loan Party and its subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect except, in each case, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (c) As of the Closing Date, no Loan Party or any of its subsidiaries has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
     (d) As of the Closing Date, no Loan Party or any of its subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage membership interest of Holdings or any Subsidiary therein and the identity of such holder. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are, as of the Closing Date, except as set forth on such Schedule, fully paid and non-assessable and are owned by Holdings or a Subsidiary, directly or indirectly, free and clear of all Liens other than Liens arising under applicable laws or permitted under Section 6.02 (other than Liens created under the Security Documents).
     SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     (c) No Loan Party or any of its subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning and building law, ordinance, code or approval, or permits, any Environmental Law and any Environmental Permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
     (d) Certificates of occupancy (or the functional equivalent thereof) and permits are in effect for each Mortgaged Property as currently constructed or the improvements located on each such Mortgaged Property or the use thereof constitutes legal non-conforming structures or uses except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. Agreements. (a) No Loan Party or any of its subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (b) No Loan Party or any of its subsidiaries is in default in any manner under any provision of any material indenture or other material agreement or instrument evidencing Indebtedness owed to a third party, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.11. Federal Reserve Regulations. (a) No Loan Party or any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
     SECTION 3.12. Investment Company Act. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

     SECTION 3.13. Use of Proceeds. The Borrowers will use the proceeds of the Loans (other than Incremental Term Loans, Incremental Revolving Loans or Other Revolving Loans, which will be used as provided for in the applicable Incremental Assumption Agreement or the applicable Loan Modification Agreement, as the case may be) and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.
     SECTION 3.14. Taxes. (a) Each Loan Party and each of its subsidiaries has filed or caused to be filed all material federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material Taxes due and payable by it and all material assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or subsidiary, as applicable, shall have set aside on its books adequate reserves.
     (b) As of the Closing Date, none of Holdings, the Subsidiaries and their respective Affiliates, after giving effect to the Transactions, is a party to, bound by or has any liability under any Tax sharing agreement or similar agreement with respect to Taxes.
     SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum (together with the risk factors incorporated by reference therein) or (b) any other written information, report, exhibit or schedule (excluding the projections, forecasts, other forward-looking information and financial information referred to below) furnished by or on behalf of Holdings or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, contained, contains or will contain as of the date the same was or is furnished any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such projections, forecasts, other forward-looking information and financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
     SECTION 3.16. Employee Benefit Plans. (a) Each Loan Party, each Material Subsidiary and each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Loan Party, any Material Subsidiary or any ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos.

87 and 158, as amended or revised from time to time) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as amended or revised from time to time) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans except in each such case where such underfunding could not reasonably be expected to have a Material Adverse Effect.
     (b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, no Loan Party, its Affiliates or, to the knowledge of any Loan Party, any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Loan Party or any subsidiary thereof, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans except in such case where the underfunding could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permits, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of each Loan Party or any Material Subsidiary thereof as of the Closing Date that is material to Holdings and the Material Subsidiaries taken as a whole. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. Each Loan Party and each Material Subsidiary has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     SECTION 3.19. Security Documents. (a) Subject to the Legal Reservations, the U.S. Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the U.S. Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the U.S. Collateral Agreement) is delivered to the Collateral Agent, the Lien created under the U.S. Collateral Agreement shall constitute a fully perfected first priority Lien (subject to the rights of Persons pursuant to Liens expressly permitted by Section 6.02) on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), or other appropriate instruments are filed or other actions taken, all as described in Schedule 3.19(a), the Lien created under the U.S. Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the U.S. Collateral Agreement), in each case prior and superior in right to any other Person, in each case other than with respect to Liens expressly permitted by Section 6.02.
     (b) Upon the recordation of the U.S. Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Closing Date Borrower, the Administrative Agent and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the U.S. Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the U.S. Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).
     (c) Subject to the Legal Reservations, each Mortgage, when executed, will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a valid and enforceable Lien on all of the applicable Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed and/or recorded in the relevant recorder’s office, such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Mortgaged Property and the proceeds thereof, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.
     SECTION 3.20. Location of Real Property. Schedule 3.20 lists completely and correctly as of the Closing Date all material real property owned by Holdings and the Material Subsidiaries and the addresses thereof. Holdings and the Material Subsidiaries, as of the Closing Date, own in fee all the material real property set forth on Schedule 3.20.
     SECTION 3.21. Labor Matters. As of the Closing Date, there are no material strikes, lockouts or slowdowns against any Loan Party or any Material Subsidiary, to the knowledge of Holdings or any Borrower, threatened. The hours worked by and payments made to employees of each Loan Party and the subsidiaries thereof have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters in any material respects. All material payments due from any Loan Party or any Material Subsidiary, or for which any claim may be made against any Loan Party or Material Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or Material Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or Material Subsidiary is bound to the extent the same could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.22. Solvency. Immediately after (a) the consummation of the Transactions to occur on the Closing Date and (b) the making of each Loan and after giving effect to the application of the proceeds of each Loan, (i) the fair value of the assets of the Loan Parties (on a consolidated basis), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties (on a consolidated basis) will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     SECTION 3.23. Sanctioned Persons. No Loan Party or subsidiary thereof nor, to the knowledge of any Loan Party, any director, officer, agent, employee or Affiliate of any Loan Party or subsidiary thereof is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law; and no Borrower will knowingly directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law.
ARTICLE IV
Conditions of Lending
     The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:
     SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):
     (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b), or, in the case of a Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).
     (b) Except with respect to the Credit Events to occur on the Closing Date, the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
     (c) Except with respect to the Credit Events to occur on the Closing Date, at the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.
     Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
     SECTION 4.02. First Credit Event. On the Closing Date:
     (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of (i) Debevoise & Plimpton LLP, counsel for Holdings and Merger Sub, substantially to the effect set forth in Exhibit J, and (ii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit K, in each case (A) dated the Closing Date, (B) addressed to the Issuing Banks, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrowers hereby request such counsel to deliver such opinions.
     (b) [Reserved]
     (c) The Administrative Agent shall have received (i) an up to date copy of the certificate or articles of incorporation, partnership agreement or other constitutive document, of each Loan Party, certified as of a recent date by the Secretary of State of the jurisdiction of its organization or by a Secretary, director or other officer of the relevant Loan Party, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary or other authorized officer or director of each Loan Party dated the Closing Date and certifying, to the extent applicable to such Loan Party, (A) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement (or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, members or partners, or shareholders (or other equivalent governing body), as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Merger Sub, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other similar constitutive document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing pursuant to clause (i) above or, if applicable, pursuant to the official commercial register extract, shareholder list or similar applicable official registry of the Loan Party, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer or director as to the incumbency and specimen signature of the Secretary, Assistant Secretary or other authorized officer or director executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent may reasonably request.
     (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Holdings, confirming compliance with the condition precedent set forth in paragraph (j) of this Section 4.02.
     (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.
     (f) The Security Documents set forth in Schedule 4.02(f) shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and, subject to the payoff and release and other actions described in paragraph (m) below, the priority described in each Security Document; provided that, to the extent any Collateral (including the creation or perfection of any security in respect thereof) required pursuant to this paragraph (f) is not or cannot be provided or perfected on the Closing Date after the use by Holdings and Merger Sub of commercially reasonable efforts to do so (other than the grant and perfection of security interests in assets located in any state of the United States or the District of Columbia with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or the delivery of a certificated security), then the provision and/or perfection of a security interest in any such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date (but shall be required to be provided as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 5.13 or such later date as may be reasonably agreed by the Administrative Agent and Merger Sub).
     (g) With respect to any Loan Party organized in the United States, the Administrative Agent shall have received a Perfection Certificate with respect to such Loan Party dated the Closing Date and duly executed by a Responsible Officer of Holdings and Merger Sub, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons and in such other locations as the Administrative Agent may reasonably request, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
     (h) [Reserved]
     (i) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which (to the extent it is a property policy) shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

     (j) The representations and warranties set forth in Section 3.01(a) (only to the extent relating to corporate existence), 3.01(d) (as to execution, delivery and performance of the Loan Documents), 3.02(a), 3.02(b)(i)(x) (as to execution, delivery and performance of the Loan Documents), 3.03, 3.11, 3.12, 3.19(a) (subject to the proviso in clause (f) above) and 3.22 shall, in each case, be true and correct on and as of the Closing Date in all material respects (and in all respects, if qualified by materiality).
     (k) The Acquisition shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated in accordance with the Merger Agreement. The Administrative Agent shall have received copies of the Merger Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer of Holdings as being complete and correct.
     (l) Merger Sub shall or will substantially simultaneously with the initial funding of the Loans on the Closing Date, have received gross cash proceeds of not less than $250,000,000 from the issuance of the Senior Unsecured Notes or otherwise have sufficient funds to consummate the Acquisition. The Administrative Agent shall have received copies of the Senior Unsecured Note Documents, if any, certified by a Financial Officer of Holdings as being complete and correct.
     (m) The other Acquisition Transactions shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated on the terms (and in the amounts) set forth in the introductory statement to this Agreement or otherwise on terms reasonably acceptable to the Administrative Agent.
     (n) Amounts sufficient to pay all principal, premium (if any) interest, fees and other amounts due or outstanding under or in respect of the Existing Credit Agreement (the “Payoff Amounts”) shall or will, substantially simultaneously with the initial funding of the Loans on the Closing Date, have been provided to the agents or other representatives thereunder. The Administrative Agent shall have received duly executed payoff letters and release documentation, in form and substance reasonably satisfactory to it, from the agents or other representatives under the Existing Credit Agreement confirming that, subject only to the receipt or deposit, as applicable, of the Payoff Amounts owing with respect to such indebtedness, the commitments (if any) thereunder shall be terminated and all guarantees and security in support thereof shall be discharged and released to the extent applicable. A redemption notice shall have been issued to redeem all of the PIK Notes that have not been repurchased, repaid or redeemed on or prior to the Closing Date and the PIK Notes Indenture shall have been satisfied and discharged as to all such remaining PIK Notes. Immediately after the Closing Date, there shall be no Indebtedness for borrowed money of Holdings and the Subsidiaries other than (a) Indebtedness outstanding under this Agreement, (b) the Senior Unsecured Notes, (c) Indebtedness set forth on Schedule 6.01, (d) PIK Notes (so long as the requirements set forth in the previous sentence are satisfied) and (e) Indebtedness outstanding under any non-U.S. local working capital facilities.
     (o) The Lenders shall have received the financial statements and opinions referred to in Section 3.05.
     (p) The Administrative Agent shall have received a certificate from a Financial Officer of Holdings in the form of Exhibit M and in substance reasonably satisfactory to the Administrative Agent, certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereunder to occur on the Closing Date, are solvent. If any party to the Merger Agreement shall have received a solvency opinion from an independent third party with respect to the solvency of the Acquired Company, such opinion shall have been delivered to the Administrative Agent and shall have permitted the Lenders to rely upon it.
     (q) The Lenders shall have received at least five Business Days in advance of the Closing Date (or such other later date prior to the Closing Date satisfactory to the Administrative Agent), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act.
ARTICLE V
Affirmative Covenants
     Each of Holdings and the Borrowers covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than indemnification and other contingent obligations for which no claim has been made) payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired (unless cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrowers will, and will cause the Material Subsidiaries to:
     SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations (including any unconditional works council authorizations), patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property and assets material to the conduct of such business and keep such property and assets in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
     SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, as is customary with companies in the same or similar businesses operating in the same or similar locations; and maintain such other insurance as may be required by law.
     (b) Cause all such policies covering any Collateral material to Holdings and the Subsidiaries taken as a whole (to the extent it is a property policy) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any Borrower or the Loan Parties under such policies directly to the Collateral Agent; and cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium without at least 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason without at least 30 days’ prior written notice thereof by the insurer to the Administrative Agent.
     (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is customary with companies in the same or similar businesses operating in the same or similar locations, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is customary with companies in the same or similar businesses operating in the same or similar locations.
     (d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against claims that are customarily insured under such insurance, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms satisfactory to the Administrative Agent.
     SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge or levy, so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings or the applicable Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge or enforcement of a Lien.
     SECTION 5.04. Financial Statements, Reports, etc. In the case of Holdings, furnish to the Administrative Agent, which shall furnish to each Lender:
     (a) within (i) 120 days after the end of the fiscal year of Holdings ending on December 31, 2011 and (ii) 90 days after the end of each fiscal year of Holdings thereafter, its consolidated balance sheet and related statements of income, stockholder’s equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of Holdings and such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers, Grant Thornton or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” section;
     (b) within (i) 60 days after the end of the fiscal quarters of Holdings ending on March 31, 2011, June 30, 2011 and September 30, 2011 and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year thereafter, its consolidated balance sheet and related statements of income, stockholder’s equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of Holdings and such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by its Financial Officer as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the lack of notes thereto, together with a customary “management discussion and analysis” section;
     (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of its Financial Officer in the form of Exhibit L (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) in the case of financial statements delivered for fiscal quarters and fiscal years, as applicable, ending on or after June 30, 2011, setting forth computations in reasonable detail satisfactory to the Administrative Agent (which shall include a reasonably detailed calculation of Consolidated EBITDA for the relevant period) demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12;
     (d) within (i) 120 days after the beginning of the fiscal year of Holdings ending on December 31, 2012 and (ii) 90 days after the beginning of each fiscal year of Holdings thereafter, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders or equityholders, as the case may be;
     (f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
     (g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent

(on its own behalf or on behalf of any Lender acting through the Administrative Agent) may reasonably request; and
     (h) provide all information reasonably requested by the Administrative Agent on behalf of any Lender required in order to manage such Lender’s anti-money laundering, counter-terrorism financing or economic and trade sanctions risk or to comply with any laws or regulations.
     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, each Issuing Bank and each Lender prompt written notice of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
     (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
     (d) any change in the Closing Date Borrower’s public corporate rating by S&P, in the Closing Date Borrower’s public corporate family rating by Moody’s or in the public ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Closing Date Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Closing Date Borrower or the Credit Facilities.
     SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or (ii) in the jurisdiction of organization or formation of any Loan Party. Holdings and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will be made promptly under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrowers also agree promptly to notify the Administrative Agent if any portion of the Collateral that is material to Holdings and the Subsidiaries taken as a whole is damaged or destroyed.
     (b) In the case of Holdings, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the

Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.
     SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP or, with respect to any Subsidiary organized outside of the United States, the local accounting standards applicable in the relevant jurisdiction and all requirements of law, are made of all material dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person upon reasonable notice and at reasonable times during normal business hours (provided that (i) such visits shall be coordinated by the Administrative Agent, (ii) such visits shall be limited to no more than one such visit per calendar year, and (iii) such visits by any Lender shall be at the Lender’s expense, except in the case of clauses (ii) and (iii) during the continuance of an Event of Default), and permit any representatives designated by the Administrative Agent or any Lender to have reasonable discussions regarding the affairs, finances and condition of such Person with the officers thereof (provided that such discussions shall be limited to no more than once per calendar quarter except during the continuance of an Event of Default).
     (b) In the case of Holdings and the Borrowers, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated publicly by S&P and Moody’s, and in the case of the Closing Date Borrower, use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Closing Date Borrower.
     SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement, in any Incremental Assumption Agreement (with respect to Incremental Revolving Loans and Incremental Term Loans) or in any Loan Modification Agreement (with respect to Other Revolving Loans).
     SECTION 5.09. Employee Benefits. Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings or any Borrower knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings, any Borrower or any ERISA Affiliate in an aggregate amount exceeding $15,000,000, a statement of a Financial Officer of Holdings or such Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or such Borrower proposes to take with respect thereto.

     SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons occupying or operating its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct in all material respects any response or remedial action in accordance with Environmental Laws; provided, however, that none of Holdings or any Material Subsidiary shall be required to undertake any response or remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, except to the extent such response or remedial action is necessary to prevent or abate an imminent and substantial danger to human health and/or the environment.
     SECTION 5.11. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 30 days without Holdings or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, the Loan Parties shall provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating, to the extent relevant, the presence or absence of Hazardous Materials and the estimated cost of any compliance with, or response or remedial action under, Environmental Law in connection with such Default.
     SECTION 5.12. Further Assurances. Execute any and all further documents, financing statements, agreements, assignments, transfers, charges, notices and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under the Agreed Security Principles, or that the Required Lenders or the Administrative Agent may reasonably request (and in such form as the Administrative Agent and the Collateral Agent may reasonably require in accordance with the Agreed Security Principles) in order to effectuate the transactions contemplated by the Loan Documents and (to the extent applicable and required) in order to (i) grant, preserve, protect and perfect the validity and first priority (subject to the rights of Persons pursuant to Liens expressly permitted by Section 6.02) of the security interests created or intended to be created by the Security Documents in accordance with the Agreed Security Principles and (ii) facilitate the realization of the assets which are, or are intended to be, the subject of such security interests. Subject to the Agreed Security Principles, Holdings, each Borrower and each other Loan Party will cause any subsequently acquired or organized Subsidiary of such Person (other than an Excluded Subsidiary) to become a Loan Party by executing a Guarantor Joinder and each applicable Loan Document in favor of the Collateral Agent (it being understood that any Guarantor Joinder entered into by a Subsidiary acquired in accordance with the terms hereof may include schedules to qualify representations and warranties made by such new Loan Party and that, in such case, all such representations and warranties shall be so qualified with respect to such new Loan Party). In addition, from time to time and subject to the Agreed Security Principles, Holdings, each Borrower and each other Loan Party will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected (to the extent required under the Agreed Security Principles) first priority (subject to the rights of Persons pursuant to Liens expressly permitted by Section 6.02) security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate. Such security interests and Liens will be created under the Loan Documents and other security agreements, mortgages, deeds of trust and other instruments and documents (including, where applicable, Foreign Collateral Agreements) in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, and Holdings, the Borrowers and the other Loan Parties shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request in accordance with the Agreed Security Principles to evidence compliance with this Section. Subject to the Agreed Security Principles, each of Holdings, the Borrowers and the other Loan Parties agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection (where applicable) and priority status of each such security interest and Lien. In furtherance of the foregoing, Holdings and the Borrowers will give prompt notice to the Administrative Agent of the acquisition by any of them or any of their respective Subsidiaries of any owned real property (or any interest in owned real property) having a value in excess of $5,000,000.
     SECTION 5.13. Post-Closing Obligations. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that within the time periods set forth in Schedule 5.13, or within such longer period or periods that the Administrative Agent in its sole discretion may permit, Holdings and the Subsidiaries shall deliver to the Administrative Agent the documents, and perform the actions, set forth on Schedule 5.13.
     SECTION 5.14. Proceeds of Certain Dispositions. If, as a result of the receipt of any cash proceeds by Holdings or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset, Holdings or any Subsidiary would be required by the terms of the Senior Unsecured Note Documents to make an offer to purchase any Senior Unsecured Notes, then, prior to the first day on which such Person would be required to commence such an offer to purchase, Holdings or the applicable Subsidiary shall (i) prepay Loans in accordance with Section 2.12 or (ii) acquire assets in a manner that is permitted hereby, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.
ARTICLE VI
Negative Covenants
     Each of Holdings and the Borrowers (and, with respect to Section 6.15, Holdings) covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than indemnification and contingent obligations for which no claim has been made) payable under any Loan

Document have been paid in full and all Letters of Credit have been cancelled or have expired (unless cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, none of Holdings or any Borrower will, and each will cause the Material Subsidiaries not to:
     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 (including the PIK Notes (so long as the requirements set forth in Section 4.02(n) have been satisfied));
     (b) Indebtedness created hereunder and under the other Loan Documents;
     (c) intercompany Indebtedness of Holdings and the Subsidiaries to the extent permitted by Section 6.04(c) so long as, at all times after the date that is 90 days after the Closing Date (or such later date as the Administrative Agent may permit), any such Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party that is in excess of $5,000,000 is subordinated in right of payment to the Obligations pursuant to an Affiliate Subordination Agreement (or in another manner acceptable to the Administrative Agent);
     (d) Indebtedness of Holdings or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) and Indebtedness incurred pursuant to Section 6.01(f), shall not exceed $50,000,000 at any time outstanding;
     (e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d) and Section 6.01(f), shall not exceed $50,000,000 at any time outstanding;
     (f) Indebtedness assumed in connection with the acquisition of any fixed or capital assets or secured by a Lien on any such assets prior to the acquisition thereof, in each case in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d) and Capital Lease Obligations under Section 6.01(e), shall not exceed $50,000,000 at any time outstanding;
     (g) Indebtedness under performance bonds, bid and appeal bonds and completion guarantees or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

     (h) Indebtedness (including Guarantees thereof) incurred under any local working capital facilities in an aggregate principal amount not to exceed $35,000,000 at any time outstanding (or, if greater at the time of incurrence thereof, 2.5% of Consolidated Total Assets (calculated on a pro forma basis) at such time);
     (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by Holdings or any Material Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;
     (j) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;
     (k) Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(k) shall not exceed $25,000,000 at any time outstanding (or, if greater at the time of incurrence thereof, 2.0% of Consolidated Total Assets (calculated on a pro forma basis) at such time);
     (l) Indebtedness in respect of Hedging Agreements incurred in the ordinary course of business and consistent with prudent business practices;
     (m) The Senior Unsecured Notes;
     (n) Indebtedness (including Guarantees thereof) incurred by any Loan Party, the obligations in respect of which are secured by Liens on the Collateral which are intended to rank pari passu with the Liens securing the Obligations (“Additional Senior Secured Indebtedness”); provided that (i) the terms of such Indebtedness do not provide for any scheduled amortization, payments of principal, mandatory redemption, sinking fund obligations or similar scheduled payments (other than regularly scheduled payments of interest) prior to the Latest Term Loan Maturity Date in effect at the time of the issuance or incurrence of such Indebtedness (other than (w) customary offers to repurchase upon a change of control, asset sale or event of loss, (x) mandatory prepayments with the proceeds of asset sales, events of loss, Permitted Refinancing Indebtedness and equity contributions or issuances, (y) exchanges for Permitted Refinancing Indebtedness and (z) customary acceleration rights after an event of default), (ii) the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings or any Subsidiary or any Affiliate of Holdings other than any asset constituting Collateral and no Subsidiary other than a Loan Party shall be an obligor thereon, (iii) at the time of such incurrence and after giving effect thereto and to the proposed use of the proceeds thereof, (x) Holdings would be Pro Forma Compliance, (y) the Senior Secured Leverage Ratio would not exceed 3.50 to 1.00 and (z) no Default or Event of Default shall have occurred and be continuing and (iv) the secured parties with respect thereto (or a trustee or other authorized representative thereof) shall have entered into an intercreditor agreement with the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties, which shall be substantially in the form of Exhibit G or such other form as shall be reasonably agreed by the Administrative Agent and the Closing Date Borrower (the “First Lien Intercreditor Agreement”);
     (o) Indebtedness (including Guarantees thereof) incurred by any Loan Party, the obligations in respect of which are either (i) secured by Liens on the Collateral which are intended to rank junior to the Liens securing the Obligations (“Additional Junior Secured Indebtedness”) or (ii) unsecured (“Additional Unsecured Indebtedness”); provided that (i) except in the case of Indebtedness assumed in connection with a Permitted Acquisition (and not incurred in contemplation thereof), the terms of such Indebtedness do not provide for any scheduled amortization, payments of principal, mandatory redemption, sinking fund obligations or similar scheduled payments (other than regularly scheduled payments of interest) prior to the Latest Term Loan Maturity Date in effect at the time of the issuance or incurrence of such Indebtedness (other than (w) customary offers to repurchase upon a change of control, asset sale or event of loss, (x) mandatory prepayments with the proceeds of asset sales, events of loss, Permitted Refinancing Indebtedness and equity contributions or issuances, (y) exchanges for Permitted Refinancing Indebtedness and (z) customary acceleration rights after an event of default), (ii) the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings or any Subsidiary or any Affiliate of Holdings other than any asset constituting Collateral and, except in the case of Indebtedness assumed in connection with a Permitted Acquisition (and not incurred in contemplation thereof), no Subsidiary other than a Loan Party shall be an obligor thereon, (iii) at the time of such incurrence and after giving effect thereto and to the proposed use of the proceeds thereof, (x) Holdings would be in Pro Forma Compliance and (y) no Default or Event of Default shall have occurred and be continuing and (iv) if such Indebtedness constitutes Additional Junior Secured Indebtedness, the secured parties with respect thereto (or a trustee or other authorized representative thereof) shall have entered into an intercreditor agreement with the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties, which shall be substantially in the form of Exhibit H or such other form as shall be reasonably agreed by the Administrative Agent and the Closing Date Borrower (the “Second Lien Intercreditor Agreement”);
     (p) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures so long as the aggregate principal amount incurred pursuant to this paragraph (p) after the Closing Date, when combined with the aggregate outstanding amounts invested, loaned or advanced pursuant to Section 6.04(i) after the Closing Date, does not at any time exceed the Maximum Investment Amount;

     (q) Guarantees by Holdings of Indebtedness of any Subsidiary (other than a Securitization Subsidiary) and by any Subsidiary of any Indebtedness of Holdings or any other Subsidiary (other than a Securitization Subsidiary); provided that (i) Guarantees of any Indebtedness by any Loan Party of any Subsidiary that is not a Loan Party shall be treated as an investment subject to Section 6.04 and (ii) Guarantees of Indebtedness by any Subsidiary that is not a Loan Party shall only be permitted if the borrower of such Indebtedness is organized in the same jurisdiction as such Subsidiary providing such Guarantee;
     (r) Cash Management Obligations and other obligations with respect to Cash Management Services entered into in the ordinary course of business;
     (s) Indebtedness representing deferred compensation or other similar arrangements to employees and directors of Holdings or any of the Subsidiaries incurred in the ordinary course of business or in connection with an acquisition or any other investment permitted pursuant to Section 6.04 (including as a result of the cancellation or vesting of outstanding options and other equity based awards in connection therewith);
     (t) Indebtedness representing obligations arising under agreements of Holdings or a Subsidiary providing for indemnification, adjustment of purchase price or other post-closing payment adjustments, including wholly contingent earn-outs and other similar arrangements, in each case incurred in connection with an investment permitted under Section 6.04 or a Permitted Acquisition or a permitted disposition;
     (u) Indebtedness consisting of Subordinated Indebtedness issued by Holdings or any Subsidiary to current or former officers, directors and employees thereof or any Parent Company thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any Parent Company to the extent described in clause (iii) of Section 6.06(a);
     (v) Indebtedness consisting of Subordinated Shareholder Loans;
     (w) unsecured Subordinated Indebtedness (“Additional Subordinated Indebtedness”); provided that (i) except in the case of Indebtedness assumed in connection with a Permitted Acquisition (and not incurred in contemplation thereof), the terms of such Indebtedness do not provide for any scheduled amortization, payments of principal, mandatory redemption, sinking fund obligations or similar scheduled payments (other than regularly scheduled payments of interest) prior to the Latest Term Loan Maturity Date in effect at the time of the issuance or incurrence of such Indebtedness (other than (w) customary offers to repurchase upon a change of control, asset sale or event of loss, (x) mandatory prepayments with the proceeds of Permitted Refinancing Indebtedness and equity contributions or issuances, (y) exchanges for Permitted Refinancing Indebtedness and (z) customary acceleration rights after an event of default), (ii)

at the time of such incurrence and after giving effect thereto and to the proposed use of the proceeds thereof, (x) Holdings would be in Pro Forma Compliance and (y) no Default or Event of Default shall have occurred and be continuing, and (iii) the subordinations provisions relating thereto are reasonably satisfactory to the Administrative Agent;
     (x) Indebtedness of any Securitization Subsidiary in connection with any Permitted Receivables Financing and any extension, renewal or refinancing thereof, so long as the maximum aggregate principal amount permitted to be outstanding thereunder at the time of the related Permitted Acquisition is not increased;
     (y) other Indebtedness of Holdings or any Subsidiary in an aggregate principal amount not exceeding $35,000,000 at any time outstanding; and
     (z) any extensions, renewals, refinancings and replacements of the Indebtedness permitted to be incurred under Sections 6.01(a), (d), (k), (m), (n), (o), (w) and (z) (the Indebtedness being extended, renewed, refinanced or replaced being referred to herein as the “Refinanced Indebtedness”; and the Indebtedness incurred under this Section 6.01(z) being referred to herein as “Permitted Refinancing Indebtedness”); provided that (i) the principal amount of the Refinancing Indebtedness is not increased (except by an amount equal to the accrued interest and premium on, or other amounts paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement), (ii) the final maturity date of the Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Refinanced Indebtedness and (y) 90 days after the Latest Term Loan Maturity Date, (iii) the average life to maturity of the Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the weighted average life to maturity of the Refinanced Indebtedness and (y) the weighted average life to maturity of the Class of Term Loans then outstanding with the greatest remaining weighted average life to maturity, (iv) if the Refinanced Indebtedness is in the form of Additional Senior Secured Indebtedness, the Permitted Refinancing Indebtedness complies with clauses (i), (ii) and (iv) of the proviso to clause (n) of this Section 6.01, (v) if the Refinanced Indebtedness is in the form of Additional Junior Secured Indebtedness, the Permitted Refinancing Indebtedness complies with clauses (i), (ii) and (iv) of the proviso to clause (o) of this Section 6.01, (vi) if the Refinancing Indebtedness is in the form of Additional Unsecured Indebtedness, the Permitted Refinancing Indebtedness complies with clause (i) of the proviso to clause (o) of this Section 6.01, (vii) if the Refinanced Indebtedness is subordinated to the Obligations, the Permitted Refinancing Indebtedness is subordinated to the Obligations on terms no less favorable to the Lenders, and (viii) the obligors in respect of the Refinanced Indebtedness remain the only obligors on the Permitted Refinancing Indebtedness (unless each such subsequent obligor is a Loan Party).
     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person,

including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
     (a) Liens on property or assets of Holdings and the Subsidiaries existing on the Closing Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals, refinancings, and replacements thereof permitted hereunder;
     (b) any Lien created under the Loan Documents to secure the Obligations;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Subsidiary or existing on any property or assets or shares of stock of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes such a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings or any Subsidiary (other than proceeds thereof) and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any extensions, renewals, refinancings or replacements thereof that do not increase the outstanding principal amount thereof (except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement);
     (d) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;
     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 60 days or which are being contested in compliance with Section 5.03;
     (f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
     (g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Borrower or any of the Subsidiaries;

     (i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by Holdings or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Holdings or any Subsidiary (other than proceeds thereof);
     (j) judgment Liens securing judgments not constituting an Event of Default under Article VII;
     (k) Liens securing Indebtedness or other obligations of Holdings or the Subsidiaries incurred pursuant to Section 6.01(d), (e), (f), (n) or (o) (or Permitted Refinancing Indebtedness in respect thereof, including with respect to successive extensions, renewals, refinancings or replacements thereof); provided that, in the case of any Liens securing Indebtedness permitted by Section 6.01(d), (e) or (f) (or Permitted Refinancing Indebtedness in respect thereof, including with respect to successive extensions, renewals, refinancings or replacements thereof), such Liens do not encumber any property or assets other than the property or assets financed by such Indebtedness (or the proceeds thereof), and, in the case of Liens securing Indebtedness permitted by Section 6.01(n) or (o) (or Permitted Refinancing Indebtedness in respect thereof, including with respect to successive extensions, renewals, refinancings or replacements thereof), such Liens do not encumber any property other than Collateral;
     (l) Liens on the assets of Subsidiaries that are not Loan Parties to secure Indebtedness incurred by such Subsidiaries pursuant to Section 6.01(h);
     (m) Liens securing Hedging Agreements permitted hereunder; provided that the fair market value of the property and assets of Holdings and the Subsidiaries securing the obligations of Holdings or any Subsidiary in respect of any such Hedging Agreement that are not Obligations shall not exceed $15,000,000;
     (n) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (o) leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of Holdings or the Subsidiaries;
     (p) Liens in favor of any Loan Party;

     (q) deposits made in the ordinary course of business to secure liability to insurance carriers;
     (r) grants of software and other technology and intellectual property licenses in the ordinary course of business;
     (s) Liens on equipment of Holdings or any Subsidiary granted in the ordinary course of business to Holdings’ or any such Subsidiary’s client at which location such equipment is located;
     (t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
     (u) Liens arising by virtue of any statutory, common law or contractual provisions relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution with whom a Loan Party or any Subsidiary of a Loan Party maintains a banking relationship in the ordinary course of business;
     (v) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
     (w) Liens arising from Uniform Commercial Code filings (or the non-US equivalent thereof) regarding operating leases entered into by Holdings and the Subsidiaries in the ordinary course of business;
     (x) Liens on securities that are the subject of repurchase agreements constituting Investments permitted by Section 6.04;
     (y) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets prior to completion;
     (z) Liens arising in connection with any sale or other disposition of assets; provided that such Liens do not at any time encumber any assets other than the assets to be sold or disposed of;
     (aa) Liens that are created or provided for by (i) a transfer of an account receivable or chattel paper or (ii) a commercial consignment that in each case does not secure payment or performance of an obligation;
     (bb) in the case of jurisdictions other than the United States, any Liens (other than Liens securing Indebtedness for borrowed money) arising by operation of law;

     (cc) Liens on Receivables and Related Security (including proceeds thereof) which are being sold pursuant to (i) any Approved Factoring Arrangement or (ii) any other factoring arrangement permitted under clause (iii)(y) of the definition of the term “Asset Sale”;
     (dd) Liens on Securitization Assets, and any other assets of any Securitization Subsidiary, in each case securing any Permitted Receivables Financing;
     (ee) in relation to Holdings, a deemed security interest, as described in section 17(1)(b) of the Personal Property Securities Act 1999 (NZ), which does not secure Indebtedness or performance of an obligation; and
     (ff) other Liens securing liabilities in an aggregate amount not to exceed $25,000,000 at any time outstanding.
     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:
     (a) (i) investments by Holdings and the Subsidiaries existing on the Closing Date in the Equity Interests of Holdings and the Subsidiaries and (ii) additional investments by Holdings and the Subsidiaries in the Equity Interests of Holdings, the Subsidiaries (other than any Securitization Subsidiary) and the Escrow Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the U.S. Collateral Agreement or another Security Document (subject to the Agreed Security Principles), (B) the aggregate amount of investments, loans and advances by Loan Parties to Escrow Subsidiaries shall not exceed the amount reasonably determined by Holdings to be the amount such Escrow Subsidiary would be required to pay in respect of accrued interest, accreted original issue discount, premium, fees and expenses in the event that the related Permitted Acquisition is not consummated at the applicable Escrow Release Effective Time and (C) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Escrow Subsidiaries and Subsidiaries of Holdings that are not Loan Parties made after the Closing Date (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed the Maximum

Investment Amount at any time outstanding (it being understood that any investment, loan and advance subject to this proviso shall no longer be deemed to be outstanding if the Escrow Subsidiary or Subsidiary that received such investment, loan or advance subsequently becomes, or is merged into, amalgamated or consolidated with, a Loan Party);
     (b) Permitted Investments;
     (c) loans or advances made by Holdings to any Subsidiary or by any Subsidiary to another Subsidiary; provided that (i) such loans and advances shall be unsecured and subordinated to the Obligations to the extent required by Section 6.01(c) and (ii) the amount of such loans and advances made after the Closing Date by Loan Parties to Subsidiaries that are not Loan Parties and outstanding at any time shall be subject to the limitation set forth in clause (a) above;
     (d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (e) Holdings and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees, directors, officers and consultants so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $3,000,000;
     (f) Holdings and the Subsidiaries may enter into Hedging Agreements that are permitted under Section 6.01(l);
     (g) Holdings and the Subsidiaries may acquire all or substantially all the assets of a Person or division, product line or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”), or, in connection with a tender offer or similar multi-step acquisition, such lesser percentage (but not less than a majority of the voting Equity Interests) if Holdings has publicly stated its intention to acquire, directly or indirectly, 100% of the Equity Interests (other than directors’ qualifying shares) of such Acquired Entity at the end of such process; provided that (i) the Acquired Entity shall be in a Similar Business; and (ii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) Holdings would be in Pro Forma Compliance (assuming, for purposes of pro forma compliance with Section 6.12, that the maximum Senior Secured Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time); (C) after giving effect to such acquisition, there must be at least $25,000,000 of unused and available Revolving Credit Commitments; (D) Holdings shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent; and (E) subject to the Agreed Security Principles, Holdings shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Loan Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”), it being understood that to the extent an Acquired Entity is not required to become a Loan Party under Section 5.12 (such determination, in the case of a tender offer or similar multi-step acquisition, to be made at the end of such process) such Permitted Acquisition shall also be deemed to constitute an investment in a Subsidiary that is not a Loan Party and shall be subject to the limitation set forth in clause (a) above;
     (h) Holdings and the Subsidiaries may acquire any Acquired Entity for aggregate consideration (including the aggregate principal amount of all assumed Indebtedness) not to exceed $20,000,000 per annum, provided that (i) any amount that is not used in a given year (less any amount carried forward to such year) may be carried forward to the subsequent year, (ii) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (iii) subject to the Agreed Security Principles, Holdings shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Loan Documents;
     (i) acquisitions of, investments in, and loans and advances to, joint ventures so long as the aggregate amount invested, loaned or advanced after the Closing Date pursuant to this paragraph (i) (determined without regard to any write-downs or write-offs of such investments, loans or advances), together with the outstanding aggregate principal amount of Indebtedness incurred after the Closing Date under Section 6.01(p), does not at any time exceed the Maximum Investment Amount;
     (j) investments in connection with the Transactions;
     (k) investments existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date and, in each case, set forth on Schedule 6.04(k);
     (l) investments the payment for which consists of Equity Interests or Subordinated Shareholder Loans of Holdings (other than Disqualified Stock) or any Parent Company, as applicable;
     (m) investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
     (n) investments of any Person existing, or made pursuant to binding commitments in effect, at the time such Person becomes a Subsidiary or consolidates or merges with Holdings or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments and commitments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
     (o) pledges or deposits (i) with respect to leases or utilities provided to third parties in the ordinary course of business or (ii) that are otherwise permitted under Section 6.02 or made in connection with a Lien permitted by Section 6.02;
     (p) investments, loans and advances by the Borrowers and the Subsidiaries in an amount not to exceed the sum of (i) the Available Amount plus (ii) the amount of any such investments, loans and advances funded with the proceeds of a substantially concurrent issuance of Equity Interests of, or cash equity contributions to, Holdings (in each case, to the extent not constituting an issuance of Disqualified Stock or a Specified Equity Contribution);
     (q) investments in, and loans and advances to, the applicable Securitization Subsidiary by the applicable Acquired Entity or Originator in accordance with any Permitted Receivables Financing Documents;
     (r) in addition to investments permitted by paragraphs (a) through (q) above, additional investments, loans and advances by the Borrowers and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (r) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed in the aggregate $25,000,000 (or, if greater at the time of such investment, 2.0% of Consolidated Total Assets (calculated on a pro forma basis) at such time);
     (s) other investments by any Subsidiary to another Subsidiary resulting from an Asset Sale permitted under Section 6.05 or other dispositions permitted hereunder; provided that the amount of such investments made after the Closing Date resulting from Asset Sales by Loan Parties to Subsidiaries that are not Loan Parties, based on the fair market value of the assets or property sold (as determined reasonably and in good faith by a Financial Officer of Holdings and without regard to any write-downs or write-offs of such investments) shall be subject to the limitation set forth in clause (a) above;
     (t) investments arising as the result of payments permitted pursuant to Sections 2.12(b) and 6.09; and
     (u) investments arising directly out of the receipt of non-cash consideration for any Asset Sale permitted pursuant to Section 6.05.
     It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 6.04, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns of principal or capital thereon (not to exceed the original amount invested).

     SECTION 6.05. Mergers, Consolidations and Sales of Assets. (a) Merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of Holdings and the Subsidiaries, taken as a whole, except that (i) the Transactions shall be permitted and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (A) any Person (other than an Originator or a Securitization Subsidiary) may merge into, amalgamate with or consolidate with any Borrower in a transaction in which such Borrower is the surviving corporation, (B) any Person (other than an Originator or a Securitization Subsidiary) may merge into, amalgamate with or consolidate with any Subsidiary (other than an Originator or a Securitization Subsidiary) in a transaction in which the surviving entity is a Subsidiary (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (C) any Subsidiary (other than any Borrower, any Originator or any Securitization Subsidiary) may merge into, amalgamate with or consolidate with any other Person in order to effect a Permitted Acquisition or other acquisition permitted by Section 6.04 and (D) any Subsidiary (other than any Borrower) may liquidate or dissolve or, solely for purposes of reincorporating in a different jurisdiction, merge, amalgamate or consolidate as contemplated in the Transactions or if such transaction is not adverse to the Lenders in any material respect and if Holdings determines in good faith that such liquidation or dissolution, merger, amalgamation or consolidation is in the best interest of Holdings and the Subsidiaries, taken as a whole.
     (b) Make any Asset Sale otherwise permitted under paragraph (a) above (other than any Non-Consensual Asset Sale, as to which this paragraph (b) shall not apply) unless (i) the consideration for such Asset Sale is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, (ii) where the fair market value of the assets being sold, transferred, leased or disposed of under such Asset Sale is in excess of $5,000,000, such Asset Sale is for consideration at least 75% of which is cash and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) (other than the sale of any property in a sale-leaseback transaction permitted by Section 6.03 and any Specified Asset Sale) shall not exceed $50,000,000 per fiscal year, provided that such amount shall be increased by (x) the unused amount for the immediately preceding fiscal year less (y) the unused amount carried forward to such preceding fiscal year.
     SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:
     (i) any Subsidiary of Holdings may declare and pay dividends or make other Restricted Payments ratably to its equity holders;

     (ii) (x) Holdings and any Subsidiary may pay or make dividends or distributions to any holder of its Qualified Capital Stock in the form of additional shares of Qualified Capital Stock of the same class, and may exchange one class or type of Qualified Capital Stock with shares of another class or type of Qualified Capital Stock and (y) Holdings may make distributions and payments to any Parent Company, Permitted Investor or Affiliate thereof holding Subordinated Shareholder Loans in the form of additional Subordinated Shareholder Loans, and may capitalize the interest on its Subordinated Shareholder Loans;
     (iii) Holdings may make Restricted Payments to pay for the purchase, repurchase, retirement, defeasance, redemption or other acquisition for value of Equity Interests of Holdings, or any Parent Company held by any future, present or former employee, director or consultant of Holdings or any Parent Company or any Subsidiary of Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided that the aggregate Restricted Payments made under this clause (iii) do not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment of $10,000,000 in any calendar year;
     (iv) Holdings may make Restricted Payments to any Parent Company in amounts required for such Parent Company to pay national, state or local income taxes (as the case may be) imposed directly on such Parent Company to the extent such income taxes are attributable to the income of Holdings and its Subsidiaries (including, without limitation, by virtue of such Parent Company being the common parent of a consolidated or combined tax group of which Holdings or its Subsidiaries are members); provided, however, that in no event shall Holdings make Restricted Payments pursuant to this Section 6.06(a)(iv) in an amount greater than the amount Holdings would pay on such income to a taxing authority were such income taxes to be computed for Holdings and its Subsidiaries on a separate return basis (taking into account tax attributes from prior years);
     (v) Holdings may make Restricted Payments (A) in amounts required for any Parent Company, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Company, if applicable, and general corporate operating and overhead expenses (including compliance and reporting expenses) of any Parent Company, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of Holdings, if applicable, and their respective Subsidiaries; provided, that for so long as such Parent Company owns no material assets other than Equity Interests in Holdings or any Parent Company, such fees and expenses shall be deemed for purposes of this clause (A) to be attributable to such ownership or operation and (B) in amounts required for any Parent Company to pay fees and expenses, other than to Affiliates of Holdings, related to any unsuccessful equity or debt offering of such Parent Company; and provided further that such amounts reduce Consolidated Net Income pursuant to the definition of such term;
     (vi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (vii) Restricted Payments by Holdings or any Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of any such Person;
     (viii) after a Qualified Public Offering, Holdings may pay dividends and make distributions to any Parent Company, so that such Parent Company can pay dividends and make distributions to, or repurchase or redeem its Equity Interests from, its equity holders in an amount generating a 3.00% annual yield payable to all equity holders (such yield to be determined based on the initial public offering price of the Equity Interests sold in such Qualified Public Offering); provided that (x) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in Sections 6.04(g) and 6.04(h) occurring after such period) as if such transaction had occurred as of the first day of such period, the Senior Secured Leverage Ratio would not exceed 2.25 to 1.00;
     (ix) Holdings may make Restricted Payments, in an aggregate amount not to exceed the Available Amount, provided that (x) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in Sections 6.04(g) and 6.04(h) occurring after such period) as if such transaction had occurred as of the first day of such period, the Senior Secured Leverage Ratio would not exceed 2.25 to 1.00;
     (x) Holdings may make Restricted Payments to pay annual management, consulting, monitoring and advisory fees to a Parent Company in an aggregate amount in any fiscal year not to exceed 1.5% of Consolidated EBITDA of Holdings for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement, provided that both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;
     (xi) Holdings may make Restricted Payments in an aggregate amount not to exceed the aggregate amount of net cash proceeds (other than Excluded Proceeds) from the issuance, sale or incurrence of Qualified Capital Stock of Holdings, other cash contributions made to the capital of Holdings or

Subordinated Shareholder Loans; provided that at the time of and immediately after giving effect to any Restricted Payment made pursuant to this clause (xi), (a) the aggregate amount of all unused and available Revolving Commitments and Unrestricted Cash shall be no less than $25,000,000, (b) the Senior Secured Leverage Ratio, calculated on a pro forma basis, shall be at least 0.25x lower than the then-applicable maximum Senior Secured Leverage Ratio set forth in Section 6.12 and (c) no Default or Event of Default shall have occurred and be continuing; and
     (xii) Holdings may make Restricted Payments to consummate or fund the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith) and pay fees and expenses incurred in connection with the Transactions (including fees and expenses incurred by any Parent Company).
     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings or any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings or any Subsidiary or to Guarantee Indebtedness of Holdings or any Subsidiary, except in each case for such encumbrances or restrictions existing under or by reason of:
     (1) contractual encumbrances or restrictions in effect on the Closing Date and set forth on Schedule 6.06(b);
     (2) the Loan Documents and the Senior Unsecured Note Documents;
     (3) applicable law or any applicable rule, regulation or order;
     (4) any agreement or other instrument of a Person acquired by Holdings or any Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
     (5) customary provisions in joint venture agreements relating solely to such joint venture;
     (6) Capitalized Lease Obligations and purchase money obligations for property acquired in the ordinary course of business, provided that such encumbrances and restrictions do not apply to any property or assets other than the property or assets financed by such Capitalized Lease Obligations and purchase money obligations;

     (7) customary provisions contained in leases (other than financing or similar leases), licenses and other similar agreements entered into in the ordinary course of business, provided that such encumbrances and restrictions only apply to the property or assets that are the subject of such leases, licenses and agreements;
     (8) contracts or agreements for the sale of assets, provided that such encumbrances and restrictions only apply to any property or assets that are the subject of such contracts and agreements;
     (9) any encumbrance or restriction arising under a local working capital facility permitted by Section 6.01;
     (10) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Closing Date permitted by (i) Section 6.01(n) or (ii) another clause of Section 6.01, if, in the case of this clause (ii), the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Loan Documents or in the Senior Unsecured Note Documents;
     (11) any customary restrictions and conditions contained in agreements relating to any Permitted Receivables Financing; provided such restrictions and conditions apply solely to (i) the Securitization Assets involved in such Permitted Receivables Financing and (ii) any applicable Securitization Subsidiary; and
     (12) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that the encumbrances and restrictions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings no more restrictive than those encumbrances and restrictions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
     SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that Holdings or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, except that the foregoing provisions shall not apply to the following:

     (a) transactions between or among Holdings or any Loan Parties (or an entity that becomes a Loan Party as a result of such transaction) or between or among Loan Parties;
     (b) the payments permitted under Section 6.06(a)(x);
     (c) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Subsidiary or any direct or indirect parent of Holdings;
     (d) transactions in which Holdings or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent investment bank, valuation or accounting firm of recognized national standing stating that such transaction is fair to Holdings or such Subsidiary from a financial point of view or meets the requirements of this Section 6.07;
     (e) the execution of the Transactions and the payment of all fees and expenses, bonuses and awards related to the Transactions, including fees to the Permitted Investors, that are described on Schedule 6.07 or contemplated by the Merger Agreement or by any of the other documents related to the Transactions;
     (f) the formation and maintenance of any consolidated or combined group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
     (g) transactions between the applicable Originator and the applicable Securitization Subsidiary in connection with any Permitted Receivables Financing; and
     (h) any transaction with a value of less than $10,000,000.
     SECTION 6.08. Conduct of Business. With respect to each Subsidiary, engage at any time in any business or business activity other than a Similar Business or, in the case of any Securitization Subsidiary, the applicable Permitted Receivables Financing to which such Securitization Subsidiary is party and business activities that are required by or incidental to such Permitted Receivables Financing.
     SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification or amendment of (i) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (ii) the Senior Unsecured Note Documents, in each case to the extent any such waiver, supplement, modification or amendment would be materially adverse to the Lenders; provided that nothing in this Section 6.09(a) shall prohibit the refinancing, replacement, extension or other similar modification of any Indebtedness to the extent otherwise permitted by Section 6.01.

     (b) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, the Senior Unsecured Notes, any Additional Senior Secured Indebtedness, any Additional Junior Secured Indebtedness, any Additional Unsecured Indebtedness or any Additional Subordinated Indebtedness except (A) refinancings of Indebtedness permitted by Section 6.01, (B) distributions with respect to Additional Senior Secured Indebtedness, to the extent contemplated by Section 2.13(b), (C) payments financed with the proceeds of Qualified Capital Stock or Subordinated Shareholder Loans, (D) the payment of secured Indebtedness that becomes due as a result of the sale or transfer of property or assets securing such Indebtedness, (E) payments to redeem, repurchase or otherwise retire the PIK Notes and (F) payments to redeem, repurchase or otherwise retire any Indebtedness of a Person that becomes a Subsidiary after the Closing Date.
     (c) Notwithstanding the foregoing, Holdings and the Subsidiaries may expend up to an amount equal to the Available Amount to pay, redeem, repurchase, retire or otherwise acquire for value Indebtedness in transactions that would otherwise be prohibited by paragraph (b) above, in each case so long as (x) at the time of such payment, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) Holdings and the Subsidiaries would be in Pro Forma Compliance.
     SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by Holdings and the Subsidiaries in any fiscal year to exceed the sum of (a) $50,000,000 plus (b) the Available Amount. The amount of such permitted Capital Expenditures in respect of any fiscal year commencing with the fiscal year ending on December 31, 2012, shall be increased by 100% of the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year. In addition, if a Permitted Acquisition shall have occurred during any fiscal year after the Closing Date, the amount of Capital Expenditures permitted for such fiscal year and each subsequent fiscal year shall be increased (pro rated for the period in which such acquisition occurs) by an amount equal to 5.00% of the net revenues of the Acquired Entity or Person acquired pursuant to such Permitted Acquisition for the period of four consecutive fiscal quarters ended most recently prior to such acquisition for which financial statements are available.
     SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending during any period set forth below, in each case taken as one accounting period, as of the last day of such four consecutive fiscal quarter period to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio
June 30, 2011 through December 31, 2016	2.00 to 1.00
Thereafter	2.00 to 1.00
     SECTION 6.12. Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
June 30, 2011 through December 31, 2011	3.75 to 1.00
January 1, 2012 through December 31, 2012	3.50 to 1.00
January 1, 2013 through December 31, 2013	3.25 to 1.00
January 1, 2014 through December 31, 2014	3.00 to 1.00
January 1, 2015 through December 31, 2015	2.75 to 1.00
January 1, 2016 through December 31, 2016	2.50 to 1.00
Thereafter	2.50 to 1.00
     SECTION 6.13. Fiscal Year. With respect to Holdings, (a) change its fiscal year-end to a date other than December 31 or (b) change its accounting principles used for financial reporting; provided, however, that Holdings may change its accounting principles from U.S. GAAP to IFRS or from IFRS to U.S. GAAP, in each case upon not less than 30 days prior notice to the Administrative Agent.
     SECTION 6.14. Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.
     SECTION 6.15. Limitation on Activities of Holdings. In the case of Holdings: conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Equity Interests of the Subsidiaries and those incidental to investments by or in Holdings permitted hereunder, (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) the entry into and activities relating to the performance of obligations in respect of (A) the Loan Documents, the Senior Unsecured Notes Documents, any other agreement to which it is a party on the Closing Date or any agreement governing Indebtedness permitted to be incurred under Section 6.01; any guarantee of Indebtedness or other obligations of any of its Subsidiaries permitted pursuant to the Loan Documents and any refinancings, refundings, renewals or extensions thereof, (B) contracts and agreements with officers, directors and employees of it or any Subsidiary thereof relating to their employment or directorship, (C) insurance policies and related contracts and agreements, and (D) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof, (iv) the receipt and payment of Restricted Payments permitted under Section 6.06, (v) those related to the Transactions and in connection with the other agreements contemplated hereby, (vi) to the extent that Article VI expressly permits Holdings and the Subsidiaries to enter into a transaction with Holdings, (vii) activities in connection with or in preparation for a public offering, (viii) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (ix) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (x) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, and (xi) activities incidental to the foregoing activities.
ARTICLE VII
Events of Default
     In case of the happening of any of the following Events of Default:
     (a) any representation or warranty made or deemed made by a Loan Party in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made by a Loan Party in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made by a Loan Party in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

     (d) default shall be made in the due observance or performance by Holdings or any Material Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI;
     (e) default shall be made in the due observance or performance by Holdings or any Subsidiary of any material covenant, condition or agreement contained in any Loan Document (other than a Security Document) (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to each applicable Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof by a Responsible Officer of any Loan Party;
     (f) Holdings or any Material Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement pursuant to which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur that (x) results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Material Subsidiary, or of a substantial part of the property or assets of Holdings, or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, provisional liquidator, administrator or similar official for Holdings or any Material Subsidiary or for a substantial part of the property or assets of Holdings or any Material Subsidiary or (iii) the winding-up or liquidation of Holdings or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) Holdings or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of, or shall appoint in its own right, a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for Holdings or any Material Subsidiary or for a substantial part of the property or assets of Holdings or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay or thereafter to stop paying its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (i) one or more judgments shall be rendered against Holdings or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings or any Material Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $25,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
     (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
     (k) the Guarantee provided for in Article X for any reason, other than as expressly permitted hereunder or thereunder, shall fail to remain in full force or effect, or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability thereof, or any Guarantor shall deny or disaffirm in writing that it has any further liability thereunder (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
     (l) default shall be made in the due observance or performance by Holdings or any Material Subsidiary of any material covenant, condition or agreement contained in any Security Document to which it is a party and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof by a Responsible Officer of any Loan Party;
     (m) the security interest in the Collateral created under any Loan Document shall, at any time, cease to be in full force and effect and constitute a valid and, to the extent applicable and required by the Agreed Security Principles, perfected lien with the priority required by this Agreement or the applicable Loan Documents for any reason other than the satisfaction in full of all obligations under this Agreement and discharge of this Agreement or as provided under the provisions governing the release of security interests (other than any such failure that would not be material to the Lenders), or any Loan Party or any Affiliate thereof shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and such failure or assertion shall have continued uncured for a period of (i) 30 days after any Loan Party becomes aware of such failure with respect to any Collateral of a Domestic Subsidiary (other than Collateral which is an Equity Interest of a Foreign Subsidiary) or (ii) 60 days after any Loan Party becomes aware of such failure otherwise;
     (n) the Indebtedness under any Additional Subordinated Indebtedness of Holdings and the Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such Subordinated Indebtedness.
     (o) any step is taken to appoint, or with a view to appointing, a statutory manager (including the making of any recommendation in that regard by the New Zealand Securities Commission) under the New Zealand Corporations (Investigation and Management) Act 1989 in respect of Holdings or any Material Subsidiary, or Holdings or any Material Subsidiary is declared at risk pursuant to the provisions of that Act; or
     (p) there shall have occurred a Change in Control;
     then, and (x) in every such event (other than an event described in paragraph (g) or (h) above with respect to any Borrower which is a Domestic Subsidiary or any of such Borrower’s subsidiaries), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Holdings and each applicable Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (y) in any event described in paragraph (g) or (h) above with respect to any Borrower which is a Domestic Subsidiary or any of such Borrower’s subsidiaries, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII
The Administrative Agent and the Collateral Agent
     Each Lender and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.
     The institution serving as Administrative Agent and/or the Collateral Agent under any Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings or any Subsidiary that is communicated to or obtained by the bank serving as the Administrative Agent and/or the Collateral Agent or any of their respective Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, a Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as their activities as Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by Holdings (which approval shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by Holdings (to the extent required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by Holdings (which approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Any such resignation by the Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and the Swingline Lender, in which case such resigning Administrative Agent (a) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (b) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
     Without limiting the foregoing, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
     Each Lender and each Issuing Bank acknowledges and agrees that the Collateral Agent, in undertaking the actions and exercising the powers authorized hereunder, is intended to have, and shall have, the additional protections, immunities, rights, indemnities and benefits conferred on the Collateral Agent in the Security Documents and the other Loan Documents.
     Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Lead Bookrunner, Joint Lead Arranger or Documentation Agent is named as such for recognition purposes only, and in its capacity as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each such person and its Affiliates shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, no such person, in its capacity as Joint Bookrunner, Joint Lead Arranger or Documentation Agent shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.
ARTICLE IX
Miscellaneous
     SECTION 9.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to any Borrower, Holdings or any Guarantor, to it at UCI Holdings Limited, Level 25, Citigroup Centre, 2 Park St, Sydney NSW 2000, Australia, Attention of Helen Golding (Fax No. +61 2 9268 6693), E-mail: helen.golding@rankgroup.co.nz; with a copy to Keith Zar, Vice President and General Counsel, UCI International, Inc., 14601 Highway 41 North, Evansville, Indiana 47725 (Office No. 812-867-4289), E-mail: kzar@ucinc.com;
     (b) if to the Administrative Agent, to Credit Suisse AG, One Madison Avenue, New York, NY 10010, Attention of Sean Portrait — Agency Manager (Fax No. 212-322-2291), E-mail: agency.loanops@credit-suisse.com;
     (c) if to Credit Suisse AG in its capacity as an Issuing Bank, to Credit Suisse AG, One Madison Avenue, 2nd Floor, New York, NY 10010 (Telephone No. 212-538-1370, Fax No. 212-325-8315), E-mail: list.ib-letterofcredit@credit-suisse.com; and
     (d) if to a Lender, to it at its address (or fax number) set forth in the Administrative Questionnaire provided by such Lender to the Administrative Agent.
     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this

Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrowers, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.
     Holdings and each Borrower hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to Holdings or the Borrowers, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, Holdings and each Borrower agree, and agree to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
     Holdings and each Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of Holdings and the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to each Borrower or its securities) (each, a “Public Lender”). Holdings and each Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings and any Borrower or its securities for purposes of foreign, United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the

Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Holdings or a Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Credit Facilities.
     Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or a Borrower or its securities for purposes of foreign, United States Federal or state securities laws.
     THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the

Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
     Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by each Loan Party herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.
     SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
     SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Loan Parties, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) (with the prior written consent of the applicable Borrower or Borrowers, if required by the definition of the term “Eligible Assignee”, being deemed given unless such Borrower or Borrowers shall have objected to such assignment by written notice to the Administrative Agent within five Business Days after having received notice thereof); provided, however, that (i) notwithstanding anything to the contrary in the definition of “Eligible Assignee”, the consent of the applicable Borrower shall not be required to any such assignment made in connection with the initial syndication of the Credit Facilities to Persons identified by the Administrative Agent to the Borrowers on or prior to the Closing Date, (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments to or by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met; (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case (excluding Joint Lead Arrangers), shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and be subject to the obligations, of Sections 2.14, 2.16, 2.20 and 9.05, as well as to the benefit of any Fees accrued for its account and not yet paid). Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions.
     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any lien or other adverse claim and that its Commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings or any Subsidiary or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrowers, the Swingline Lender and each Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e), and it shall be the sole responsibility of each assignee to confirm such recordation.
     (f) Each Lender may without the consent of any Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit, and be subject to the obligations, of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions.
     (g) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall be required to disclose or share the information in such register with the Borrowers or any other Person, except as required by applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdings or any Subsidiary furnished to such Lender by or on behalf of Holdings and the Subsidiaries; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
     (i) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. In the event that a Lender makes a grant to an SPV pursuant to this Section 9.04(j) or an SPV elects to exercise an option granted to it pursuant to this Section 9.04(j), no Loan Party shall be required to make payments under Section 2.20 in an amount in excess of the amount that it would be required to pay in the absence of such grant or election. Each Granting Lender shall, acting for this purpose as an agent of the Borrowers, maintain at one of its offices a register substantially similar to the Register for the recordation of the names and addresses of any SPV that has exercised an option to provide a Loan to the Borrowers and the amount and terms of such Loan; provided that no Granting Lender shall be required to disclose or share the information contained in such register with the Borrowers or any other Person, except as required by applicable law.
     (k) None of Holdings or any Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
     (l) In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, any Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then such Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee;

provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
     SECTION 9.05. Expenses; Indemnity. (a) The Loan Parties agree, jointly and severally, to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Issuing Bank and the Swingline Lender in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated); provided that, except as otherwise may be agreed in the First Lien Intercreditor Agreement, the Loan Parties shall not be responsible for the reasonable fees, charges and disbursements of more than one separate law firm (in addition to one local counsel per relevant jurisdiction). The Loan Parties also agree to pay all documented and out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder (including in connection with any restructuring or “work-out”, whether or not consummated), including the reasonable and documented fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.
     (b) The Loan Parties agree, jointly and severally, to indemnify the Administrative Agent, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities) and any Borrowing hereunder, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates), or (iv) any Release or actual or alleged presence of Hazardous Materials on, at or under any property currently or formerly owned, leased or operated by Holdings or any Subsidiary or any Environmental Liability related in any way to Holdings or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment (or settlement tantamount thereto) to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or Related Party of such Indemnitee or (ii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that (x) did not arise out of any action or inaction on the part of Holdings or any of its Affiliates and (y) do not involve the Lead Arranger or an Agent in its capacity as such. This Section 9.05 shall not apply with respect to Taxes except as necessary to hold such Indemnitee harmless from any and all losses, claims, damages, liabilities and related expenses with respect to any non-Tax claim.
     (c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section or under any other Loan Document, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and, in the case of the Collateral Agent, subject to pro rata allocation with the holders of any Additional Senior Secured Indebtedness to the extent provided for in the First Lien Intercreditor Agreement) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).
     (d) To the extent permitted by applicable law, none of Holdings and the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions and any Borrowing, Loan or Letter of Credit or the use of the proceeds thereof.
     (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any

Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.
     SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ALL CLAIMS AND CONTROVERSIES IN CONNECTION THEREWITH SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT AND ALL CLAIMS AND CONTROVERSIES IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the other Loan Parties and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 9.04(k) or the provisions of this Section or release one or more Guarantors representing all or substantially all of the value of the Guarantees hereunder (other than in connection with the sale of such Guarantors in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms directly adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each directly adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(j) without the written consent of such SPV or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided that (A) no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms solely directly adversely affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of one or several particular Class or Classes (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrowers and the requisite percentage in interest of the affected Class or Classes of Lenders that would be required to consent thereto under this Section if such Class or Classes of Lenders were the only Class or Classes of Lenders hereunder at the time and (C) Loan Modification Offers may be made as set forth in Section 9.22.
     (c) The Administrative Agent, Holdings and the Borrowers may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.
     SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.10. Entire Agreement. This Agreement, the Fee Letters and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) and, (a) solely with respect to Article VIII, Section 9.20 and Article X, the Collateral Agent and (b) solely with respect to Section 9.20 and Article X, the Hedge Providers and Cash Management Banks) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER

THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
     SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower, Holdings or their respective properties in the courts of any jurisdiction.
     (b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any

New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     (d) Each Loan Party hereby irrevocably designates and appoints the Closing Date Borrower as its authorized agent upon which process may be served in any action, suit or proceeding arising out of or relating to this Agreement that may be instituted by the Administrative Agent or any Lender in any Federal or state court in the State of New York. Each Loan Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Closing Date Borrower, with written notice of said service to such Person at the address above shall be effective service of process for any action, suit or proceeding brought in any such court.
     SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings or any Subsidiary or any of their respective obligations, (f) with the consent of Holdings or a Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrowers or Holdings and related to such Person or its or their business, other than any such information that was available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrowers or Holdings. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

     SECTION 9.17. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
     (b) The obligations of each party in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Loan Parties contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
     SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.
     SECTION 9.19. Additional Borrowers and Currencies. (a) Holdings or any Borrower may designate any of its Wholly Owned Subsidiaries as a Borrower under any of the Revolving Credit Commitments or pursuant to an Incremental Assumption Agreement; provided that (i) the Administrative Agent shall be reasonably satisfied that the Lenders of the applicable Class may make loans and other extensions of credit to such Person in such Person’s jurisdiction and in the currency or currencies requested therefor in compliance with applicable laws and regulations and without being subject to any unreimbursed or unindemnified Tax or other expense and (ii) the Administrative Agent shall have received, at least five Business Days prior to the date on which such Person is proposed to become a Borrower hereunder, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including to the extent applicable, the USA PATRIOT Act. Upon the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Wholly Owned Subsidiary of Holdings, Holdings and the Borrowers, such Wholly Owned Subsidiary of Holdings shall be a Borrower and a party to this Agreement. A Person shall cease to be a Borrower hereunder at such time as no Loans, Fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding by such Person, no Letters of Credit issued for the account of such Person shall be outstanding and such Person and its parent Borrower shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination.
     (b) Notwithstanding the foregoing, no Person shall be added as a Borrower hereunder pursuant to this Section 9.19 unless (i) on the effective date of such addition, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the applicable potential Borrower or Borrowers and (ii) except as otherwise specified in the applicable Borrowing Subsidiary Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02.
     (c) In the event that any additional Borrower proposes that Revolving Loans or Swingline Loans be made available to it, or Letters of Credit or bank guarantees be issued for its account, in a currency other than dollars, then, subject to the Administrative Agent’s satisfaction described in paragraph (a) above, the applicable Borrowing Subsidiary Agreement shall set forth the administrative, rate setting and other loan funding and payment provisions that may be necessary to govern extensions of credit in the applicable currency or currencies. Any such provisions shall be deemed to be incorporated in this Agreement by reference.
     SECTION 9.20. Application of Proceeds. Upon receipt from the Collateral Agent of the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, following the exercise of remedies provided for in Article VII (or after the Loans have automatically become due and payable as set forth in Article VII), the Administrative Agent shall apply such proceeds as follows:
     (a) FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) or, prior to the effectiveness of the First Lien Intercreditor Agreement, the Collateral Agent (in its capacity as such under the U.S. Collateral Agreement or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement or any other Loan Document, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;
     (b) SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution); and
     (c) THIRD, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution).
     The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.
     SECTION 9.21. Loan Parties’ Agent. (a) Each Loan Party (other than the Loan Parties’ Agent) by its execution of this Agreement or a Guarantor Joinder irrevocably appoints the Loan Parties’ Agent to act on its behalf in relation to the Loan Documents and irrevocably authorizes:
     (i) the Loan Parties’ Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Secured Parties and to give all notices and instructions (including, in the case of a Borrower, Borrowing Requests), to execute on its behalf any Guarantor Joinder, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Loan Party notwithstanding that they may affect such Loan Party, without further reference to or the consent of such Loan Party; and
     (ii) each Secured Party to give any notice, demand or other communication to such Loan Party pursuant to any Loan Document to the Loan Parties’ Agent, and in each case such Loan Party shall be bound as though such Loan Party itself had given the notices and instructions (including without limitation, any Borrowing Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
     (b) Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Loan Parties’ Agent or given to the Loan Parties’ Agent under any Loan Document on behalf of another Loan Party or in connection with any Loan Document (whether or not known to any other Loan Party and whether occurring before or after such other Loan Party became a Loan Party under any Loan Document) shall be binding for all purposes on such Loan Party as if such Loan Party had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Loan Parties’ Agent and any other Loan Party, those of the Loan Parties’ Agent shall prevail.
     SECTION 9.22. Loan Modification Offers. (a) Holdings may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or

Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined in clause (c) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Holdings. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.
     (b) Holdings, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders of the Affected Class as Other Term Loans, Other Revolving Loans and/or Other Revolving Credit Commitments). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 9.22 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or an officer’s certificate consistent with those delivered on the Closing Date under Section 4.02(a) and (c).
     (c) “Permitted Amendments” shall be (i) an extension of the final maturity date and amortization of the applicable Loans and/or Commitments of the Accepting Lenders, (ii) a change in the Applicable Margin and/or Fees payable with respect to the Loans and Commitments of the Accepting Lenders, (iii) a modification to the covenants in Article V or VI (provided that such changes shall apply only as between Holdings, the other Loan Parties and the Subsidiaries (as applicable) and the Accepting Lenders) and (iv) such amendments as are necessary to treat the modified Loans and Commitments of the Accepting Lenders as a new Class of Loans and Commitments for all purposes under this Agreement.

ARTICLE X
Guarantee
     SECTION 10.01. Guarantee. Each Guarantor hereby agrees that it is jointly and severally liable for, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration after notice of prepayment or otherwise, and at all times thereafter, of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its Guarantee notwithstanding any such extension or renewal.
     SECTION 10.02. Guarantee of Payment. This Guarantee is a guarantee of payment when due and not of collection. Each Guarantor waives any right to require any Agent, any Issuing Bank or any Secured Party to sue any Borrower, any other Guarantor, any other guarantor, or any other Person obligated for all or any part of the Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any collateral securing all or any part of the Obligations.
     SECTION 10.03. No Discharge or Diminishment of Guarantee. (a) Except as otherwise provided for herein or set forth in any Guarantor Joinder (to the extent that such Guarantor Joinder includes limitations and only in respect of the relevant Guarantor) or otherwise with the consent of the Required Lenders, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, any Agent, any Issuing Bank, any Secured Party, or any other Person, whether in connection herewith or in any unrelated transactions.
     (b) Subject to Section 10.03(d), the obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Obligations or any part thereof.
     (c) Further, subject to the limitations set forth in any Guarantor Joinder, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Bank or any

Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Obligations or any obligations of any other guarantor of or other Person liable for any of the Obligations; (iv) any action or failure to act by any Agent, any Issuing Bank or any Secured Party with respect to any collateral securing any part of the Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of the Obligations).
     (d) Notwithstanding any provision in the contrary contained in this Agreement, the Obligations and liabilities of each Subsidiary that becomes a Guarantor by executing a Guarantor Joinder pursuant to Section 5.12 shall be limited by any applicable local law provisions and laws set forth in such Guarantor Joinder.
     SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Obligations. Furthermore, to the extent specified in the applicable Guarantor Joinder, each Guarantor waives the rights and defenses specified therein. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Collateral Agent may, at its election, foreclose or enforce on any Collateral held by or on behalf of it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guarantee except to the extent the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
     SECTION 10.05. Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party (including against any Guarantor that is released from its obligations hereunder pursuant to Section 10.12), or any Collateral, until the Loan Parties have fully performed all their obligations to the Agents, the Issuing Banks and the Secured Parties.
     SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Administrative Agent.
     SECTION 10.07. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guarantee, and agrees that none of any Agent, any Issuing Bank or any Secured Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
     SECTION 10.08. Maximum Liability. The provisions of this Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guarantee or affecting the rights and remedies of the Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
     SECTION 10.09. Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guarantee, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the Closing Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from any Borrower after the Closing Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Obligations. This provision is for the benefit of the Agents, the Issuing Banks, the Lenders, the other Secured Parties and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof. Notwithstanding any other provision of this Agreement, in the event that the First Lien Intercreditor Agreement is executed and delivered in accordance with Section 6.01(n), upon the effectiveness of the First Lien Intercreditor Agreement, this provision shall be superseded by the provisions of Section 2.10, 2.11 and 2.12 of the First Lien Intercreditor Agreement and shall cease to have effect.
     SECTION 10.10. Subordination. Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to Holdings or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.
     SECTION 10.11. Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks, the Lenders and the other Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
     SECTION 10.12. Release of Guarantors. Notwithstanding anything in Section 9.08(b) to the contrary, a Guarantor that is a Subsidiary (other than any Borrower) shall automatically be released from its obligations hereunder and its Guarantee shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Loan Guarantor ceases to be a Subsidiary. In connection with any such release, the Agents shall execute and deliver to any such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agents.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNCLE ACQUISITION 2010 CORP,
by	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Vice President and Secretary

UCI HOLDINGS LIMITED,
by	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Authorised Signatory

and witnessed by:
	Name:	/s/ Karen Mower
Address: Sydney, Australia Occupation: Lawyer

UCI ACQUISITION HOLDINGS (NO. 1) CORP,
by	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Vice President and Secretary

UCI ACQUISITION HOLDINGS (NO. 2) CORP,
By	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Vice President and Secretary

The undersigned hereby acknowledges and agrees that, upon the effectiveness of the merger of Uncle Acquisition 2010 Corp with and into UCI International, Inc., with UCI International, Inc. continuing as the surviving corporation, it will succeed to all of the rights and obligations of Uncle Acquisition 2010 Corp set forth herein.

UCI INTERNATIONAL, INC.,

by	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually as a Lender and as Administrative Agent, Swingline Lender and Issuing Bank,
by	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Managing Director

by	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Associate

NOMURA INTERNATIONAL PLC,
by	/s/ Sean P. Kelly
	Name:	Sean P. Kelly
	Title:	Managing Director

MERIDIAN BANK
by	/s/ James D. Nelson
	Name:	J D Nelson
	Title:	SVP

HSBC BANK USA, NATIONAL ASSOCIATION
by	/s/ Lewis B. Fisher
	Name:	Lewis B. Fisher
	Title:	VP, Sr. Relationship Manager

For any Lender requiring a second signature block:
by
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION
by	/s/ Yasuhiko Imai
	Name:	Yasuhiko Imai
	Title:	Group Head

For any Lender requiring a second signature block:
by
Name:
Title:

FIRSTMERIT BANK, N.A.
by	/s/ Brett Johnson
	Name:	Brett Johnson
	Title:	Vice President

For any Lender requiring a second signature block:
by
Name:
Title:

EAST WEST BANK
by	/s/ Nancy A. Moore
	Name:	Nancy A. Moore
	Title:	Senior Vice President

BANK OF AMERICA, N.A., individually as a Lender and as an Issuing Bank,
by	/s/ Troy A. McLeaton
	Name:	Troy A. McLeaton
	Title:	Vice President

Schedule 1.01(a)
to the Credit Agreement
Excluded Subsidiaries
None.

Schedule 1.01(b)
to the Credit Agreement
Letters of Credit
1.	Irrevocable Standby Letter of Credit Number 3076213 on behalf of United Components, Inc., as amended on July 21, 2006 and August 3, 2010.

2.	Irrevocable Standby Letter of Credit Number 3113049, issued June 1, 2010 on behalf of Champion Laboratories, Inc.

Schedule 1.01(c)
to the Credit Agreement
Subsidiary Guarantors
1. UCI Acquisition Holdings (No. 1) Corp
2. UCI Acquisition Holdings (No. 2) Corp
3. Airtex Industries, LLC
4. Airtex Products, LP
5. ASC Holdco, Inc.
6. Champion Laboratories, Inc.
7. UCI—Airtex Holdings, Inc.
8. UCI—Wells Holdings, L.L.C.
9. United Components, Inc.
10. Wells Manufacturing, L.P.
11. ASC Industries, Inc.
12. UCI Pennsylvania, Inc.

Schedule 2.01
to the Credit Agreement
Lenders and Commitments
Term Loan Commitments

Lender	Commitment
Credit Suisse AG, Cayman Islands Branch	$300,000,000.00
TOTAL:	$300,000,000.00
Revolving Credit Commitments

Lender	Commitment
Bank of America, N.A.	$7,500,000.00
Credit Suisse AG, Cayman Islands Branch	$14,666,666.67
East West Bank	$5,000,000.00
FirstMerit Bank, N.A.	$7,500,000.00
HSBC Bank USA, National Association	$14,666,666.67
Meridian Bank	$1,000,000.00
Nomura International PLC	$14,666,666.66
Sumitomo Mitsui Banking Corporation	$10,000,000.00
TOTAL:	$75,000,000.00

Schedule 3.04
to the Credit Agreement
Governmental Approvals
None.

Schedule 3.08
to the Credit Agreement
Subsidiaries

Company	Jurisdiction	Holder	% Ownership	Class
UCI Acquisition Holdings (No. 1) Corp	Delaware	UCI Holdings Limited	100%	Common
UCI Acquisition Holdings (No. 2) Corp	Delaware	UCI Acquisition Holdings (No. 1) Corp	100%	Common
UCI International, Inc.	Delaware	UCI Acquisition Holdings (No. 2) Corp	100%	Common
United Components, Inc.	Delaware	UCI International, Inc.	100%	Common
Airtex Products, S.A.[1]	Spain	United Components, Inc.	100%	NA
UCI-Wells Holdings, L.L.C.	Delaware	United Components, Inc.	100%	NA
UCI Investments, L.L.C.	Delaware	United Components, Inc.	100%	NA
Champion Laboratories, Inc.	Delaware	United Components, Inc.	100%	Common
UCI Pennsylvania, Inc. (formerly known as Neapco Inc.)	Pennsylvania	United Components, Inc.	100%	Common
Wells Manufacturing, L.P.	Delaware	UCI-Wells Holdings, L.L.C.	1%	NA
		United Components, Inc.	99%	NA
Talleres Mecanicos Montserrat, S.A. de C.V.[2]	Mexico	United Components, Inc.	100%	Class I — Common
			100%	Class II — Common
Fuel Filter Technologies, Inc.	Michigan	Champion Laboratories, Inc.	100%	Common

[1]	UCI Investments, L.L.C. owns two shares of Airtex Products, S.A.

[2]	UCI Investments, L.L.C. owns one share of Talleres Mecanicos Montserrat, S.A. de C.V.

Company	Jurisdiction	Holder	% Ownership	Class
Filtros Champion Laboratories, S. de R.L. de C.V.	Mexico	Champion Laboratories, Inc.	99.97%	Fixed Capital
			100%	Variable Capital
		Fuel Filter Technologies, Inc.	0.03%	Fixed Capital
Filtros Champion Sales de Mexico, S. de R.L. de C. V.	Mexico	Champion Laboratories, Inc.	99.97%	Fixed Capital
		Fuel Filter Technologies, Inc.	0.03%	Fixed Capital
Champion Laboratories (Europe) Limited	UK	Champion Laboratories, Inc.	100%	NA
Eurosofiltra SARL	France	Champion Laboratories (Europe) Limited	100%	NA
Eurofilter (Air Filters) Limited	UK	Champion Laboratories (Europe) Limited	100%	NA
Eurofilter ECS Limited	UK	Champion Laboratories (Europe) Limited	100%	NA
Champion International Automotive (Hong Kong) Holding Co., Limited	Hong Kong	Champion Laboratories, Inc.	100%	NA
Champion International Automotive Parts (Suzhou) Co., Ltd	China	Champion International Automotive (Hong Kong) Holding Co., Limited	100%	NA
Wells Mexico Holdings Corp.	Delaware	Wells Manufacturing, L.P.	100%	Common
Wells Manufacturera de Mexico, S.A. de C.V.	Mexico	UCI Investments, L.L.C.	0.30%	Series A
		Wells Mexico Holding Corp.	99.70%	Series A
			100%	Series B
UCI — Airtex Holdings, Inc.	Delaware	United Components, Inc.	100%	Common
Airtex Industries, LLC	Delaware	UCI — Airtex Holdings, Inc.	100%	NA
Airtex Products, LP	Delaware	Airtex Industries, LLC	1%	NA
		UCI — Airtex Holdings, Inc.	99%	NA
Airtex Tianjin Auto Parts Holding Company Limited	Hong Kong	Airtex Products, LP	100%	NA
Airtex (Tianjin) Auto Parts Inc.	China	Airtex Tianjin Auto Parts Holding	100%	NA
		Company Limited

Company	Jurisdiction	Holder	% Ownership	Class
ASC Holdco, Inc.	Delaware	United Components, Inc.	100%	Common
ASC Industries, Inc.	Ohio	ASC Holdco, Inc.	100%	Common
ASC International Incorporated	Indiana	ASC Industries, Inc.	100%	Common
UCI (Hong Kong) Holding Company Limited[3]	Hong Kong	ASC International Incorporated	100%	NA
UCI (Shanghai) Trading Company Limited	China	UCI (Hong Kong) Holding Company Limited	100%	NA
ASC (Beijing) Consulting (Holdings) Company Limited[4]	Hong Kong	ASC International Incorporated	100%	NA
ASC (Beijing) Consulting Co. Ltd.	China	ASC (Beijing) Consulting (Holdings)
		Company Limited	100%	NA
ASC Tianjin (Holdings) Company Limited[5]	Hong Kong	ASC International Incorporated	100%	NA
ASC (Tianjin) Auto Parts Inc.	China	ASC Tianjin (Holdings) Company Limited	100%	NA
ASC (Tianjin) Water Pump Co., Ltd.	China	ASC (Tianjin) Auto Parts, Inc.	100%	NA

[3]	Dredson Limited and Gregson Limited each own one share of this entity, as nominee of ASC International Incorporated.

[4]	Dredson Limited and Gregson Limited each own one share of this entity, as nominee of ASC International Incorporated.

[5]	Dredson Limited and Gregson Limited each own one share of this entity, as nominee of ASC International Incorporated.

Schedule 3.09
to the Credit Agreement
Litigation
1.	Parker-Hannifin Corporation vs. Champion Laboratories, Inc. (oil filter case).

2.	United Components, Inc. and/or its wholly-owned subsidiary, Champion Laboratories, Inc. (“Champion”), were named as two of multiple defendants in multiple complaints with allegations including conspiracy violations of Section 1 of the Sherman Act, 15 U.S.C. § 1, related to aftermarket oil, air, fuel and transmission filters. All of these complaints are styled as putative class actions on behalf of all persons and entities that purchased aftermarket filters in the U.S. directly from the defendants, or any of their predecessors, parents, subsidiaries or affiliates, at any time during the period from January 1, 1999 (and for one complaint “the earliest legal permissible date”) to the present. The complaints seek damages, including statutory treble damages, an injunction against future violations, disgorgement of profits, costs and attorney’s fees.

3.	Champion, but not United Components, Inc., was also named as one of multiple defendants in two class actions filed in Quebec, Canada. In one, the plaintiff seeks joint and several liability against the five defendants in the amount of $5.0 million in compensatory damages and $1.0 million in punitive damages. In the other, the plaintiff seeks joint and several liability against the 14 defendants in the amount of $150 million in general damages and $15 million in punitive damages.

4.	The Office of the Attorney General for the State of Florida filed a complaint against Champion and eight other defendants in the Northern District of Illinois. The complaint alleges violations of Section 1 of the Sherman Act and Florida law related to the sale of aftermarket filters. It seeks damages, including statutory treble damages, penalties, fees, costs and an injunction.

5.	Champion is a defendant in litigation with Parker-Hannifin Corporation pursuant to which Parker-Hannifin claims that certain of Champion’s products infringe a Parker-Hannifin patent. On December 11, 2009, following trial, a jury verdict was reached, finding in favor of Parker-Hannifin with damages of approximately $6.5 million. Champion continues to vigorously defend this matter; however, there can be no assurance with respect to the outcome of litigation.

Schedule 3.17
to the Credit Agreement
Environmental Matters
1.	In connection with closing a manufacturing facility in Edison, New Jersey (the “New Jersey Site”) in 1985, Champion Laboratories Inc. discovered the presence of hazardous substances in the groundwater at the facility. A state agency has ordered Champion Laboratories to continue with the monitoring and investigation of chlorinated solvent contamination. The New Jersey Site has been the subject of litigation to determine whether a neighboring facility was responsible for contamination discovered at the New Jersey Site.

2.	UCI is also responsible for a portion of chlorinated solvent contamination at a previously owned site in Solano County, California (the “California Site”), where UCI, at the request of the regional water board, is investigating and analyzing the nature and extent of the contamination and is conducting some remediation.

Schedule 3.18
to the Credit Agreement
Insurance

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
Umbrella Policy Primary Policy No: 8766599 1st Excess Policy No.: XCPG4907545 2nd Excess Policy No.: ULA 2002948 3rd Excess Policy No.: AEC9374864-07	UCI Holdings Limited and any subsidiary, and UCI Holdings Limited’s interest in any partnership or joint venture in which UCI Holdings Limited has management control or ownership, including legal representatives	$100,000,000 in total	$25,000 each occurrence	Primary: Chartis 1st Excess: Ace Insurance 2nd Excess: Allianz 3rd Excess: American Guarantee & Liability Insurance

Marine Cargo Transit Policy No.: 34-129794-56	Rank Group Limited, and its subsidiaries and Sister Companies and any Subsidiary Company thereof and any other organization or entity under the control of the Insured’s named above and over which it is exercising active management, including UCI Holdings Limited & its Subsidiaries	$15 million per Conveyance, Location in the Ordinary Course of Transit or (in respect of parcel post) Package

$250,000 Debris Removal or Demurrage Charge per occurrence

		$250,000 Expediting Costs or Frustration Expense Clause for more than $250,000.	$10,000 any one conveyance	Chartis Australia-American Home Assurance Company

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
Excess Liability Policy No.: 8766599	UCI Holdings Limited	$25,000,000 each occurrence $25,000,000 Aggregate $25,000,000 Products Comp/Ops Aggregate	$25,000	Commerce and Industry (Chartis)

Commercial General Liability and Products/Completed Operations Policy No: 4360735 (AOS)	UCI Holdings Limited	$500,000 Each Occurrence Limit
$1,500,000 General Aggregate Limit
$1,500,000 Products/Completed Operations Aggregate Limit
$500,000 Fire Damage Legal Liability
$500,000 Personal & Advertising Injury Limit
$500,000 Employee Benefits Liability Each Claim
		$500,000 Employee Benefits Liability Aggregate	Subject to a $500,000 each occurrence Self-Insured Retention Defense (ALAS) is treated on a pro-rata basis.	National Union Fire Insurance Co. (AOS)

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
Commercial Automobile Liability Policy Number: 3976403 (All Other States) 3976405 (Virginia) 3976404 (Massachusetts)	UCI Holdings Limited.	$2,000,000 Each Accident — Combined Single Limits $10,000 Medical Payments — Per Person Min. Stat./Reject Uninsured/Underinsured Motorists	Subject to a deductible of $250K Pro-Rata Treatment of ALAE on Primary. Auto Physical Damage is Self-Insured.	National Union Fire Insurance Co.

Workers’ Compensation & Employers Liability Policy Number: 020342882 (All Other States)
020342883 (California)
020342887 (Oregon)
020342884 (Florida)
020342888 (Texas)
020342885 (Massachusetts)
020342886 (Michigan, New York, Ohio, Washington, Wisconsin, West Virginia)
	UCI Holdings Limited	Statutory Limits Limits Subject to a $500,000 Deductible $1,000,000 Bodily Injury — Each Accident $1,000,000 Bodily Injury by Disease-Each Employee $1,000,000 Bodily Injury by Disease-Policy Aggregate	WC & EL Program is subject to a $500,000 each accident deductible. Defense (ALAE) is treated on a pro-rata basis.	National Union Fire Insurance Co. Illinois National Insurance Co. Commerce & Industry Insurance Co.

Lead Umbrella Coverage Policy Number:8766599	United Components, Inc	$25,000,000 Each Occurrence Excess of Primary $25,000,000 General Aggregate $25,000,000 Products/Completed Operations Aggregate	SIR — $25,000	Commerce and Industry (Chart’s)

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
Excess Liability (1st Excess) Policy Number: XCPG4907545	United Components, Inc	Limits: $25,000,000 Each Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Operations Aggregate Excess of:		ACE American Insurance Co. (ACE USA)
$25,000,000 Each Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Operations Aggregate

Excess Liability (2nd Excess) Policy Number: ULA 2002948	United Components, Inc	Limits: $25,000,000 Each Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Operations Aggregate Excess of:		Allianz Global Risks US Insurance Co.
$50,000,000 Each Occurrence $50,000,000 General Aggregate $50,000,000 Products/Completed Operations Aggregate

Excess Liability (3rd Excess) Policy Number: AEC9374864-07	United Components, Inc	Limits: $25,000,000 Each Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Operations Aggregate Excess of:		American Guarantee & Liability Insurance Co.
$75,000,000 Each Occurrence $75,000,000 General Aggregate $75,000,000 Products/Completed Operations Aggregate

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
International General Liability Policy No.: 3588-89-78 9947-33-14	UCI Holdings Limited	Coverage General Liability
   General Aggregate ($2,000,000)
   Products/Completed Operations Aggregate Limit ($2,000,000)
   Each Occurrence Limit ($1,000,000)
   Advertising Injury and Personal Injury ($1,000,000)

Aggregate Limit
   Damage to Premises Rented To You Limit ($1,000,000)
   Medical Expenses Limit ($50,000)

Employee Benefits Liability — Claims Made
   Aggregate Limit ($1,000,000)
		Select Exclusion or Other Endorsements		Great Northern Insurance Company

International Auto Liability	UCI International, Inc. (f/k/a UCI Holdco, Inc.)	For Owned, Hired & Non-owned Autos:
   Bodily Injury and Property Damage($1,000,000)
   Auto Medical Payments LIMITS OF INSURANCE ($50,000)
   Hired and Non Owned Physical Damage -Each Vehicle($5,000)
   Hired and Non-Owned Physical Damage — Aggregate($25,000)
		Threshold Benefit ($10,000)		Great Northern Insurance Company

International Workers Compensation	UCI International, Inc. (f/k/a UCI Holdco, Inc.)	Foreign Voluntary WC
   International Executive Employees ( State Of Hire Benefits)
   Other International Employees (Country of Origin Benefits)
Employer’s Liability
   Bodily Injury by Accident — each accident ($1,000,000)
   Bodily Injury by Disease — policy limit ($1,000,000)
   Bodily Injury by Disease — each employee ($1,000,000)
Repatriation Expense
   Each Employee ($250,000)
		Aggregate ($500,000)		Great Northern Insurance Company

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
Exporter Package	UCI International, Inc. (f/k/a UCI Holdco, Inc.)	Blanket Accident Insurance: Exporters Package Per Accident ($100,000) Excess Medical Expense ($10,000) Kidnap/Ransom And Extortion Insurance:	Blanket Accident Insurance: Exporters Package ($100) Kidnap/Ransom And Extortion Insurance:($500)	Great Northern Insurance Company
Extortion, Delivery and Expense ($100,000)

FINPRO Directors and Officers Liability Policy number: 01-978-84-23	UCI International, Inc. (f/k/a UCI Holdco, Inc.)	$25,000,000 aggregate	Retention: $250,000 per Claim	National Union Fire Insurance Company of Pittsburgh PA

Employment Practices Liability Policy number: 01-978-84-23	UCI International, Inc. (f/k/a UCI Holdco, Inc.)	$15,000,000 annual aggregate	Retention: $250,000 per Claim	National Union Fire Insurance Company of Pittsburgh PA

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
Fiduciary Liability Policy number: 01-978-84-23	United Components, Inc.	$10,000,000 aggregate	Retention: $25,000 per Claim	National Union Fire Insurance Company of Pittsburgh PA

Special Risk Policy number: 22-117-302	United Components, Inc.	$10,000,000 each Loss / Unlimited Aggregate	N/A	National Union Fire Insurance Company of Pittsburgh PA

Crime Coverage Policy number: 68046795	UCI International, Inc. (f/k/a UCI Holdco, Inc.)	$10,000,000 per Claim	$150,000 per Loss	Federal Ins. Co. (Chubb)

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
Open Cargo / Transit Policy Policy Number: OC & OCW91139100	United Components, Inc.	$5,000,000 Any one conveyance, connecting conveyance $250,000 Any one conveyance to/from/within Mexico $5,000,000 Any one vessel for War $1,000,000 Any one exhibition / trade fair	$1,000 per occurrence “all risk” transit and exhibition	AGCS Marine Insurance Company

Property Policy Number: LD 699	United Components, Inc.	$500,000,000 — Loss Limit
Sub Limits
$100,000,000 Earth Movement in the Aggregate During Any Policy Year but not to exceed the following limits in the Aggregate During Any Policy Year:
$4,000,000 Earthquake — California
$50,000,000 Earthquake — New Madrid
$1,000,000 Earthquake — Pacific Northwest
$25,000,000 Earthquake — for property located in France, Spain, and the United Kingdom
$5,000,000 Earthquake — People’s Republic of China
$10,000,000 Earthquake — for property located at Camino al Conde, No. 41 Parque Industrial 5 de Mayo, Puebla (Index No. 001446.14); Martires de Rio Blanco, No. 29 Parque Industrial 5 de mayo, Puebla (Index No. 001446.15); Camino al Conde No. 37, Aristeo Lote 8-2, Cuautlacingo Parque Industrial Bralemex, Puebla (Index No. 001899.35) combined
$100,000,000 Flood in the Aggregate During Any Policy Year but not to exceed the following limits in the Aggregate During Any Policy Year:
$2,500,000
Combined Contingent Time Element Extended, Errors and Omissions, Miscellaneous Unnamed Locations, Miscellaneous Personal Property, Off Premises Storage for Property Under Construction, Service Interruption Property Damage and Service Interruption Time Element	Policy Deductible
$100,000 combined all coverages, per Occurrence, except as follows:
a) Airtex S.A. Locations in Spain: $25,000 combined all coverages, per Occurrence
b) Locations in the People’s Republic of China
$25,000 combined all coverages, per Occurrence
c) Computer Systems-Non Physical Damage
2 Day Equivalent deductible subject to a minimum deductible of $100,000, per occurrence, except a minimum deductible of $25,000 per Occurrence applies to Locations in the People’s Republic of China and Locations of Airtex S.A. located in Spain.
d) Contingent Time Element Location
			$100,000 per Location except as respects Insured Locations in the People’s Republic of China and Locations of Airtex S.A. located in	FM Global Insurance Company

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
$5,000,000 Miscellaneous Unnamed Locations per Location but not to exceed a $500,000 limit per location for property located in Spain
$2,500,000 Property located in Costa Rica $10,000,000 Accounts Receivable
$10,000,000 Coinsurance Deficiency and Currency Devaluation
$10,000,000 Neighbour’s Recourse and Tenant’s Liability
$10,000,000 Non-Admitted Increased Tax Liability
$10,000,000 not to exceed $5,000,000
$1,000,000 but not to exceed $1,000,000 for Time Element Service Interruption
Property Damage and Time Element Combined but not to exceed $5,000,000 limit for voice, data, or video service Transportation
$50,000 Land and Water Contaminant Cleanup, Removal and Disposal in the Aggregate During Any Policy Year:
$10,000,000 Combined Expediting Costs and Extra Expense
$10,000,000 Valuable Papers and Records
$20,000,000 but not to exceed 10,000,000 per location Contingent Time Element Extended
$10,000 Professional Fees
$25,000,000 combined but not to exceed $10,000,000 limit for Computer Systems — Non Physical Damage Data, Programs or Software and Computer Systems — Non Physical Damage
$10,000,000 Deferred Payments
$10,000,000 Off Premise Storage for Property Under Construction, per location
$10,000,000 Soft Costs
$10,000,000 Tax Treatment of Profits
$10,000,000 Errors & Omissions
$10,000,000 But not to exceed $10,000 Fine Arts
But not to exceed $10,000 per item for Irreplaceable Fine Arts not on schedule on file with the Company
Spain a $25,000 per location deductible applies at each Contingent Time Element Location. However when the loss results from Wind such loss shall be subject to its respective deductible(s) and shall apply at each Contingent Time Element Location where the physical damage occurs as follows:
i. As respects Locations in Northeast Wind Designated Areas as described in Appendix D:
ii. $100,000 per Location.
b) As respects Locations in Tier 1 Wind Counties and Locations in Worldwide Wind Areas as described in Appendix D: The greater of $100,000 or 3% of the full Time Element values that would have been earned in the 12 month period following the Occurrence by use of the facilities at the Location where the physical damage occurred and that proportion of the full TIME ELEMENT values at all other Locations where TIME ELEMENT loss ensues that was directly affected by use of such facilities and that would have been earned in the 12 month period following the Occurrence, per Location.
c) As respects Locations in Tier 2 Wind Counties as described in Appendix D: The greater of $100,000

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
$5,000,000 MISCELLANEOUS PERSONAL PROPERTY per Location
$5,000,000 TERRORISM in the Aggregate During Any Policy Year but not to exceed the following limit(s) in the Aggregate During Any Policy Year:
     a) $1,000,000 for Miscellaneous Unnamed Locations, MISCELLANEOUS PERSONAL PROPERTY, OFF PREMISES STORAGE FOR PROPERTY UNDER CONSTRUCTION and TEMPORARY REMOVAL OF PROPERTY combined
     b) $1,000,000 for Flood when caused by or resulting from Terrorism
     These limits shall not include the Actual Cash Value portion of fire damage caused by Terrorism.
     These limits do not apply to the SUPPLEMENTAL UNITED STATES CERTIFIED ACT OF TERRORISM ENDORSEMENT
Time Limits
90 Day Period but not to exceed $10,000,000 limit Automatic Coverage
90 Day Period but not to exceed $10,000,000 limit, per Location but not to exceed $2,500,000 limit in the Aggregate During Any Policy Year for Flood
30 Day Period Ordinary Payroll
30 Day Period Civil Authority
30 Day Period but not to exceed $10,000,000 Ingress / Egress
60 Day Period Extended Period of Liability
12 Month Period but not to exceed 30 day period for Ordinary Payroll Gross Profit
180 Day Period but not to exceed the lesser of a $5,000,000 limit or 200% of the Normal Cost Logistics Extra Cost
12Month Period: TIME ELEMENT loss as respects TERRORISM
This Time Limit for TERRORISM coverage shall not be considered additive to any other Time Limits	or 2% of the full Time Element values that would have been earned in the 12 month period following the Occurrence by use of the facilities at the Location where the physical damage occurred and that proportion of the full TIME ELEMENT values at all other Locations where TIME ELEMENT loss ensues that was directly affected by use of such facilities and that would have been earned in the 12 month period following the Occurrence, per Location.
a) Data, Programs or Software 2 Day Equivalent deductible as respects loss or damage caused by the malicious introduction of a machine code or instruction, subject to a minimum deductible of $100,000, per Occurrence, except a minimum deductible of $25,000 per Occurrence applies to Locations in the People’s Republic of China and Locations of Airtex S.A. located in Spain.
b) Earthquake
1. As respects Locations in High Hazard Zones for Earth Movement:
c) Property Damage — 5% of the value, per the VALUATION clause of the LOSS ADJUSTMENT AND SETTLEMENT section, of the property insured at the Location

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer
or to any PERIOD OF LIABILITY applying to any coverage provided in the TIME ELEMENT section, and shall be subject to the limits of liability for TERRORISM.
where the physical damage occurred, per Location.
d) Time Element — 5% of the full Time Element values that would have been earned in the 12 month period following the Occurrence by use of the facilities at the Location where the physical damage occurred and that proportion of the full Time Element values at all other Locations where TIME ELEMENT loss ensues, that was directly affected by use of such facilities and that would have been earned in the 12 month period following the Occurrence, per Location.
d) The above earthquake deductibles are subject to a minimum deductible of $250,000 for Property Damage and Time Element combined, per Location.
a) Flood $100,000 combined all coverages, per Location except:
e) $500,000 combined all coverages, per Occurrence as respects 301 Industrial Park Road, Marked Tree, AR 72365.
a) Logistics Extra Cost $100,000 per Occurrence
b) Wind
1. As respects Locations in the Northeast Wind Designated Areas as described in Appendix D: $100,000 combined all coverages, per Location.
2. As respects Locations in Tier 1 Wind Counties and Locations in Worldwide Wind Areas as described in Appendix D:

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer

c) Property Damage — 3% of the value, per the VALUATION clause of the LOSS ADJUSTMENT AND SETTLEMENT section, of the property insured at the Location where the physical damage occurred, per Location.
d) Time Element — 3% of the full Time Element values that would have been earned in the 12 month period following the Occurrence by use of the facilities at the Location where the physical damage occurred and that proportion of the Full Time Element values at all other Locations where TIME ELEMENT loss ensues, that was directly affected by use of such facilities and that would have been earned in the 12 month period following the Occurrence, per Location.
e) The above Wind deductibles are subject to a minimum deductible of $100,000 for Property Damage and Time Element combined, per Location.
1. As respects Locations in Tier 2 Wind Counties as

Policy	Named Insured	Limit of Indemnity	Deductible	Insurer

described in Appendix D:
f) Property Damage — 20/0 of the value, per the VALUATION clause of the LOSS ADJUSTMENT AND SETTLEMENT section, of the property insured at the Location where the physical damage occurred, per Location.
g) Time Element — 2% of the full Time Element values that would have been earned in the 12 month period following the Occurrence by use of the facilities at the Location where the physical damage occurred and that proportion of the full Time Element values at all other Locations where TIME ELEMENT loss ensues, that was directly affected by use of such facilities and that would have been earned in the 12 month period following the Occurrence, per Location.
h) The above Wind deductibles are subject to a minimum deductible of $100,000 for Property Damage and Time Element combined, per Location.

     Schedule 3.19(a)
to the Credit Agreement
UCC Filing Offices

Grantor	State	Filing Office	Document Filed
UCI Holdings Limited	Washington, D.C.	Recorder of Deeds	Financing Statement
UCI Acquisition Holdings (No. 1) Corp	Delaware	Delaware Secretary of State	Financing Statement
UCI Acquisition Holdings (No. 2) Corp	Delaware	Delaware Secretary of State	Financing Statement
UCI International, Inc.	Delaware	Delaware Secretary of State	Financing Statement
United Components, Inc.	Delaware	Delaware Secretary of State	Financing Statement
Airtex Industries, LLC	Delaware	Delaware Secretary of State	Financing Statement
Airtex Products, LP	Delaware	Delaware Secretary of State	Financing Statement
ASC Holdco, Inc.	Delaware	Delaware Secretary of State	Financing Statement
ASC Industries, Inc.	Ohio	Ohio Secretary of State	Financing Statement
Champion Laboratories, Inc.	Delaware	Delaware Secretary of State	Financing Statement
UCI — Airtex Holdings, Inc.	Delaware	Delaware Secretary of State	Financing Statement
UCI Pennsylvania, Inc.	Pennsylvania	Pennsylvania Department of State	Financing Statement
UCI — Wells Holdings, L.L.C.	Delaware	Delaware Secretary of State	Financing Statement
Wells Manufacturing, L.P.	Delaware	Delaware Secretary of State	Financing Statement
Other filings or actions:
1.	The execution and delivery to the Collateral Agent of Deposit Account Control Agreements and Securities Account Control Agreements (as such terms are defined in the Collateral Agreement), as applicable, in accordance with the terms of the Collateral Agreement.

2.	The filing and/or recording of Mortgages with the relevant filing office
3.	The taking of the actions required by Article III of the U.S. Collateral Agreement (or that would be so required in the absence of the monetary thresholds set forth herein).
4.	The taking of any action required by applicable law with respect to contracts, accounts or receivables on which the United States government or any department, agency or instrumentality thereof is the obligor or with respect to property and assets subject to any rights reserved in favor of the United States government.

     Schedule 3.20
to the Credit Agreement
Owned Real Property

Owner	Address/Location	City	State/Country
Airtex Products, LP	407 West Main St.	Fairfield	IL
Airtex Products, LP	S/E/C West Center & Seventh St.	Fairfield	IL
Champion Laboratories, Inc.	200 South Fourth St.	Albion	IL
Champion Laboratories, Inc.	Luberfiner, 301 Industrial Dr.	Albion	IL
Champion Laboratories, Inc.	329 Industrial Dr.	Albion	IL
Champion Laboratories, Inc.	Highway 130	Albion	IL
Champion Laboratories, Inc.	315 North West St.	West Salem	IL
Champion Laboratories, Inc.	200 Ratch Ford	York	SC
Wells Manufacturing, L.P.	26 South Brooke St.	Fond du Lac	WI
Wells Manufacturing, L.P.	385 Rolling Meadows Dr.	Fond du Lac	WI
Wells Manufacturing, L.P.	2700 Dewey Rd.	Centerville	IA
Talleres Mechanicos Montserrat, S.A. de C.V	Camino al Conde No. 41 P. Ind, 5 de Mayo	Puebla	Mexico
Talleres Mechanicos Montserrat, S.A. de C.V	Martires de Rio Blanco No. 41 P. Ind, 5 de Mayo	Puebla	Mexico
ASC (Tianjin) Auto Parts Inc.[6]	No. 88 Zidong St.	Hangu District	Tianjin/China

[6]	Only the building, not the land, is owned at this location.

Schedule 4.02(a)
to the Credit Agreement
Opinions of Counsel to be Delivered at Closing
Counsel to Borrower:
Debevoise & Plimpton LLP (New York)
Richards, Layton & Finger, P.A. (Delaware)
Tzangas Plakas Mannos & Raies Ltd. (Ohio)
Ballard Spahr LLP (Pennsylvania)
Counsel to Lender:
Russell McVeagh (New Zealand)

Schedule 4.02(f)
to the Credit Agreement
Security Documents
1.	U.S. Collateral Agreement, dated as of January 26, 2011, among UCI International, Inc., UCI Holdings Limited, the grantors from time to time party thereto and Wilmington Trust FSB, as collateral agent.
2.	Patent Security Agreement, dated as of January 26, 2011, among the grantors parties thereto and Wilmington Trust FSB, as collateral agent.
3.	Trademark Security Agreement, dated as of January 26, 2011, among the grantors parties thereto and Wilmington Trust FSB, as collateral agent.
4.	Copyright Security Agreement, dated as of January 26, 2011, among the grantors parties thereto and Wilmington Trust FSB, as collateral agent.

Schedule 5.13
to the Credit Agreement
Post-Closing Obligations
     (1) Within 60 days of the Closing Date, Airtex Products, LP shall enter into a share charge over the shares of Airtex Tianjin Auto Parts Holding Company Limited, subject to the Agreed Security Principles.
     (2) Within 60 days of the Closing Date, Champion Laboratories, Inc. shall enter into a share charge over the shares of Champion International Automotive (Hong Kong) Holding, Co., Limited, subject to the Agreed Security Principles.
     (3) Within 60 days of the Closing Date, Champion Laboratories, Inc. shall enter into a share pledge over the shares of Champion Laboratories (Europe) Limited, subject to the Agreed Security Principles.
     (4) Within 60 days of the Closing Date, United Components, Inc. shall enter into a pledge agreement over the equity interests of Talleres Mecanicos Montserrat, S.A. de C.V., subject to the Agreed Security Principles.
     (5) Within 60 days of the Closing Date, Champion Laboratories, Inc. shall enter into a pledge agreement over its equity interests of (a) Filtros Champion Laboratories, S. de R.L. de C.V. and (b) Filtros Champion Sales de Mexico, S. de R.L. de C.V., subject to the Agreed Security Principles.
     (6) Within 90 days of the Closing Date, United Components, Inc. shall enter into a pledge agreement over its shares of Airtex Products, S.A., subject to the Agreed Security Principles.
     (7) Within 90 days of the Closing Date, certain Subsidiary Guarantors shall enter into Mortgages over any Mortgaged Properties owned by them, subject to the Agreed Security Principles.

Schedule 6.01
to the Credit Agreement
Existing Indebtedness
1.	The PIK Notes.
2.	Debenture dated November 20, 2008, granted to National Westminster Bank Plc by Champion Laboratories (Europe) Limited (f/k/a Eurofilter (Air Filters) Limited).
3.	Credit Facility for Commerce Related Discounts and Other Operations between Bankinter, S.A. and Airtex Products, S.A. (Spain) dated as of February 5, 2002. Total limit €962,000.
4.	Credit Facility for Commerce Related Discounts and Other Operations between Bankinter, S.A. and Airtex Products, S.A. (Spain) dated as of February 6, 2004. Total limit: €300,000.
5.	Credit Facility for Commerce Related Discounts and Other Operations between Bankinter, S.A. and Airtex Products, S.A. (Spain) dated as of November 28, 2008. Total limit: €1,000,000.
6.	Global Policy for import/export operations between Caja de Ahorros de la Immaculada and Larraz Automocion Industrias, S.A., dated as of July 23, 1992. Total limit €60,000.
7.	Personal Guaranty and Third-Party Guaranty Policy by and between Caja de Ahorros de la Immaculada and Larraz Automocion Industrias, S.A., dated as of June 5, 1996. Total Limit €120,000.
8.	Personal Guaranty and Third-Party Guaranty Policy by and between Caja de Ahorros de la Immaculada and Airtex Products, S.A., dated as of May 6, 2010. Total Limit €240,000.
9.	ASC (Tianjin) Auto Parts Inc. short term loans from China Merchant Bank, including (i) an Export Invoice based loan for RMB 20 million (11.7 million RMB was outstanding as of November 30, 2010) and (ii) term loans of RMB 10,000,000 maturing December 2010 and RMB 10,000,000 maturing January 2011, as amended, supplemented, refinanced, replaced or otherwise modified from time to time.
Letters of Credit:
10.	Irrevocable Standby Letter of Credit Number 3076213 issued by Bank of America, N.A. on behalf of United Components, Inc., as amended on July 21, 2006 and August 3, 2010.

11.	Irrevocable Standby Letter of Credit Number 3113049, issued June 1, 2010 by Bank of America, N.A. on behalf of Champion Laboratories, Inc.
Capital Leases:
12.	Master Equity Lease Agreement, dated January 2, 2007, between Enterprise Leasing Company of St. Louis and United Components, Inc., as amended.
13.	Master Lease Agreement, dated September 18, 2007, between AT&T Capital Services, Inc. and United Components, Inc., as amended.

Schedule 6.02
to the Credit Agreement
Existing Liens
1. Liens on the cash to be used to discharge the PIK Notes.
2. Lien on ASC (Tianjin) Auto Parts Inc. building securing Item 9 in Schedule 6.01.
3. Fixed and floating charge over the assets of Champion Laboratories (Europe) Limited in favor of National Westminster Bank Plc pursuant to a Debenture dated November 20, 2008, granted to National Westminster Bank Plc by Champion Laboratories (Europe) Limited (formerly known as Eurofilter (Air Filters) Limited).
4. Judgment Lien in amount of $1,880.33 filed by State of Ohio Department of Taxation against ASC International Incorporated on 12/19/2007.
5. The following UCC Financing Statements

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
AIRTEX INDUSTRIES, LLC	DE	1/6/2009	2009 0036431	Wells Fargo Financial Leasing Inc.	Certain Equipment

AIRTEX PRODUCTS, LLC	DE	1/5/2004	4001736 0	Cisco Systems Capital	Certain Equipment	Continuation Filed 12/9/08, Amendment Filed 3/15/10

AIRTEX PRODUCTS, LP	DE	3/31/2006	6108937 4	Toyota Motor Credit Corporation	Certain Equipment

AIRTEX PRODUCTS, LP	DE	10/11/2006	6352364 4	Orbian Financial Services, LLC	Receivables relating to AutoZone, Inc. Factoring Agreement

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
AIRTEX PRODUCTS, LP	DE	9/4/2007	2007 3354064	SunTrust Bank	Receivables relating to AutoZone, Inc. Factoring Agreement	Amendment Filed 2/14/08

AIRTEX PRODUCTS, LP	DE	10/24/2007	2007 4027636	Branch Banking and Trust Company	Receivables relating to General Parts, Inc. Factoring Agreement

AIRTEX PRODUCTS, LP	DE	5/23/2008	2008 1790011	Branch Banking and Trust Company	Receivables relating to AutoZone, Inc. Factoring Agreement

AIRTEX PRODUCTS, LP	DE	9/4/2008	2008 2988408	Wells Fargo Financial Leasing, Inc.	Certain Equipment

AIRTEX PRODUCTS, LP	DE	10/16/2008	2008 3501002	Citibank, N.A.	Receivables relating to AutoZone, Inc. Factoring Agreement	Amendment Filed 12/9/09

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
AIRTEX PRODUCTS, LP	DE	12/15/2008	2008 4158521	JPMorgan Chase Bank, NA	Receivables relating to AutoZone, Inc. Factoring Agreement

AIRTEX PRODUCTS, LP	DE	1/6/2009	2009 0036431	Wells Fargo Financial Leasing, Inc.	Certain Equipment

AIRTEX PRODUCTS, LP	DE	8/26/2009	2009 2748199	Wachovia Bank, National Association	Receivables relating to AutoZone Parts, Inc., AutoZone, Inc., and their respective subsidiaries and affiliates Factoring Agreement

AIRTEX PRODUCTS, LP	DE	10/7/2009	2009 3221758	Branch Banking and Trust Company	Receivables relating to Genuine Parts Company, Inc. Factoring Agreement

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
AIRTEX PRODUCTS, LP	DE	12/1/2009	2009 3829568	Deutsche Bank	Receivables relating to AutoZone, Inc. Factoring Agreement	Amendments Filed 12/11/09, 3/22/10, 9/27/10 & 12/16/10

AIRTEX PRODUCTS, LP	DE	2/5/2010	2010 0404339	Officeware	Certain Equipment

AIRTEX PRODUCTS, LP	DE	8/26/2010	2010 2997249	Officeware	Certain Equipment

AIRTEX PRODUCTS, LP	DE	10/6/2010	2010 3474859	SunTrust Bank	Receivables relating to Advance Auto Parts, Inc. Factoring Agreement

AIRTEX PRODUCTS, LP	DE	10/7/2010	2010 3497231	Officeware	Certain Equipment

ASC INDUSTRIES, INC.	OH	12/29/1999	AP0203803	KeyBank National Association		Continuation Filed 7/7/04

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
ASC INDUSTRIES, INC.	OH	2/20/2004	OH00074093922	JP Morgan Chase Bank, N.A.	Receivables relating to AutoZone, Inc. Factoring Agreement	Amendments Filed 11/7/05, 10/10/08 & 10/22/08 Continuation Filed 9/17/08

ASC INDUSTRIES, INC.	OH	12/13/2004	OH00084503117	SunTrust Bank	Receivables relating to AutoZone, Inc. and Advance Auto Parts, Inc. Factoring Agreements	Amendments Filed 8/14/07, 1/28/09 Continuation Filed 6/18/09

ASC INDUSTRIES, INC.	OH	1/11/2007	OH00110834858	Dell Financial Services L.P.	Certain Equipment

ASC INDUSTRIES, INC.	OH	10/25/2007	OH00120530785	Branch Banking and Trust Company	Receivables relating to General Parts, Inc. Factoring Agreement

ASC INDUSTRIES, INC.	OH	5/23/2008	OH00126914927	Branch Banking and Trust Company	Receivables relating to AutoZone, Inc. Factoring Agreement

ASC INDUSTRIES, INC.	OH	10/16/2008	OH00130273731	Citibank N.A.	Receivables relating to AutoZone, Inc. and AutoZone Parts, Inc. Factoring Agreements	Amendment Filed 12/9/09

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
ASC INDUSTRIES, INC.	OH	12/15/2008	OH00131599641	JPMorgan Chase Bank, N.A.	Receivables relating to AutoZone, Inc. Factoring Agreement

ASC INDUSTRIES, INC.	OH	6/4/2009	OH00135168268	Orbian Financial Services, LLC	Receivables relating to AutoZone, Inc. Factoring Agreement

ASC INDUSTRIES, INC.	OH	8/27/2009	OH00136858676	Wachovia Bank, National Association	Receivables relating to AutoZone Parts, Inc., AutoZone, Inc., and their respective subsidiaries and affiliates Factoring Agreements

ASC INDUSTRIES, INC.	OH	12/1/2009	OH00138736640	Deutsche Bank	Receivables relating to AutoZone Inc., Factoring Agreement	Amendment 12/11/09 & 3/23/10

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
ASC INDUSTRIES, INC.	OH	7/7/2010	OH00143442199	Engel Machinery Inc.	Certain Equipment

CHAMPION LABORATORIES, INC.	DE	6/5/2002	2165344 7	General Electric Capital Corporation	Receivables relating to Honeywell International Inc. Factoring Agreement	Continuation Filed 1/10/07

CHAMPION LABORATORIES, INC.	DE	7/6/2006	6232386 3	Leasenet Group, LLC	Certain Equipment

CHAMPION LABORATORIES, INC.	DE	12/3/2007	2007 4547385	Motion Industries, Inc.	Certain Consigned Maintenance, repair and operational assets, including, materials, parts, equipment, supplies and other tangible personal property, held for resale, use or consumption.	Amendment Filed 12/3/07

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
CHAMPION LABORATORIES, INC.	DE	6/3/2008	2008 1882404	Wells Fargo Financial Leasing, Inc.	Certain Equipment

CHAMPION LABORATORIES, INC.	DE	7/1/2008	2008 2244133	Wells Fargo Financial Leasing Inc.	Certain Equipment

CHAMPION LABORATORIES, INC.	DE	10/3/2008	2008 3354675	Wells Fargo Financial Leasing Inc.	Certain Equipment

CHAMPION LABORATORIES, INC.	DE	6/24/2009	2009 2030333	Leasenet Group, LLC	Certain Equipment

CHAMPION LABORATORIES, INC.	DE	9/13/2010	2010 3171539	Leasenet Group, LLC	Certain Equipment

POS SALES CORP NO. 7, INC.	DE	12/13/2004	OH00084503228	SunTrust Bank	Receivables relating to AutoZone, Inc. Factoring Agreement	Continuation Filed 6/18/2009

UCI — AIRTEX HOLDINGS, INC.	DE	1/5/2004	4001736 0	Cisco Systems Capital	Certain Equipment	Continuation Filed 12/9/08 Amendment Filed 3/15/10

UNITED COMPONENTS, INC.	DE	10/12/2007	3852083	AT&T Capital Services, Inc.	Certain Equipment

UNITED COMPONENTS, INC.	DE	11/27/2010	4466677	AT&T Capital Servies, Inc.	Certain Equipment

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
WELLS MANUFACTURING, L.P.	DE	5/4/2007	2007 1689545	Orbian Financial Services, LLC	Receivables relating to AutoZone, Inc. Factoring Agreement

WELLS MANUFACTURING, L.P.	DE	9/11/2007	2007 3433215	Suntrust Bank	Receivables relating to AutoZone, Inc. Factoring Agreement	Amendment Filed 02/14/08

WELLS MANUFACTURING, L.P.	DE	5/23/2008	2008 1790482	Branch Banking and Trust Company	Receivables relating to AutoZone, Inc. Factoring Agreement

WELLS MANUFACTURING, L.P.	DE	10/6/2008	2008 3367917	Branch Banking and Trust Company	Receivables relating to General Parts, Inc. Factoring Agreement

WELLS MANUFACTURING, L.P.	DE	10/16/2008	2008 3501028	Citibank, N.A.	Receivables relating to AutoZone, Inc. Factoring Agreement	Amendment Filed 12/9/09

WELLS MANUFACTURING, L.P.	DE	12/15/2008	2008 4161764	JPMorgan Chase bank, N.A.	Receivables relating to AutoZone, Inc. Factoring Agreement

Debtor	State	Original File Date	Original File Number	Secured Party	Collateral	Related Filings
WELLS MANUFACTURING, L.P.	DE	8/7/2009	2009 2540745	Wachovia Manufacturing, L.P.	Receivables relating to AutoZone, Inc., AutoZone Parts, Inc., and their respective subsidiaries and affiliates Factoring Agreement

WELLS MANUFACTURING, L.P.	DE	12/11/2009	2009 3969034	Deutsche Bank	Receivables relating to Factoring Arrangement	Amendment Filed 3/23/10

Schedule 6.04(k)
to the Credit Agreement
Existing Investments
1.	Loan between ASC (Tianjin) Auto Parts Inc., as debtor, and ASC Industries, Inc. dated as of September 1, 2008, in the amount of $5,000,000.

2.	ASC (Tianjin) Auto Parts Inc. loan to Yanzhou ASC Liancheng Industries Co., Ltd. dated May 2010 in the amount of RMB 17,000,000.

3.	Talleres Mecanicos Monsterrat, S.A. de C.V. notes receivable from several customers in the aggregate amount of approximately $500,000.

4.	Airtex Products, S.A. investments in Cash Equivalents of approximately €2,800,000 with Caja Immaculada.

5.	United Components, Inc. investment with Merrill Lynch, Pierce, Fenner & Smith Incorporated of approximately $169 million (as of January 13, 2011) and expected to be less than $30 million after the closing of the Acquisition.

Schedule 6.06(b)
to the Credit Agreement
Existing Encumbrances
1.	Advance Auto Partners Factoring Arrangements

2.	AutoZone Factoring Arrangement

3.	CarQuest Factoring Arrangement

4.	NAPA Factoring Arrangement

5.	O’Reilly Factoring Arrangement

6.	Lease (51180 Celeste Drive, Shelby Twp., Michigan) between D’Agostini Land Company and Champion Laboratories, Inc., covering leased real property.

7.	Lease (740 A Palmyrita Ave., Riverside, California) between PDC Properties and Champion Laboratories, Inc., covering leased real property.

8.	Master Equity Lease Agreement, dated January 2, 2007, between Enterprise Leasing Company of St. Louis and United Components, Inc., as amended.

9.	Master Lease Agreement, dated September 18, 2007, between AT&T Capital Services, Inc. and United Components, Inc., as amended.

Schedule 6.07
to the Credit Agreement
Transactions with Affiliates
None.

EXHIBIT A
[FORM OF]
ADMINISTRATIVE QUESTIONNAIRE
UCI INTERNATIONAL, INC.

Agent Information	Agent Closing Contact
Credit-Suisse AG	Fay Rollins
Eleven Madison Avenue	Tel: (212) 325-9041
New York, NY 10010	Fax: (212) 538-9120
Email: agency.loanops@credit-suisse.com	Desktop: (212) 743-1422
E-Mail: fay.rollins@credit-suisse.com
Agent Wire Instructions
Recipient: Credit Suisse AG, Cayman Islands Branch
Bank: BANK OF NEW YORK, NY
ABA Number:
Account Name:
Account Number:

Lender Domestic Address	Lender Eurodollar Address

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.
Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement	☐ Yes	☐ No

•	Coming in via Assignment	☐ Yes	☐ No
Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)
Lender Parent:

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Lender’s Domestic Wire Instruction

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

3

Tax Documents
NON-U.S. LENDER INSTITUTIONS:
I. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.
Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

4

EXHIBIT B
[FORM OF]

ASSIGNMENT AND ACCEPTANCE
          This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Reference is made to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (to be merged with and into UCI INTERNATIONAL, INC.), UCI INTERNATIONAL, INC., a Delaware Corporation (as successor by merger to UNCLE ACQUISITION 2010 CORP), UCI HOLDINGS LIMITED, a New Zealand limited liability company, UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation, UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation, the Subsidiary Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent, receipt of a copy of which is hereby acknowledged by the Assignee.
          Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein have the meanings specified in the Credit Agreement. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including participations in any Letters of Credit or Swingline Loans issued or made under such facility), (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above and (iii) all of the Assignor’s rights and obligations in its capacity as a Secured Party under the Credit Agreement, a First Lien Secured Party under the First Lien Intercreditor

Agreement (if then in effect) or a Senior Secured Party under the Second Lien Intercreditor Agreement (if then in effect) and any other documents or instruments delivered pursuant thereto (the rights and obligations sold and assigned pursuant to clauses (i), (ii) and (iii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.
1.	Assignor (the “Assignor”):
2.	Assignee (the “Assignee”):

Assignee is an Affiliate of: [Name of Lender]

Assignee is a Related Fund of: [Name of Lender]
3.	Assignee’s Address for Notices:
4.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned
	Commitment/Loans of	Commitment/Loans	of Commitment/
Facility	all Lenders	Assigned	Loans
Term Loans	$	$	%
Revolving Credit Facility	$	$	%
Effective Date:

2

     The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], AS ASSIGNOR,
by
Name:
Title:

[NAME OF ASSIGNEE], AS ASSIGNEE,
by
Name:
Title:

[CONSENTED TO AND] ACCEPTED: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, AS ADMINISTRATIVE AGENT[, SWINGLINE LENDER AND ISSUING BANK][1],
by
Name:
Title:

by
Name:
Title:

[CONSENTED TO]: [BORROWER(S)][UCI INTERNATIONAL, INC., AS LOAN PARTIES’ AGENT ON BEHALF OF THE BORROWERS][2],
by
Name:
Title:

[1]	To the extent such consents are required under the definition of “Eligible Assignee” and Section 9.04(b) of the Credit Agreement.

[2]	To the extent such consents are required under Section 9.04(b) of the Credit Agreement.

3

[ ], AS ISSUING BANK[3],
by
Name:
Title:

[3]	To the extent such consents are required under the definition of “Eligible Assignee” and Section 9.04(b) of the Credit Agreement.

4

Annex I
CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE1
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or, to the extent executed and delivered, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of each of the Borrowers or any of their subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrowers or any of their subsidiaries or Affiliates or any other Person of any of their obligations under the Credit Agreement or, to the extent executed and delivered, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.
     1.2. Assignee.
     (a) The Assignee represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and a party to the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement (in each case, to the extent executed and delivered), (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of (A) the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender under the Credit Agreement, (B) to the extent executed and delivered, the First Lien Intercreditor Agreement as a First Lien Secured Party thereunder and (C) to the extent executed and delivered, the Second Lien Intercreditor Agreement as a Senior Secured Party thereunder, (iv) it has received a copy of (A) the Credit Agreement and (B) to the extent executed and delivered, each of the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) of the Credit Agreement or delivered pursuant to Section 5.04 of the Credit Agreement,

[1]	Form to include changes and additions necessary to comply with applicable foreign laws.

and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender and (v) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.20 of the Credit Agreement, duly completed and executed by the Assignee.
     The Assignee agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, (iii) it hereby appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) to the extent executed and delivered, it will be bound by and become a party to, as if originally named a First Lien Secured Party therein, the First Lien Intercreditor Agreement and (v) to the extent executed and delivered, it will be bound by and become a party to, as if originally named a Senior Secured Party therein, the Second Lien Intercreditor Agreement.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. Place of Performance.
     The parties to this Assignment and Acceptance shall perform their obligations under or in connection with this Assignment and Acceptance exclusively at the Place of Performance (as defined below).
     For the purposes of the above, “Place of Performance” means:
     (a) in relation to any payment under or in connection with this Assignment and Acceptance, the place at which such payment is to be made pursuant to Section 2.19 of the Credit Agreement; and
     (b) in relation to any other obligation or liability under or in connection with this Assignment and Acceptance, the premises of the Administrative Agent in New York or any other place as the Administrative Agent may specify from time to time.
     4. General Provisions. This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission (e.g. “pdf”) shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance and all claims and controversies in connection herewith shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT C
[FORM OF]
BORROWING REQUEST
To: Credit Suisse AG, as Administrative Agent
Eleven Madison Avenue
New York, NY 10010
Attention: Agency Group
[Date]
Ladies and Gentlemen:
          Reference is made to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (to be merged with and into UCI INTERNATIONAL, INC.), UCI INTERNATIONAL, INC., a Delaware Corporation (as successor by merger to UNCLE ACQUISITION 2010 CORP), UCI HOLDINGS LIMITED, a New Zealand limited liability company, UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation, UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation, the Subsidiary Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
[UCI International, Inc., on behalf of,1][Uncle Acquisition 2010 Corp2][UCI International, Inc.][name of additional Borrower] hereby requests (select one):
☐	A Borrowing of new Loans (the “Requested Borrowing”)

[UCI International, Inc., on behalf of,][Uncle Acquisition 2010 Corp3][UCI International, Inc.][name of additional Borrower] requests and instructs the Administrative Agent to make the Requested Borrowing available to such Borrower by (check whichever is applicable):
☐ depositing the same in the following account maintained with Administrative Agent:

[1]	UCI International, Inc. may make a request and sign on behalf of any additional Borrower as Loan Parties’ Agent.

[2]	For the initial Borrowing Request only (which must be made by Uncle Acquisition 2010 Corp).

[3]	For the initial Borrowing Request only (which must be made by Uncle Acquisition 2010 Corp).

☐ wire transfer in accordance with the following wiring instructions:
☐ A conversion of Loans

☐ A continuation of Loans
to be made on the terms set forth below:

(A)	Facility of Borrowing[4]
(B)	Date of Borrowing, conversion or continuation (which is a Business Day)
(C)	Principal amount
(D)	Type of Loan[5]
(E)	Interest Period[6]
(F)	Currency of Loan[7]
The above request has been made to the Administrative Agent by telephone at [       ].

[4]	Term Loan, Incremental Term Loan, Revolving Loan or Incremental Revolving Loan.

[5]	Specify Eurocurrency or Alternate Base Rate.

[6]	Applicable for Eurocurrency Borrowing only.

[7]	If Loans in a currency other than U.S. dollars are permitted under the Credit Agreement at the time.

2

          [[UCI International, Inc., on behalf of,8][Uncle Acquisition 2010 Corp9][UCI International, Inc.][name of additional Borrower] hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the Borrowing, the conditions to borrowing specified in Section 4.01 of the Credit Agreement have been satisfied.]10

[UCI INTERNATIONAL, INC.[, ON BEHALF OF,]] [UNCLE ACQUISITION 2010 CORP] [NAME OF ADDITIONAL BORROWER]
by
Name:
Title:

[8]	UCI International, Inc. may make a request and sign on behalf of any additional Borrower as Loan Parties’ Agent.

[9]	For the initial Borrowing Request only (which must be made by Uncle Acquisition 2010 Corp)

[10]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

3

EXHIBIT B
     GUARANTOR JOINDER1 (this “Joinder”) dated as of [•], 20[•] to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (to be merged with and into UCI INTERNATIONAL, INC.), UCI INTERNATIONAL, INC., a Delaware corporation (as successor by merger to UNCLE ACQUISITION 2010 CORP), UCI HOLDINGS LIMITED, a New Zealand limited liability company, UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation, UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation, the Subsidiary Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent.
          A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          B. The Guarantors have entered into the Credit Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 5.12 of the Credit Agreement provides that additional Subsidiaries may become Subsidiary Guarantors under the Credit Agreement by execution and delivery of an instrument substantially in the form of this Joinder. The undersigned Borrower or Subsidiary (the “New Guarantor”) is executing this Joinder in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor under the Credit Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.
          Accordingly, the Administrative Agent and the New Guarantor agree as follows:
          SECTION 1. In accordance with Section 5.12 of the Credit Agreement, the New Guarantor by its signature below becomes a Subsidiary Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (i) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Subsidiary Guarantor thereunder and (ii) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. Each reference to a “Subsidiary Guarantor” in the Credit Agreement shall be deemed to

[1]	Form to include changes and additions necessary to comply with applicable foreign law.

include the New Guarantor. The Credit Agreement is hereby incorporated herein by reference.2
          SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          SECTION 3. The New Guarantor is a company duly organized under the law of [name of relevant jurisdiction]. The guarantee of the New Guarantor giving a guarantee other than in respect of its subsidiary is subject to the following limitations: [insert any applicable limitation.]
          SECTION 4. The New Guarantor confirms that no Default has occurred or would occur as a result of the New Guarantor becoming a Subsidiary Guarantor under the Credit Agreement.
          SECTION 5. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Administrative Agent shall have received counterparts of this Joinder that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Joinder by facsimile transmission or other electronic transmission (e.g. “pdf”) shall be as effective as delivery of a manually signed counterpart of this Joinder.
          SECTION 6. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.
          SECTION 7. THIS JOINDER AND ALL CLAIMS AND CONTROVERSIES IN CONNECTION HEREWITH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 8. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable

[2]	To include New Guarantor’s agreement to be bound by and become party to the First Lien Intercreditor Agreement (to the extent in effect at the time) and the Second Lien Intercreditor Agreement (to the extent in effect at the time).

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provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9. All communications and notices hereunder shall (except as otherwise expressly permitted by the Credit Agreement) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the New Guarantor shall be given to it in care of Holdings as provided in Section 9.01 of the Credit Agreement.
          SECTION 10. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Joinder, including the fees, other charges and disbursements of counsel for the Administrative Agent.

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          IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Joinder to the Credit Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR],
by
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,
by
Name:
Title:

by
Name:
Title:

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EXHIBIT E
Agreed Security Principles
(A)	Considerations
1.	The security that will be provided in support of the Obligations (as defined in the Credit Agreement or, following the incurrence of any Additional Senior Secured Indebtedness, the First Lien Intercreditor Agreement) will be given in accordance with certain security principles (the “Security Principles”) set forth below.

2.	The Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining effective security from the Loan Parties. However, it is acknowledged that to the extent the Security Principles conflict with the specific provisions of any Loan Document (other than those explicitly qualified by these Security Principles), the provisions of such Loan Document will prevail. For purposes of the Security Principles, “Loan Documents” shall mean, (i) (x) prior to the effectiveness of the First Lien Intercreditor Agreement, the “Loan Documents” as defined in the Credit Agreement and (y) upon the effectiveness of the First Lien Intercreditor Agreement, the “Secured Credit Documents” as defined therein and (ii) any other document designated by the Loan Parties’ Agent and the Applicable Authorized Representative (as defined below) as a Loan Document.

3.	For purposes of the Security Principles, “value” refers to fair market value, provided that if no fair market value is readily ascertainable, value shall refer to book value determined in accordance with GAAP (as defined in the Credit Agreement) (consistently applied), as of the date of the most recently ended fiscal quarter for which financial statements are available.

4.	For the purposes of the covenants set forth in the Loan Documents, the Applicable Authorized Representative shall make all determinations on behalf of the Secured Parties with respect to these Security Principles. For purposes of the Security Principles, the “Applicable Authorized Representative” shall refer to (i) prior to the effectiveness of the First Lien Intercreditor Agreement, the Administrative Agent and (ii) upon the effectiveness of the First Lien Intercreditor Agreement, the “Applicable Authorized Representative” as defined therein.
The Security Principles are as follows:
(a)	general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims, exchange control restrictions and similar principles may limit the ability of a Loan Party to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise; the Loan Parties will use reasonable endeavours to provide the maximum permissible credit support and to assist in demonstrating that adequate corporate benefit accrues to any relevant Loan Party;

(b)	the list of entities required to provide guarantees and the security and extent of its perfection may be limited where the Applicable Authorized Representative reasonably determines in consultation with the Loan Parties that the cost to the Loan Parties (including for the avoidance of doubt, any material tax costs to the Loan Parties taken as a whole) of providing guarantees and security is excessive in relation to the benefit accruing to the Secured Parties;

(c)	any assets subject to third party arrangements which are permitted by the Loan Documents and which prevent those assets from being subject to a Lien will not be subject to a Lien in any relevant Security Document, provided that reasonable endeavours to obtain consent to such Lien shall be used by the relevant Loan Party if the relevant asset is material and if seeking such consent will not adversely affect the business of the Loan Parties or their commercial relationships;

(d)	guarantees and security will not be required from companies that are not wholly owned (such term, as used throughout these Security Principles, to exclude directors’ qualifying shares and similar insignificant minority ownership interests) by any Loan Party. Where security is provided by a wholly owned subsidiary of any Loan Party (whether direct or indirect) and such subsidiary subsequently ceases to be wholly owned but remains a subsidiary, there shall be no requirement for the release of such guarantee or security;

(e)	Holdings and its subsidiaries (collectively, the “Group”) will not be required to grant guarantees or enter into Security Documents if it would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer, provided that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle and provided further that the above limitation shall be assessed in respect of the obligations of such member of the Group under the Loan Documents generally and not just the guarantee or security being granted by that member of the Group;

(f)	Subsidiaries will not be required to grant guarantees or enter into Security Documents where there would be a significant tax disadvantage in doing so. Without limiting the generality of the foregoing, no Subsidiary shall be required to give a guarantee or a pledge of its assets if such Subsidiary is a “controlled foreign corporation” for U.S. federal income tax purposes or a Foreign Subsidiary Holding Company and in no event shall more than 65% of the total outstanding voting equity interests of such Subsidiary be required to be pledged;

(g)	perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Loan Documents therefor or (if earlier or to the extent no such time periods are specified in the Loan Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents;

(h)	the Collateral Agent (acting in its own right or on behalf of the relevant Secured Parties) shall be able to enforce the security granted by the Security Documents without any restriction from (i) the constitutional documents of any Loan Party, to the extent that such restrictions can be removed under relevant law, (ii) any Loan Party which is or whose assets are the subject of such Security Document (but subject to any inalienable statutory or common law rights which the Loan Parties may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant Security Document, to the extent that it is within the power of the Loan Parties to ensure that such restrictions do not apply;

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(i)	the maximum secured amount may be limited to minimize stamp duty, notarisation, registration or other applicable fees, taxes and duties;

(j)	where a class of assets to be secured by a Loan Party includes material and immaterial assets, the Loan Party and the Applicable Authorized Representative may agree a threshold in respect of such assets and direct the Collateral Agent to act accordingly;

(k)	the only owned real property owned by Holdings and its Subsidiaries required to be pledged at Closing or as soon as reasonably practicable thereafter will be the real property set forth in Schedule 1.01(b) to the Credit Agreement. After the Closing, neither Holdings nor any of its Subsidiaries will be required to pledge any real property owned by Holdings or such Subsidiaries unless the value of such real property exceeds $5.0 million. Neither Holdings nor any of its Subsidiaries will be required to pledge any property in which it has a leasehold interest;

(l)	unless granted under a global Security Document governed by the law of the jurisdiction of a Loan Party or New York law, all security (other than share security over subsidiaries of a Loan Party) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Loan Party, provided that for certain receivables security, such security may be governed by the law of the jurisdiction of incorporation or domicile of the creditor or the law that governs the underlying receivable;

(m)	other than where intellectual property is secured by a floating charge or other similar all-asset security interest, security interests need only be granted for intellectual property with a value greater than $1.0 million. Security interests in intellectual property will be registered solely in the jurisdiction of incorporation of the Loan Party that owns such intellectual property, provided that, with respect to intellectual property that is material to the Loan Party, to the extent the registration of a security interest in or the taking of any other commercially reasonable actions with respect to, such intellectual property in any other jurisdiction is necessary to ensure that the Secured Parties would be able to realize upon the value of the secured intellectual property in the event of enforcement action, such registration or other actions will be taken in such other jurisdiction as the Collateral Agent may reasonably request taking into account the cost to the Loan Parties of such registration in relation to the benefit accruing to the Secured Parties;

(n)	security interests will be taken over only those insurance policies of the Loan Parties that are material to the Group as a whole, as reasonably determined by the Applicable Authorized Representative;

(o)	other than where equipment is secured by a floating charge or other similar all-asset security interest, security interests need only be granted for manufacturing equipment with a value greater than $250,000;

(p)	security interests will be provided over the equity of any subsidiary that is not a Loan Party only if (i) (A) as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, it had gross assets (excluding intra group items but including investments in Subsidiaries) in excess of 1.0% of Consolidated Total Assets and (B) for the period of four consecutive fiscal quarters of Holdings most recently ended for which financial statements are available, it had earnings before interest, tax,

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depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 1.0% of the Consolidated EBITDA and (ii) such subsidiary is not a “controlled foreign corporation” for U.S. federal income tax purposes; and
(q)	no security interest will be provided over the equity of any subsidiary that (a) does not conduct any business operations, (b) has assets with a book value not in excess of $100,000 and (c) does not have any indebtedness outstanding.
For the avoidance of doubt, in these Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or for the continuance of any security, stamp duties, out-of-pocket expenses and other fees and expenses directly incurred by the relevant grantor of security or any of its direct or indirect owners, subsidiaries or Affiliates.
(B)	Obligations to be Secured
5.	Subject to (A) (Considerations) and to paragraph 2 below, the obligations to be secured are the Obligations.
(C)	General

Where appropriate, defined terms in the Security Documents should mirror those in the U.S. Collateral Agreement or the Credit Agreement, as applicable, or, following the incurrence of any Additional Senior Secured Indebtedness, the First Lien Intercreditor Agreement.
(D)	Guarantors and Security

Each guarantee will be an upstream, cross-stream and downstream guarantee of all the Obligations, subject to the requirements of the Security Principles in each relevant jurisdiction. Subject to the Security Principles, the security will secure all of the Obligations.

Subject to these Security Principles, the security package shall include stock and other membership interests issued by a Loan Party and intercompany and trade receivables, bank accounts (and amounts on deposit therein), intellectual property, insurance, real estate, inventory and equipment, in each case owned by a Loan Party, and, in jurisdictions where an “all asset” security interest can be created in a security document, security over all assets shall, subject to the Loan Documents, be given by the Loan Parties formed in that jurisdiction.

To the extent possible, all security shall be given in favour of the Collateral Agent and not the Secured Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the First Lien Intercreditor Agreement and not the individual Security Documents unless required under local laws. To the extent possible, the grant of security in the collateral shall be structured, documented or otherwise implemented in a manner so that there should be no action required to be taken in relation to the security when any Secured Party transfers an interest in the Loan Documents to another party. To the extent such action is required, the Applicable Authorized Representative shall not require the Collateral Agent to obtain security in such asset giving rise to the requirement for such action upon a transfer of an interest in the Loan Documents to another party.

The Loan Parties will be required to pay the reasonable costs of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any transfer by a

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Secured Party to a new Secured Party on or prior to the date on which the Administrative Agent notifies Holdings that primary syndication is complete. Otherwise the cost or fee shall be for the account of the transferee Secured Party.
2.	Terms of Security Documents
The following principles will be reflected in the terms of any security taken as part of this transaction:
(a)	the security will be first ranking, to the extent possible;

(b)	security will (to the extent possible under local law) not be enforceable unless an Event of Default (as defined in the Credit Agreement or, following the incurrence of any Additional Senior Secured Indebtedness, the First Lien Intercreditor Agreement) has occurred that is continuing;

(c)	any representations, warranties or undertakings which are required to be included in any Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in the applicable Loan Documents) the commercial deal set out in the Loan Documents (save to the extent that the applicable local counsel agree that it is necessary to include any further provisions (or deviate from those contained in the Loan Documents) in order to protect or preserve the security granted to the Secured Parties);

(d)	the provisions of each security document will not be unduly burdensome on the relevant Loan Party granting such security or interfere unreasonably with the operation of its business and will be limited to those required to create effective security and not impose unreasonable commercial obligations;

(e)	information, such as lists of assets, will be provided if and only to the extent (i) required by law to create, enforce, perfect or register the security or (ii) necessary or advisable to enforce the security, provided that such information need not be provided by the Loan Parties pursuant to this subclause (ii) more frequently than annually unless an Event of Default has occurred (or, in the case of third party trade debtors, unless a Default has occurred which is continuing), and in each case that information can be provided without breaching confidentiality requirements or damaging business relationships;

(f)	the Collateral Agent and Secured Parties shall be able to exercise a power of attorney only following the occurrence of an Event of Default or if the relevant Loan Party granting such security has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure;

(g)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured;

(h)	notification of receivables security to third-party trade debtors shall not be given unless a Default has occurred and is continuing and for intercompany receivables notification may be given at the time such security is granted to the extent required by local law to perfect such security or if a Default has occurred and is continuing;

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(i)	in respect of the share pledges, until an Event of Default has occurred, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the subsidiaries of the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Loan Documents;

(j)	in respect of bank accounts (and cash therein), the Collateral Agent agrees with the relevant Loan Party that the Collateral Agent shall not give any instructions or withhold any withdrawal rights from such Loan Party, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur;\

(k)	the Security Documents shall not operate so as to prevent transactions that are permitted under the Loan Documents or to require additional consents or authorizations; and

(l)	each Security Document shall contain a release clause requiring the Collateral Agent to release the security constituted thereby as follows:
(i)	Upon (x) the secured obligations being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the security providers or any other person under any of the Loan Documents or (y) the security provider ceasing to be either a Borrower or a Guarantor (as the case may be), then the Collateral Agent shall, at the request and cost of the Loan Parties, release and cancel the security of such security provider and procure the reassignment to the security provider of the property and assets assigned to the Collateral Agent pursuant to the relevant Security Documents.
(ii)	In connection with (w) any permitted disposal of any property that is subject to a Security Document, (x) any sale or other disposition of any property otherwise permitted by the Loan Documents that is subject to a Security Document, (y) any sale or other disposition of any property that is subject to a Security Document where the Applicable Authorized Representative has consented to the disposal pursuant to the Loan Documents or (z) any sale or any other disposition of any property pursuant to a merger, consolidation, reorganization, winding-up, securitization or sale and leaseback permitted by the Loan Documents, to the extent necessary to ensure that such merger, consolidation, reorganization, winding-up, securitization or sale and leaseback can take place, (x) the Collateral Agent shall, at the request and cost of the Loan Parties, release and cancel the security of such security provider and procure the reassignment to the security provider of the property and assets assigned to the Collateral Agent pursuant to the relevant Security Document, provided that, to the extent that the disposal of such property is a sale or disposition otherwise permitted by the Loan Documents, the property shall be declared to be automatically released from the security with effect from the day of such disposal and (y) the Collateral Agent and the Applicable Authorized Representative shall each do all such acts and execute and deliver all such documents which are reasonably requested by the Loan Parties in order to release such property.

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EXHIBIT F
Form of U.S. Collateral Agreement

EXHIBIT G
Form of First Lien Intercreditor Agreement

EXHIBIT H
Form of Second Lien Intercreditor Agreement

EXHIBIT I
     AFFILIATE SUBORDINATION AGREEMENT dated as of [•], 20[•] (this “Agreement”), among UCI HOLDINGS LIMITED, a New Zealand limited liability company (“Holdings”), the subordinated lenders listed on Schedule I hereto and any additional person that becomes a party hereto as a subordinated lender after the date hereof (each, a “Subordinated Lender” and collectively, the “Subordinated Lenders”), the guarantors listed on Schedule II hereto and any additional person that becomes a party hereto as a guarantor after the date hereof (each, a “Guarantor” and collectively, the “Guarantors”) and CREDIT SUISSE AG, as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined below).
          Reference is made to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (to be merged with and into UCI INTERNATIONAL, INC.), UCI INTERNATIONAL, INC., a Delaware Corporation (as successor by merger to UNCLE ACQUISITION 2010 CORP), Holdings, UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation, UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation, the Subsidiary Guarantors, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          Except as otherwise set forth therein, the ability under Section 6.01(c) of the Credit Agreement of any Loan Party to incur Indebtedness to any Subsidiary that is not a Loan Party is conditioned upon the execution and delivery by such Subsidiary that is not a Loan Party and such Loan Party of an agreement in the form hereof pursuant to which such Subsidiary that is not a Loan Party agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Secured Parties under the Credit Agreement and the other Loan Documents, all on the terms set forth herein.
          Accordingly, each Subordinated Lender, each Guarantor and the Administrative Agent, on behalf of itself and each Secured Party (and each of their respective successors or permitted assigns), hereby agrees as follows:
          Subordination. (m)Each Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations (as defined herein) of each Guarantor shall be subordinate and junior in right of payment to the rights of the Secured Parties in respect of the Obligations of such Guarantor, including all payment obligations in respect of such Guarantor’s Obligations as primary obligor or guarantor of the payment of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, any Borrower or any

Subsidiary whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (collectively, the “Senior Obligations”); provided that, subject to Section 1(b), no Guarantor shall be prohibited from making payments in respect of such Indebtedness (whether on account of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations or otherwise) or be otherwise limited in any manner with respect to such Indebtedness by the terms of this Agreement. For purposes hereof, “Subordinated Obligations” means all obligations of each Guarantor to each Subordinated Lender in respect of Indebtedness, including in respect of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, any Borrower or any Subsidiary whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof, that are required to be subordinated to the Obligations under Section 6.01(c) of the Credit Agreement.
          Each Guarantor and, solely with respect to the Subordinated Obligation in respect of which it is the obligee, each Subordinated Lender agrees that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Guarantor or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender when an Event of Default exists and Holdings has received a written notice from the Required Lenders (or from the Administrative Agent at the request of the Required Lenders) prohibiting any further payment in respect of the Subordinated Obligations, so long as any such Event of Default has occurred and is continuing (provided that such notice shall not be required to be given (and no such payment may be made) if the Event of Default is of the type set forth in paragraph (a), (b), (h) or (i) of Article VII of the Credit Agreement).
          Upon any distribution of the assets of any Guarantor or upon any dissolution, winding up, liquidation or reorganization of any Guarantor, in each case in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Guarantor:
     the Secured Parties shall first be entitled to indefeasibly receive payment in full in cash of the Obligations (whenever arising) before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Guarantor, whether of principal, interest or otherwise; and
     any payment by, or on behalf of, or distribution of the assets of, such Guarantor of any kind or character, whether in cash, securities or other property, to which any Subordinated Lender would be entitled to receive as payment on account of the Subordinated Obligations of such Guarantor except for the

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provisions of this Section 1(c) shall be paid or delivered by the person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Secured Parties, until the indefeasible payment in full in cash of all Obligations to be credited and applied to the Obligations as set forth in the Credit Agreement and the other Loan Documents.
          In the event that any payment by, or on behalf of, or distribution of the assets of, any Guarantor of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise in respect of the Subordinated Obligations, shall be received by or on behalf of any Subordinated Lender at a time when such payment or distribution is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender (segregated from other property of such Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Secured Parties, until the indefeasible payment in full in cash of all Obligations.
          Subject to the prior indefeasible payment in full in cash of the Obligations, each applicable Subordinated Lender shall be subrogated to the rights of the Secured Parties to receive payments or distributions in cash, securities or other property of each applicable Guarantor applicable to the Obligations until all amounts owing on the Obligations shall be indefeasibly paid in full in cash, and, as between and among a Guarantor, its creditors (other than the Secured Parties) and the applicable Subordinated Lenders, no such payment or distribution made to the Secured Parties by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Guarantor on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Secured Parties.
          Waivers and Consents. (n)Each Subordinated Lender, solely in its capacity as a Subordinated Lender, waives, to the fullest extent permitted by applicable law, the right to compel that the Collateral or any other assets or property of any Guarantor or the assets or property of any guarantor of the Obligations or any other Person be applied in any particular order to discharge the Obligations. Each Subordinated Lender, solely in its capacity as a Subordinated Lender, expressly waives, to the fullest extent permitted by applicable law, the right to require the Secured Parties to proceed against any Guarantor, the Collateral or any guarantor of the Obligations or any other Person, or to pursue any other remedy in any Secured Party’s power which such Subordinated Lender cannot pursue, notwithstanding that the failure of any Secured Party to do so may thereby prejudice such Subordinated Lender.
          Each Subordinated Lender waives, to the fullest extent permitted by applicable law, all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, including any nonjudicial foreclosure with respect to security for the Obligations, has impaired the value of such

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Subordinated Lender’s rights of subrogation, reimbursement, or contribution against any Guarantor or any other guarantor of the Obligations or any other Person. Each Subordinated Lender expressly waives, to the fullest extent permitted by applicable law, any rights or defenses it may have by reason of protection afforded to any Guarantor or any other guarantor of the Obligations or any other Person with respect to the Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property Collateral for the Obligations.
          Each Subordinated Lender agrees, to the fullest extent permitted by applicable law, that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Obligations made by a Secured Party may be rescinded in whole or in part by the Secured Party, and any Senior Obligation may be continued, and the Obligations, or the liability of the applicable Guarantor or any other guarantor or any other party upon or for any part thereof, or any Collateral or guarantee under any Loan Document therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.
          Each Subordinated Lender waives, to the fullest extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Obligations. The Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent of the Secured Parties to the creation of the obligations of each Guarantor in respect of the Subordinated Obligations shall be deemed conclusively to have been given, in each case in reliance upon this Agreement, and all dealings between each Guarantor and the Secured Parties shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Secured Parties have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Lender waives, to the fullest extent permitted by applicable law, notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.
          Representations and Warranties. Each Subordinated Lender represents and warrants to the Administrative Agent for the benefit of the Secured Parties that:
     it has the corporate or other organizational power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary corporate or other organizational action to authorize its execution, delivery and performance of this Agreement; and
     this Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such

4

Subordinated Lender, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law);
     the execution, delivery and performance of this Agreement will not violate in any material respect any provision of any requirement of any law applicable to such Subordinated Lender or of any contractual obligation of such Subordinated Lender; and
     no consent or authorization of, filing with, or other act by or in respect of any arbitrator or regulatory body or Governmental Authority and no consent of any Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained or made and are in full force and effect or where the failure to obtain could no reasonably be expected to have a material adverse effect.
          Further Assurances. Each Subordinated Lender and each applicable Loan Party that incurs Indebtedness as a Subordinated Lender, at their own expense and at any time from time to time, upon the written request of the Administrative Agent, will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.
          Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Secured Parties on the one hand and the Subordinated Lenders and the Guarantors on the other, and no other Person (other than the Collateral Agent) shall have any right, benefit or other interest under this Agreement.
          Notices. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 9.01 of the Credit Agreement, provided that any such notice, request or demand to or upon any Guarantor or Subordinated Lender that is not a party to the Credit Agreement shall be addressed to the notice address of Holdings provided in Section 9.01(a) thereof.
          Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (e.g. “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.
          Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in

5

any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).
          Integration. This Agreement is a “Loan Document” and a “Security Document” and represents the agreement of the Guarantors, the Secured Parties and the Subordinated Lenders with respect to the subject matter hereof and there are no promises or representations by any Guarantor, the Secured Parties or any Subordinated Lender relative to the subject matter hereof not reflected herein.
          Amendments in Writing; No Waiver; Cumulative Remedies. (o)None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, each affected Guarantor and each affected Subordinated Lender; provided that any provision of this Agreement may be waived by the Secured Parties in a letter or agreement executed by the Administrative Agent and each affected Subordinated Lender.
          No failure or delay on the part of the Administrative Agent or any Secured Parties, in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each of the Guarantors and each of the Subordinated Lenders and shall inure to the benefit of the Secured Parties and their respective successors and permitted assigns.
          Governing Law; Jurisdiction; Consent to Service of Process. (p)This Agreement and all claims and controversies in connection herewith shall be construed in accordance with and governed by the law of the State of New York.
          Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the

6

Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Subordinated Lender or its properties in the courts of any jurisdiction.
          Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          Each Subordinated Lender hereby irrevocably consents to service of process in the manner provided for notices in Section 6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Additional Subordinated Lenders; Additional Guarantors. Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument substantially in the form of Annex I attached hereto, such Subsidiary shall become a Subordinated Lender or a Guarantor (as specified in such instrument) hereunder with the same force and effect as if originally named herein. The execution and delivery of any such instrument shall not require the consent of any other Subordinated Lender or Guarantor hereunder. The rights

7

and obligations of each Subordinated Lender and each Guarantor herein shall remain in full force and effect notwithstanding the addition of any Subordinated Lender or Guarantor as a party to this Agreement.

8

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

UCI HOLDINGS LIMITED, as Holdings
by
Name:
Title:

9

EACH OF THE SUBORDINATED LENDERS LISTED ON SCHEDULE I,
by
Name:
Title:

10

EACH OF THE GUARANTORS LISTED ON SCHEDULE II,
by
Name:
Title:

11

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,
by
Name:
Title:

by
Name:
Title:

12

Schedule I
Subordinated Lenders

Schedule II
Guarantors

Annex I
     SUPPLEMENT NO. [•] dated as of [•], to the Affiliate Subordination Agreement dated as of [•], 20[•] (the “Affiliate Subordination Agreement”), among Holdings, the subordinated lenders named therein (the “Subordinated Lenders”), the guarantors named therein (the “Guarantors”) and CREDIT SUISSE AG, as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined in the Affiliate Subordination Agreement), for the benefit of the Secured Parties.
     A. Reference is made to the Affiliate Subordination Agreement.
     B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.
     C. Each of the Subordinated Lenders and each of the Guarantors have entered into the Affiliate Subordination Agreement in order to induce the Lenders (as defined in the Credit Agreement) to continue to make extensions of credit under the Credit Agreement and the other Loan Documents. Section 15 of the Affiliate Subordination Agreement provides that Subsidiaries may become Subordinated Lenders or Guarantors under the Affiliate Subordination Agreement by execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Subsidiary [(the “New Subordinated Lender”)] [(the “New Guarantor”)] is executing this Supplement to become a [Subordinated Lender] [Guarantor] under the Affiliate Subordination Agreement in accordance with the terms of the Credit Agreement as consideration for extensions of credit previously made under the Credit Agreement and extensions of credit in the future.
     Accordingly, the Administrative Agent and the New [Subordinated Lender] [Guarantor] agree as follows:
     SECTION 1. In accordance with Section 15 of the Affiliate Subordination Agreement, the New [Subordinated Lender] [Guarantor] by its signature below becomes a [Subordinated Lender] [Guarantor] under the Affiliate Subordination Agreement with the same force and effect as if originally named therein as a [Subordinated Lender] [Guarantor] and the New [Subordinated Lender] [Guarantor] hereby [(a)] agrees to all the terms and provisions of the Affiliate Subordination Agreement applicable to it as a [Subordinated Lender] [Guarantor] thereunder [and (b) makes each representation and warranty contained in Section 3 of the Affiliate Subordination Agreement on and as of the date hereof except for representations and warranties which by their terms refer to a specific date]. Each reference to a [“Subordinated Lender"] [“Guarantor"] in the Affiliate Subordination Agreement shall be deemed to include the New [Subordinated Lender] [Guarantor]. The Affiliate Subordination Agreement is hereby incorporated herein by reference.
     SECTION 2. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New [Subordinated Lender] [Guarantor] and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission (e.g. “pdf”) shall be effective as delivery of a manually executed counterpart of this Supplement.
     SECTION 3. Except as expressly supplemented hereby, the Affiliate Subordination Agreement shall remain in full force and effect.
     SECTION 4. THIS SUPPLEMENT AND ALL CLAIMS AND CONTROVERSIES IN CONNECTION HEREWITH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 5. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Affiliate Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).
     SECTION 6. All communications and notices hereunder shall be in writing and given as provided in Section 6 of the Affiliate Subordination Agreement. All communications and notices hereunder to the New [Subordinated Lender] [Guarantor] shall be given to it at the address set forth under its signature below, with a copy to the Borrowers.

     IN WITNESS WHEREOF, the New [Subordinated Lender] [Guarantor] and the Administrative Agent have duly executed this Supplement to the Affiliate Subordination Agreement as of the day and year first above written.

[NAME OF NEW [SUBORDINATED LENDER] [GUARANTOR]],
by
Name:
Title:
Address:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,
by
Name:
Title:

by
Name:
Title:

EXHIBIT J
Form of Opinion of Debevoise & Plimpton LLP (New York)

EXHIBIT K-1
Form of Opinion of Richards, Layton & Finger, P.A. (Delaware)

EXHIBIT K-2
Form of Opinion of Ballard Spahr LLP (Pennsylvania)

EXHIBIT K-3
Form of Opinion of Tzangas, Plakas, Mannos & Raies, Ltd. (Ohio)

EXHIBIT K-4
Form of Opinion of Russell McVeagh (New Zealand)

EXHIBIT L
[FORM OF]
COMPLIANCE CERTIFICATE
          Reference is made to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (to be merged with and into UCI INTERNATIONAL, INC.), UCI INTERNATIONAL, INC., a Delaware Corporation (as successor by merger to UNCLE ACQUISITION 2010 CORP), UCI HOLDINGS LIMITED, a New Zealand limited liability company (“Holdings”), UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation, UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation, the Subsidiary Guarantors, the lenders from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, as administrative agent. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to thereto in the Credit Agreement. Pursuant to Section 5.04(c) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of Holdings, certifies as follows:
1.	[Attached hereto as Exhibit [A] are the consolidated balance sheet and related statements of income, stockholder’s equity and cash flows as of December 31, 20[•] showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of Holdings and such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers, Grant Thornton or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” section.]

2.	[Attached hereto as Exhibit [B] are the consolidated balance sheet and related statements of income, stockholder’s equity and cash flows as of [•], 20[•] showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of Holdings and such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year. These fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the lack of notes thereto, together with a customary “management discussion and analysis.]

3.	At no time during the period between [•] and [•] (the “Certificate Period”) did a Default or an Event of Default exist. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of this Compliance Certificate) on Annex A attached hereto.]

4.	[The following represent true and accurate calculations, as of the last day of the Certificate Period, to be used to determine whether Holdings, the Borrowers and the Material Subsidiaries are in compliance with the covenant set forth in Section 6.10 of the Credit Agreement:
Capital Expenditures.

Actual Capital Expenditures=	[•]
Maximum permitted Capital Expenditures=	[•]
Supporting detail showing the calculation of Capital Expenditures is attached hereto as Schedule 1. Supporting detail showing the calculation of maximum permitted Capital Expenditures is attached hereto as Schedule 2.][1]

5.	The following represent true and accurate calculations, as of the last day of the Certificate Period, to be used to determine whether Holdings, the Borrowers and the Material Subsidiaries are in compliance with the covenant set forth in Section 6.11 of the Credit Agreement:

Interest Coverage Ratio.

Consolidated Interest Expense=	[•]
Consolidated EBITDA=	[•]
Actual Ratio=	[•] to 1.0
Required Ratio=	[•] to 1.0
Supporting detail showing the calculation of Consolidated Interest Expense is attached hereto as Schedule 3. Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule 4.

[1]	To be given only in respect of fiscal year reports.

2

6.	The following represent true and accurate calculations, as of the last day of the Certificate Period, to be used to determine whether Holdings, the Borrowers and the Material Subsidiaries are in compliance with the covenant set forth in Section 6.12 of the Credit Agreement:

Senior Secured Leverage Ratio.

Total Debt[2]=	[•]
Pledged Cash=	[•]
Consolidated EBITDA=	[•]
Actual Ratio=	[•] to 1.0
Required Ratio=	[•] to 1.0
Supporting detail showing the calculation of Total Debt is attached hereto as Schedule 5. Supporting detail showing the calculation of Pledged Cash is attached hereto as Schedule 6. Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule 4[3].

[2]	To be equal to Total Debt secured by Liens on property of assets or Holdings or any of the Subsidiaries (other than any Additional Junior Secured Indebtedness or Permitted Refinancing Indebtedness in respect thereof).

[3]	Certifications 4, 5 and 6 to be included only in the case of financial statements delivered for fiscal quarters and fiscal years, as applicable, ending on or after June 30, 2011.

3

     IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of Holdings, has executed this certificate for and on behalf of Holdings and has caused this certificate to be delivered this ________ day of _________.

UCI HOLDINGS LIMITED,
by
Name:
Title:

[ANNEX A]1
[Information Relating to Default or Event of Default]

[1]	Annex A to be attached only if required pursuant to paragraph 3.

1

EXHIBIT M
[FORM OF]
SOLVENCY CERTIFICATE
CERTIFICATE OF UCI HOLDINGS LIMITED
     THIS SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with, and pursuant to Section 4.02(p) of, that certain Credit Agreement dated as of January 26, 2011 (the “Credit Agreement”) by and among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (to be merged with and into UCI INTERNATIONAL, INC.), UCI INTERNATIONAL, INC., a Delaware Corporation (as successor by merger to UNCLE ACQUISITION 2010 CORP), UCI HOLDINGS LIMITED, a New Zealand limited liability company, UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation, UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation, the Subsidiary Guarantors, the financial institutions from time to time party thereto as lenders (the “Lenders”), and Credit Suisse AG, as administrative agent (the “Administrative Agent”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.
     The undersigned hereby certifies in his capacity as a Financial Officer of Holdings, as follows:
     1. The undersigned, [•], is the duly qualified and acting Financial Officer of Holdings and in such capacity is the senior financial officer of Holdings and has the responsibility for the management of Holdings’s financial affairs. The undersigned is familiar with Holdings’s and its subsidiaries’ financial and accounting matters and the terms and conditions of the financings proposed to be arranged pursuant to the Credit Agreement and the Transactions proposed to be consummated on the Closing Date.
     2. The undersigned has carefully reviewed the contents of this Certificate and all other information and documentation that the undersigned has determined is reasonably necessary to make the statements contained in this Certificate. The statements made herein are made in good faith and are based upon the personal knowledge of the undersigned, or upon reports and other information given to the undersigned by supervisory personnel of Holdings and its subsidiaries having responsibility for the reports and the information given, and who, in the opinion of the undersigned, are reliable and entitled to be relied upon.

     Based upon the foregoing, the undersigned has reached the following conclusions:
     As of the date hereof, and, after giving effect to the Transactions and after giving effect to the application of the proceeds of all indebtedness incurred on the Closing Date, Holdings and its subsidiaries, on a consolidated basis, are “solvent”. The undersigned understands that, in this context, “solvent” means that: (a) the fair value of the assets of Holdings and its subsidiaries (on a consolidated basis) is in excess of their debts and liabilities, subordinated, contingent or otherwise (on a consolidated basis), (b) the present fair saleable value of the assets of Holdings and its subsidiaries (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise (on a consolidated basis), as such debts and other liabilities become absolute and matured, (c) Holdings and its subsidiaries (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise (on a consolidated basis), as such debts and liabilities become absolute and matured, and (d) Holdings and its subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date. For the purposes of this paragraph, “not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date” and “able to pay their debts and liabilities, subordinated, contingent or otherwise (on a consolidated basis), as such debts and liabilities become absolute and matured” mean that Holdings and its subsidiaries, on a consolidated basis, will be able to generate enough cash from operations, asset dispositions, refinancing, or a combination thereof, to meet their obligations (including all “contingent and other liabilities”) as they become due.

2

     The undersigned understands that the Lenders and the Administrative Agent are relying upon the foregoing statements in this Certificate in connection with the consummation of the Transactions.
     Executed as of [•].

Name:	[•]
Title:	Financial Officer

3

EXHIBIT N-1
[FORM OF]
     BORROWING SUBSIDIARY AGREEMENT dated as of [●], 20[●], among UCI INTERNATIONAL, INC., a Delaware corporation, UCI HOLDINGS LIMITED, a New Zealand limited liability company, [Name of Borrowing Subsidiary], a [ ] (the “New Borrowing Subsidiary”) and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”)1.
     Reference is hereby made to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (to be merged with and into UCI INTERNATIONAL, INC.), UCI INTERNATIONAL, INC., a Delaware Corporation (as successor by merger to UNCLE ACQUISITION 2010 CORP), UCI HOLDINGS LIMITED, a New Zealand limited liability company, UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation, UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation, the Subsidiary Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     Pursuant to Section 9.19 of the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Revolving Loans, Incremental Term Loans or Incremental Revolving Loans to any Wholly Owned Subsidiary of Holdings or of any Borrower that Holdings or such Borrower shall designate as a Borrower and Holdings, the Borrowers and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrower. Holdings and the Borrowers represent that the New Borrowing Subsidiary is a Wholly Owned Subsidiary of Holdings or one of the Borrowers. Each of Holdings, the Borrowers and the New Borrowing Subsidiary represents and warrants that the representations and warranties of Holdings and the Borrowers in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. Holdings and the Borrowers agree that the Guarantees of the Guarantors contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of Holdings, the Borrowers and the New Borrowing

[1]	To add reference to any Borrower previously designated to be a Borrower pursuant to a Borrowing Subsidiary Agreement.

Subsidiary and, if the New Borrowing Subsidiary is not already a Loan Party, upon such New Borrowing Subsidiary becoming a Loan Party by executing the Guarantor Joinder and each applicable Loan Document in favor of the Collateral Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrower” for all purposes of the Credit Agreement.
     [In accordance with Section 9.19(c) of the Credit Agreement, [Revolving Loans][Swingline Loans] may be made to, and Letters of Credit are to be issued for the account of, the New Borrowing Subsidiary in [specify applicable currency]. In connection therewith, the following provisions shall be deemed to be incorporated by reference in the Credit Agreement: [•2]]3
     This Agreement and all controversies and claims in connection herewith shall be governed by and construed in accordance with the laws of the State of New York.

[2]	[Applicable administrative, rate setting and other loan funding and payment provisions to be included, subject to agreement by the Administrative Agent.]

[3]	Delete if not applicable.

2

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

UCI INTERNATIONAL, INC.,
by
Name:
Title:

UCI HOLDINGS LIMITED[4],
by
Name:
Title:

[•],
by
Name:
Title:

[•],
by
Name:
Title:

[•],
by
Name:
Title:

[4]	To add signature block for any Borrower previously designated to be a Borrower pursuant to a Borrowing Subsidiary Agreement.

3

[•],
by
Name:
Title:

[•],
by
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],
by
Name:
Title:

4

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Swingline Lender and Issuing Bank,
by
Name:
Title:

by
Name:
Title:

5

EXHIBIT N-2
[FORM OF]
BORROWING SUBSIDIARY TERMINATION
Credit Suisse AG,
as Administrative Agent
for the Lenders referred to below
Eleven Madison Avenue
New York, NY 10010
[Date]
Ladies and Gentlemen:
     UCI HOLDINGS LIMITED, a New Zealand limited liability company (“Holdings”), refers to the Credit Agreement dated as of January [•], 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (to be merged with and into UCI INTERNATIONAL, INC.), Holdings, UCI INTERNATIONAL, INC., a Delaware Corporation (as successor by merger to UNCLE ACQUISITION 2010 CORP), UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation, UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation, the Subsidiary Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     Holdings hereby terminates the status of [•] (the “Terminated Borrowing Subsidiary”) as a Borrower under the Credit Agreement. [Holdings represents and warrants that no Loans made to, or Letters of Credit issued for the account of, the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [Holdings acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as the principal of and interest on each Loan made to the Terminated Borrowing Subsidiary, all Fees and all other expenses or amounts (other than indemnification and other contingent obligations for which no claim has been made) payable by the Terminated Borrowing Subsidiary under any Loan Document shall have been paid in full and all Letters of Credit issued for the account of the Terminated Borrowing Subsidiary have been canceled or have expired (unless cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings or to request additional Letters of Credit under the Credit Agreement.]

     This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours, UCI HOLDINGS LIMITED,
by
Name:
Title:

[TERMINATED BORROWING SUBSIDIARY],
by
Name:
Title:

2

EXHIBIT O
Form of Additional Secured Party Acknowledgment31
     To: Credit Suisse AG, as Administrative Agent, the Issuing Banks, the Lenders, the other Secured Parties, in each case as defined in and under the Credit Agreement (as defined below) and Wilmington Trust FSB, as collateral agent [and the secured parties under the First Lien Intercreditor Agreement][and Second Lien Intercreditor Agreement (in each case as defined in the Credit Agreement)]
     From: UCI INTERNATIONAL, INC. and [NAME OF ADDITIONAL SECURED PARTY]
     Date: [           ]
     Reference is made to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UNCLE ACQUISITION 2010 CORP, a Delaware corporation (to be merged with and into UCI INTERNATIONAL, INC.), UCI INTERNATIONAL, INC., a Delaware Corporation (as successor by merger to UNCLE ACQUISITION 2010 CORP), UCI HOLDINGS LIMITED, a New Zealand limited liability company, UCI ACQUISITION HOLDINGS (NO. 1) CORP, a Delaware corporation, UCI ACQUISITION HOLDINGS (NO. 2) CORP, a Delaware corporation, the Subsidiary Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent.
     Capitalized terms used and not defined herein have the meanings set forth in the Credit Agreement.
     The undersigned certifies that [NAME OF ADDITIONAL SECURED PARTY] (the “Additional Secured Party”) has entered into, or proposes to enter into, one or more [hedge agreements][cash management arrangements] with one or more Subsidiaries as a [Hedge Provider][and][Cash Management Bank] as set forth below and, in the case of any Cash Management Bank, pursuant to which the maximum aggregate principal amount that may be secured as Obligations under each such arrangement at any time shall not exceed the amounts set forth below as such amounts may be modified from time to time upon notice to the Administrative Agent and the Collateral Agent from the Loan Parties’ Agent and the Additional Secured Party; provided that such notice shall include a certification by a Financial Officer of Holdings that, at the time of and after giving effect to the modification, (a) Holdings and the Subsidiaries are in compliance with Sections 6.01 and 6.02 of the Credit Agreement and (b) the

[31]	Form to include changes and additions necessary to comply with applicable foreign law.

aggregate amount of Cash Management Obligations secured as Obligations does not exceed $35,000,000.

Name of Secured Party (Type of Secured Party)	Type of Arrangement	Amount Secured as Obligations
     The undersigned agrees that it shall not have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof (subject, in the case of the Collateral, to the provisions of the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement (in each case, to the extent in effect at the time)). The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and, to the extent in effect at the time, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, (b) acknowledges that it will, by signing below, be a [Hedge Provider][and][Cash Management Bank] under the Credit Agreement and that it will take no actions contrary to the provisions thereof, (c) agrees that it will be bound as a “First Lien Secured Party” by the First Lien Intercreditor Agreement (to the extent in effect at the time) and as a “Senior Secured Party” by the Second Lien Intercreditor Agreement (to the extent in effect at the time) as if it had been an original party thereto, and will take no actions contrary to the provisions thereof and (d) acknowledges and agrees that any amendment, restatement, waiver, supplement, or other modification of any Loan Document (other than (x) this Additional Secured Party Acknowledgment and (y) Section 9.10, Section 9.20 or Article X of the Credit Agreement but in the case of clause (y) only to the extent such amendment, restatement, waiver, supplement, or other modification has a direct and adverse effect on the undersigned) or extension, renewal, refinancing or replacement of any Indebtedness under the Credit Agreement shall not be subject to its consent. The undersigned further acknowledges that, pursuant to the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement (in each case, to the extent in effect at the time), the Collateral Agent will have the sole right to proceed against the Collateral, and that, to the extent in effect at the time, the provisions of the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement may, in certain circumstances, limit the ability of Administrative Agent to direct the Collateral Agent. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party or

2

Secured Parties in its or their respective individual capacities), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition. The undersigned will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Secured Parties and shall not afford any right to, or constitute a defense available to, any Loan Party.32
     Each of the undersigned acknowledges and agrees that the Additional Secured Party shall have all of the rights of (a) a [Hedge Provider] [and][Cash Management Bank] and Secured Party under the Credit Agreement, (b) a First Lien Secured Party under the First Lien Intercreditor Agreement (to the extent in effect at the time) and (c) a Senior Secured Party under the Second Lien Intercreditor Agreement (to the extent in effect at the time) and [Additional Secured Party] shall constitute a “[Hedge Provider][Cash Management Bank]” and “Secured Party” for purposes of the Credit Agreement, a “First Lien Secured Party” for purposes of the First Lien Intercreditor Agreement and a “Senior Secured Party” for purposes of the Second Lien Intercreditor Agreement.
     The address, fax number and attention details for communications to [ADDITIONAL SECURED PARTY] are as follows:
     [          ]
     This Acknowledgment and all claims and controversies in connection herewith shall be construed in accordance with and governed by the laws of the State of New York.

[32]	To the extent the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement are executed, include acknowledgment and ratification of the Administrative Agent’s and Collateral Agent’s entry into such agreements on behalf of themselves, the undersigned and other holders of Obligations.

3

     This Additional Secured Party Acknowledgment has been duly executed by the undersigned as of the date first written above.

[ ], as a [Hedge Provider][Cash Management Bank],
by
Name:
Title:

[ ], as an authorized representative of its Affiliates, as a [Hedge Provider][Cash Management Bank],
by
Name:
Title:

4

Acknowledged and agreed as of this___ day of ____________, 20__.

UCI INTERNATIONAL, INC., as Loan Parties’ Agent,
by
Name:
Title:

5

Acknowledged and agreed as of this___ day of____________, 20__.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,
by
Name:
Title:

by
Name:
Title:

6

Acknowledged and agreed as of this ___ day of ____________, 20__.

WILMINGTON TRUST FSB, as Collateral Agent,
by
Name:
Title:

7